Exhibit 10.1

Published CUSIP Number:
AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of February 10, 2010
among
CROSSTEX ENERGY, L.P.,
as the Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent
and
L/C Issuer,
WELLS FARGO BANK, N.A.,
ROYAL BANK OF CANADA,
and
BNP PARIBAS,
as Co-Syndication Agents,
and
The Other Lenders Party Hereto
BANC OF AMERICA SECURITIES LLC,
as
Sole Lead Arranger and Sole Book Manager

-i-

5.04 Binding Effect	62
5.05 Financial Statements; No Material Adverse Effect	62
5.06 Litigation	63
5.07 No Default	63
5.08 Ownership of Property; Liens	63
5.09 Environmental Compliance	63
5.10 Insurance	63
5.11 Taxes	63
5.12 ERISA Compliance	64
5.13 Subsidiaries; Equity Interests	64
5.14 Margin Regulations; Investment Company Act	64
5.15 Disclosure	65
5.16 Compliance with Laws	65
5.17 Taxpayer Identification Number	65
5.18 Intellectual Property; Licenses, Etc.	65
5.19 Solvency	65
5.20 Ownership	66
5.21 Real Property Interests; Description of Real Property Interests	66
5.22 Use of Proceeds	66
5.23 Commodity Contracts	66

ARTICLE VI AFFIRMATIVE COVENANTS	66
6.01 Financial Statements	66
6.02 Certificates; Other Information	67
6.03 Notices	69
6.04 Payment of Taxes, Etc.	70
6.05 Preservation of Existence, Etc.	70
6.06 Maintenance of Properties	70
6.07 Maintenance of Insurance	71
6.08 Compliance with Laws	71
6.09 Books and Records	71
6.10 Inspection Rights	71
6.11 Use of Proceeds	71
6.12 Additional Material Subsidiaries; Additional Security	72
6.13 Compliance with Environmental Laws	72
6.14 Environmental Remediation and Indemnification	73
6.15 Newly Acquired Real Property	73
6.16 Deposit Accounts, Disbursement Accounts and Other Cash Management Accounts	74
6.17 Clean Down Period	74
6.18 Post-Closing Requirements	74

ARTICLE VII NEGATIVE COVENANTS	75
7.01 Liens	75
7.02 Investments	78
7.03 Indebtedness	79
7.04 Fundamental Changes; Acquisitions	80

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7.05 Dispositions	82
7.06 Restricted Payments	83
7.07 Change in Nature of Business	84
7.08 Transactions with Affiliates	84
7.09 Burdensome Agreements	84
7.10 Use of Proceeds	85
7.11 Financial Covenants	86
7.12 Capital Expenditures	86
7.13 ERISA Plans	86
7.14 Accounting Changes; Fiscal Year	87
7.15 Amendment of Organization Documents; Partnership Agreements	87
7.16 Prepayments and Modifications of Certain Indebtedness	87
7.17 Hydrocarbon Hedge Agreements and Swap Contracts	87

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES	88
8.01 Events of Default	88
8.02 Remedies Upon Event of Default	90
8.03 Application of Funds	91

ARTICLE IX ADMINISTRATIVE AGENT	92
9.01 Appointment and Authority	92
9.02 Rights as a Lender	93
9.03 Exculpatory Provisions	93
9.04 Reliance by Administrative Agent	94
9.05 Delegation of Duties	94
9.06 Resignation of Administrative Agent	94
9.07 Non-Reliance on Administrative Agent and Other Lenders	95
9.08 No Other Duties, Etc.	95
9.09 Administrative Agent May File Proofs of Claim	95
9.10 Collateral and Guaranty Matters	96
9.11 Secured Cash Management Agreements and Secured Hedge Agreements	97

ARTICLE X MISCELLANEOUS	97
10.01 Amendments, Etc.	97
10.02 Notices; Effectiveness; Electronic Communication	99
10.03 No Waiver; Cumulative Remedies; Enforcement	101
10.04 Expenses; Indemnity; Damage Waiver	102
10.05 Payments Set Aside	104
10.06 Successors and Assigns	104
10.07 Treatment of Certain Information; Confidentiality	108
10.08 Right of Setoff	109
10.09 Interest Rate Limitation	109
10.10 Counterparts; Integration; Effectiveness	109
10.11 Survival of Representations and Warranties	110
10.12 Severability	110
10.13 Replacement of Lenders	110

-iii-

10.14 Governing Law; Jurisdiction; Etc.	111
10.15 Waiver of Jury Trial	112
10.16 No Advisory or Fiduciary Responsibility	112
10.17 Electronic Execution of Assignments and Certain Other Documents	113
10.18 USA PATRIOT Act	113
10.19 Time of the Essence	113
10.20 Amendment and Restatement; Existing Indebtedness	113
10.21 ENTIRE AGREEMENT	113

SIGNATURES	S-1

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SCHEDULES

2.01 Commitments and Applicable Percentages
5.06 Litigation
5.13 Subsidiaries; Other Equity Investments
7.01 Existing Liens
7.02 Existing Investments
7.03 Existing Indebtedness
10.02 Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A Committed Loan Notice
B Note
C Compliance Certificate
D Assignment and Assumption
E Guaranty
F Security Agreement

-v-

AMENDED AND RESTATED CREDIT AGREEMENT
This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of February 10, 2010, among CROSSTEX ENERGY, L.P., a Delaware limited partnership (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer, and WELLS FARGO BANK, N.A., ROYAL BANK OF CANADA, and BNP PARIBAS as Co-Syndication Agents.
R E C I T A L S:
The Borrower, the Administrative Agent, and the other lenders party thereto, executed that certain Fourth Amended and Restated Credit Agreement dated as of November 1, 2005 (as amended, the “Existing Credit Agreement”).
The Borrower, the Administrative Agent and the Lenders desire to amend and restate the Existing Credit Agreement. To evidence the credit facility requested hereunder, the Borrower, the Administrative Agent and the Lenders have agreed that this Agreement is an amendment and restatement of the Existing Credit Agreement, not a new or substitute credit agreement or novation of the Existing Credit Agreement, and each reference to “Loan” or “Letter of Credit” shall include each Advance and Letter of Credit (as such terms are defined in the Existing Credit Agreement) issued under the Existing Credit Agreement as well as each Loan made and each Letter of Credit issued hereafter under this Agreement.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“2010 Equity Issuance” means the issuance of convertible preferred Equity Interests in the Borrower on January 19, 2010.
“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is superior to all other Liens, except liens permitted by Section 7.01, (c) secures the Secured Obligations, and (d) is perfected and enforceable.
“Acquisition” means the direct or indirect purchase or acquisition, whether in one or more related transactions, by the Borrower or any of its Subsidiaries of any Person or group of Persons (or any equity interest in any Person or group of Persons) or any related group of assets, liabilities, or securities of any Person or group of Persons, other than acquisitions of Property in the ordinary course of business.

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 1

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account of which the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in the form approved by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Credit Agreement.
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means, from time to time, as of any date of determination, the following percentages determined as a function of the Consolidated Leverage Ratio for the Borrower and its Subsidiaries:

	Consolidated				Letter of
Pricing	Leverage	Eurodollar	Base Rate	Commitment	Credit
Level	Ratio	Rate Loans	Loans	Fees	Fees
1	> 5.00	4.25%	3.25%	0.50%	4.25%
2	> 4.50 and < 5.00	4.00%	3.00%	0.50%	4.00%
3	> 4.00 and < 4.50	3.75%	2.75%	0.50%	3.75%
4	> 3.50 and < 4.00	3.50%	2.50%	0.50%	3.50%
5	< 3.50	3.25%	2.25%	0.50%	3.25%

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 2

The foregoing ratio shall be determined from the Compliance Certificate of the Borrower and its Subsidiaries most recently delivered pursuant to Section 6.02(a). Any increase or decrease in the Applicable Rate shall be effective upon the first Business Day immediately following the date of delivery of the Compliance Certificate required by such Section; provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders Pricing Level 1 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. Beginning on the Closing Date until delivery of the Compliance Certificate for the period ending December 31, 2009, the Applicable Rate shall be at the Pricing Level associated with the Consolidated Leverage Ratio as calculated in the pro forma Compliance Certificate delivered pursuant to Section 4.01(a)(xiii).
“Approved Consultant’s Report” means a report by Barnes & Click, Inc., Purvin & Gertz, Oil & Gas Advisors, Inc. or another consultant selected by the Borrower and reasonably acceptable to the Administrative Agent confirming that the assumptions used by the Borrower in the adjustments to Consolidated EBITDA in connection with any Acquisition are reasonable.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 3

“Available Cash” for any fiscal quarter has the meaning set forth in the Borrower Partnership Agreement without giving effect to any amendments or restatements not otherwise permitted herein.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Eurodollar Rate with respect to Interest Periods of one month determined as of approximately 11:00 a.m. (London time) on such day plus 1%, and (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change (i) in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change and (ii) in the Eurodollar Rate described in clause (b) above shall take effect on the date of such change.
“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrower Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P., dated as of March 23, 2007, as amended by Amendment No. 1 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P. dated December 20, 2007, as further amended by Amendment No. 2 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P. dated effective as of January 1, 2007, and as further amended by Amendment No. 3 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P. dated effective as of January 19, 2010, as the same may be further amended, modified or supplemented from time-to-time as permitted by this Agreement.
“Borrowing” means a Committed Borrowing.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
“Cash Collateralize” has the meaning specified in Section 2.03(g).

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 4

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement with the Borrower or any of its Subsidiaries, is a Lender, or an Affiliate of a Lender, in its capacity as a party to a Cash Management Agreement, and any Lender or Affiliate of a Lender that was a Lender or an Affiliate of a Lender on the Closing Date that is also a party to a Cash Management Agreement with the Borrower or any of its Subsidiaries, provided, however, that if such Person ceases to be a Lender or an Affiliate of a Lender, such Person shall only be a Cash Management Bank with respect to those certain Cash Management Agreements executed during such time such Person was a Lender or an Affiliate of a Lender, such agreements not to extend past their written terms.
“Cash Management Obligations” means all obligations, indebtedness, and liabilities of the Borrower and its Subsidiaries, arising under any Secured Cash Management Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against the Borrower or any of its Subsidiaries, of any proceeding under any Debtor Relief Law naming the Borrower or any such Subsidiary as the debtor in such proceeding, regardless of whether such interest, fees or other amounts are allowed claims in such proceeding.
“CESL Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Crosstex Energy Services, L.P., dated as of April 1, 2004, among Crosstex Operating GP, LLC, Crosstex Energy, L.P. and the other parties thereto, as the same may be amended, modified or supplemented from time-to-time as permitted by this Agreement.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
“Change of Control” means an event or series of events by which:
(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Qualifying Owners, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the equity securities of the Ultimate General Partner entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis; or

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 5

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Ultimate General Partner cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Co-Syndication Agents” means, collectively, Wells Fargo Bank, N.A., Royal Bank of Canada, and BNP Paribas.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means all Collateral as defined in the Security Agreement, in each of the Mortgages and each other document or agreement executed by the Borrower, any Guarantor or any other Person granting a Lien in the Property described therein as security for the Secured Obligations.
“Collateral Documents” means, collectively, (a) the Security Agreement, (b) the Mortgages, (c) each other agreement, instrument or document executed at any time in connection with the Security Agreement or the Mortgages, and (d) each other agreement, instrument, control agreement, security document, assignment, supplement or document executed at any time in connection with securing the Secured Obligations.
“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Committed Loan” has the meaning specified in Section 2.01.
“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 6

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) non-cash items of the Borrower and its Subsidiaries reducing such Consolidated Net Income, (v) other non-recurring items of the Borrower and its Subsidiaries reducing such Consolidated Net Income, and (vi) without duplication, the Transaction Costs in an amount not to exceed $35,000,000 properly allocated to such period, if applicable, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.
For purposes of calculating the Consolidated Leverage Ratio, Consolidated Senior Leverage Ratio and Consolidated Interest Coverage Ratio, Consolidated EBITDA shall be calculated, on a pro forma basis, after giving effect to, without duplication, any permitted Acquisition occurring during the period commencing on the first day of such period to and including the date of such Acquisition (the “Reference Period”), as if such Acquisition occurred on the first day of the Reference Period. In making the calculation contemplated by the preceding sentence, EBITDA generated or to be generated by such acquired Person or by such acquired Property shall be determined in good faith by the Borrower based on reasonable assumptions and may take into account pro forma expenses that would have been incurred by the Borrower and its Subsidiaries in the operation of such acquired Person or acquired Property, during such period computed on the basis of personnel expenses for employees retained or to be retained by the Borrower and its Subsidiaries in the operation of such acquired Person or acquired Property and non-personnel costs and expenses incurred by the Borrower and its Subsidiaries in the operation of the Borrower’s and its Subsidiaries’ business at similarly situated facilities of the Borrower or any of its Subsidiaries; provided, however, that such pro forma calculations shall be reasonably acceptable to the Administrative Agent if the Borrower does not provide the Administrative Agent with an Approved Consultant’s Report supporting such pro forma calculations.
For purposes of calculating the Consolidated Leverage Ratio, Consolidated Senior Leverage Ratio and the Consolidated Interest Coverage Ratio, Consolidated EBITDA shall be calculated by deducting, to the extent previously included in the calculation for any relevant period, Consolidated EBITDA attributable to a particular asset subject to a Disposition prepayment required by Section 2.05(a) after giving effect to such Disposition occurring during the period commencing on the first day of such period to and including the date of such Disposition (the “Disposition Reference Period”), as if such Disposition occurred on the first day of the Disposition Reference Period.

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 7

Notwithstanding any provision of this Agreement which may otherwise be to the contrary, if any lease pursuant to the Eunice Lease Documents is treated under GAAP as a capital lease, then, for all computations of Consolidated EBITDA hereunder, such lease shall be treated as an operating lease and Consolidated Net Income, Consolidated Interest Charges, provision for Federal, state, local and foreign taxes, depreciation, amortization and other non-cash items, for all purposes of determining Consolidated EBITDA under this Agreement for any period, shall be adjusted as though such lease was accounted for as an operating lease.
“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including outstanding Committed Loans) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all matured obligations then owed under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (i.e., excluding letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments that have not been drawn upon), (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.
“Consolidated Secured Funded Indebtedness” means, as of any date of determination, Consolidated Funded Indebtedness that is secured by Liens on any Property of the Borrower or its Subsidiaries including any secured Indebtedness from any permitted Acquisition.
“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all cash interest, premium payments, commitment fees described in Section 2.09(a) and Letter of Credit Fees of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP; provided that Transaction Costs shall be excluded from Consolidated Interest Charges to the extent that such Transaction Costs would have otherwise been included in the calculation of Consolidated Interest Charges.
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period; provided, that for purposes of any determination of the Consolidated Interest Coverage Ratio with respect to the fiscal quarter ending on (i) March 31, 2010, the Consolidated Interest Coverage Ratio shall be the ratio of (A) Consolidated EBITDA for such fiscal quarter to (B) Consolidated Interest Charges for such fiscal quarter, (ii) June 30, 2010, the Consolidated Interest Coverage shall be the ratio of (A) Consolidated EBITDA for the period of the two prior fiscal quarters ending on such date to (B) Consolidated Interest Charges for the period of the two prior fiscal quarters ending on such date, and (iii) September 30, 2010, the Consolidated Interest Coverage Ratio shall be the ratio of (A) Consolidated EBITDA for the period of the three prior fiscal quarters ending on such date to (B) Consolidated Interest Charges for the period of the three prior fiscal quarters ending on such date.

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 8

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.
“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.
“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Funded Indebtedness as of such date to (b) Consolidated EBITDA for the four fiscal quarters most recently ended.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 9

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, in each case reasonably determined by the Administrative Agent.
“Disposition or Dispose” means any sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property or any series of related dispositions of property by any Person (in each case other than any issuance of Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith in which the property disposed either (a) generates EBITDA greater than or equal to 2.5% of EBITDA for the four fiscal quarter period ending as of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) or (b) has an aggregate book value greater than 1% of the book value of the consolidated assets of the Borrower and its Subsidiaries as of the end of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b); provided, that the term “Disposition” for purposes of Section 2.05(a) shall not include any transaction permitted by Section 7.05(a) through (k), inclusive.
“Distribution Loan” means a Loan which is made in whole or in part for the purpose of paying a Quarterly Distribution.
“Dollar” and “$” mean lawful money of the United States.
“East Texas Sale” means the sale of certain Property as evidenced by that certain Asset Purchase and Sale Agreement by and between Crosstex North Texas Gathering, L.P., as seller, and Waskom Gas Processing Company, as buyer, dated December 11, 2009 and that certain Assignment and Assumption Agreement by and among Crosstex North Texas Gathering, L.P., Crosstex Gulf Coast Marketing Ltd., Crosstex NGL Marketing, L.P., and Crosstex Energy Services, L.P., as assignors, and Waskom Gas Processing Company, Waskom Midstream LLC, and Olin Gathering LLC, as assignees, dated January 15, 2010 and effective as of 9:00 a.m. Dallas, Texas time January 1, 2010.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“El Paso Purchase and Sale Agreement” means the Purchase and Sale Agreement dated as of August 8, 2005, between the Borrower and El Paso Corporation, a Delaware corporation.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 10

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Equity Issuance” means any issuance of Equity Interests (including any preferred equity securities) by the Borrower or any of its Subsidiaries other than Equity Interests issued (a) to the Borrower or any of its Subsidiaries; (b) pursuant to employee or director and officer benefit or dividend or distribution reinvestment plans or unit option, unit incentive or purchaser plans in the ordinary course of business; (c) as consideration in connection with any investment by the Borrower or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Borrower or any of its Subsidiaries; and (d) as consideration in connection with an Acquisition or Investment by the Borrower or any of its Subsidiaries.
“Equity Issuance Proceeds” means, with respect to any Equity Issuance, all cash and cash equivalents received by the Borrower or any of its Subsidiaries from such Equity Issuance after payment of, or provision for, all brokerage commissions and other reasonable out-of-pocket fees and expenses actually incurred.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 11

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“Eunice Lease Documents” has the meaning assigned to such term in the El Paso Purchase and Sale Agreement including any amendments, restatements and supplements thereto.
“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of a Loan Party hereunder or under any other Loan Documents, (a) taxes imposed on or measured by all or part of its net income (however denominated), gross margin, profits or gains and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States (or any political subdivision thereof) or any similar tax imposed by any other jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which such recipient’s applicable principal office is located or, in the case of a Lender, in which its applicable Lending Office is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to it, and (d) in the case of a Foreign Lender, any withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law occurring after such Foreign Lender becomes a party hereto) to comply with Section 3.01(e), except (in either case) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment, as applicable), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii).

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 12

“Existing Credit Agreement” has the meaning specified in the first Recital hereto.
“Extraordinary Receipt” means any cash and cash equivalents received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than business interruption insurance to the extent the proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” means the letter agreement, dated as of December 31, 2009, among the Borrower, the Administrative Agent and the Arranger.
“Finance Entity” means any Subsidiary of the Borrower that is not also a Subsidiary of Crosstex Energy Services, L.P. and that is formed for the purpose of issuing Indebtedness specifically permitted by Section 7.03(i).
“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 13

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Action” means any authorization, approval, consent, waiver, exception, license, filing, registration, permit, notarization or other requirement of any Governmental Person.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien), but limited to the fair market value of the assets securing such Indebtedness or other obligation. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means, collectively, (a) the Material Subsidiaries of the Borrower identified as such on Schedule 5.13, (b) each other Material Subsidiary of the Borrower that shall be required to execute and deliver a Guaranty or supplement thereto pursuant to Section 6.12 and (c) each other Subsidiary of the Borrower that chooses to execute and deliver a Guaranty or supplement thereto.

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 14

“Guaranty” means, collectively, any Guaranty made by the Guarantors in favor of the Administrative Agent and the Secured Parties, substantially in the form of Exhibit E, which shall include any supplements thereto.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Agreement Obligations” means all obligations, indebtedness and liabilities of the Borrower and its Subsidiaries arising under any Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against the Borrower or any of its Subsidiaries, of any proceeding under any Debtor Relief Law naming the Borrower or any such Subsidiary as the debtor in such proceeding, regardless of whether such interest, fees or other amounts are allowed claims in such proceeding.
“Hedge Bank” means any Person that, at the time it enters into a Swap Contract with the Borrower or any of its Subsidiaries, is a Lender or any Affiliate of a Lender, in its capacity as a party to such Swap Contract, and any Lender or Affiliate of a Lender that was a Lender or an Affiliate of a Lender on the Closing Date that is also a party to a Secured Hedge Agreement with the Borrower or any of its Subsidiaries provided, however, that if such Person ceases to be a Lender or an Affiliate of a Lender, such Person shall only be a Hedge Bank with respect to those certain Swap Contracts executed during such time such Person was a Lender or an Affiliate of a Lender, such contracts not to extend past their written terms.
“Hydrocarbon Cash Collateral” means the amount of cash and Permitted Investments pledged and deposited with or delivered to a Person by the Borrower or any Subsidiary as collateral for obligations of the Borrower or any Subsidiary under any Hydrocarbon Hedge Agreements.
“Hydrocarbon Hedge Agreement” means a swap, collar, floor, cap, option or other derivative contract which is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.
“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 15

“Impacted Lender” means (a) any Lender that is a Defaulting Lender and (b) any Lender as to which (i) the Borrower, the Administrative Agent or the L/C Issuer has a good faith belief that such Lender has defaulted in its obligations under one or more other syndicated credit facilities or (ii) any entity that controls such Lender has been deemed insolvent or become subject to a bankruptcy or other similar proceeding, in each case reasonably determined by the Administrative Agent.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c) net obligations of such Person under any Swap Contract;
(d) all obligations (excluding earnout obligations that do not constitute indebtedness in accordance with GAAP) of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, but limited to the value of the property secured by such indebtedness;
(f) capital leases and Synthetic Lease Obligations;
(g) all mandatory obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in cash in respect of any Equity Interest in such Person or any other Person prior to one year after the Maturity Date, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h) all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Taxes” means Taxes other than Excluded Taxes.

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 16

“Indemnitee” has the meaning specified in Section 10.04(b).
“Indenture” means the Indenture dated as of February 10, 2010, among the Borrower, the Subsidiaries of the Borrower party thereto as guarantors and Wells Fargo Bank, National Association, as trustee, as the same may be amended, modified or supplemented from time-to-time as permitted by this Agreement.
“Information” has the meaning specified in Section 10.07.
“Intra-coastal Acquisition” means the Acquisition of that certain Property as evidenced by that certain Asset Sale and Purchase Agreement between Chevron Midstream Pipelines LLC, as seller, and Crosstex Energy Services, L.P., as buyer dated effective December 28, 2009.
“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:
(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c) no Interest Period shall extend beyond the Maturity Date.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the original cost of such Investment, minus the amount of any portion of such Investment repaid to the investor as a dividend, repayment of loan or advance, release or discharge of a guarantee or other obligation or other transfer of property or return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment or interest earned on such Investment. In determining the amount of any Investment involving a transfer of property other than cash, such property shall be valued at its fair market value at the time of such transfer.

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 17

“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or reinstatement thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 18

“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(i).
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan.
“Loan Documents” means this Agreement, each Note, each Issuer Document, the Collateral Documents, the Fee Letter, and the Guaranty.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or the ability of any Loan Party to perform its material obligations under this Agreement or any other material Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of this Agreement or any other material Loan Document to which it is a party.
“Material Subsidiary” shall mean a Subsidiary of the Borrower having: either (a) 2.5% or more of consolidated EBITDA for the four fiscal quarter period ending as of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b); or (b) 1% of the book value of the consolidated assets of the Borrower and its Subsidiaries as of the end of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b); provided, however, to the extent that executing a Guaranty would result in adverse tax consequences with respect to any non- operating Subsidiary (as reasonably determined by the Borrower), such non-operating Subsidiary shall not be considered a “Material Subsidiary” unless such non-operating Subsidiary has either (i) 5% or more of consolidated EBITDA for the four fiscal quarter period ending as of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) or (ii) 5% or more of the book value of the consolidated assets of the Borrower and its Subsidiaries as of the end of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b).

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 19

“Maturity Date” means February 10, 2014, provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgages” means, collectively, each of the Deed of Trust, Security Agreement, Financing Statement and Assignments or similar document executed by the Borrower or any Subsidiary in favor of the Administrative Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, modified or supplemented from time-to-time.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Cash Proceeds” means in connection with any Disposition or Extraordinary Receipt, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Disposition or Extraordinary Receipt, net of attorneys’ fees, accountants’ fees, investment banking fees and insurance consultant fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Disposition or Extraordinary Receipt (other than any Lien pursuant to a Collateral Document) and other customary fees, expenses and other amounts reasonably incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof within two years of the date of the relevant Disposition or Extraordinary Receipt as a result of any gain recognized in connection therewith (after taking into account any applicable tax credits or deductions and any tax sharing arrangements).
“Newly Acquired Real Property Report” has the meaning specified in Section 6.02(f).
“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

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“Omnibus Agreement” means the Omnibus Agreement, dated December 17, 2002, among the Borrower, the General Partner, the Ultimate General Partner, Crosstex Energy, Inc. and Crosstex Energy Services, L.P.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Outstanding Amount” means (i) with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
“Participant” has the meaning specified in Section 10.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

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“Permitted Investments” means any of the following types of investments:
(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;
(c) commercial paper in an aggregate amount of no more than $10,000,000 per issuer outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and
(d) investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning specified in Section 6.02.
“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.
“Public Lender” has the meaning specified in Section 6.02.
“Qualifying Owners” means collectively, (a) the Borrower and its Subsidiaries, (b) Barry E. Davis or any of his Affiliates, (c) Crosstex Energy, Inc. and its Subsidiaries and (d) any transferee of any of the foregoing to the extent such transferee is approved by a majority of the ownership interests of the then-existing Qualifying Owners (other than the transferor) or any Affiliate of the foregoing.
“Quarterly Distributions” means cash distributions by the Borrower during any fiscal quarter in amounts that do not exceed the Available Cash.

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“Register” has the meaning specified in Section 10.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
“Required Lenders” means, as of any date of determination, at least two Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, at least two Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means the chief executive officer, president, chief financial officer, any executive vice president, any senior vice president, vice president of finance, treasurer, assistant treasurer or controller of a Loan Party (or its general partner or other governing body, as applicable) and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party (or its general partner or other governing body, as applicable) so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party (or its general partner or other governing body, as applicable) shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

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“Secured Cash Management Agreement” means any Cash Management Agreement that is between the Borrower or any of its Subsidiaries, on the one hand, and any Cash Management Bank, on the other hand.
“Secured Hedge Agreement” means any Swap Contract that is between the Borrower or any of its Subsidiaries, on the one hand, and any Hedge Bank, on the other hand.
“Secured Obligations” means, collectively, the Obligations, the Cash Management Obligations, and the Hedge Agreement Obligations.
“Secured Parties” means, collectively, the Administrative Agent, the L/C Issuer, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent, or sub agent appointed by the Administrative Agent from time to time pursuant to Section 9.05 and the other Persons the Secured Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Security Agreements” means, collectively, any Security Agreement made by any Loan Party in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F which shall include any supplements thereto.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

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“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Threshold Amount” means $20,000,000.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Transaction Costs” means all (a) upfront, original issue discount, legal, professional and advisory fees paid by the Borrower (whether or not incurred by the Borrower) in connection with the negotiation and execution, delivery and performance of the Borrower’s obligations under (i) this Agreement, (ii) the Indenture (and the Borrower’s issuance of Indebtedness governed thereby) and (iii) the 2010 Equity Issuance, (b) payments made by the Borrower to any counterparty to any Swap Contract in connection with the termination of such Swap Contract as a result of the transactions contemplated by this Agreement and the Indenture, and (c) make-whole amounts, prepayment premiums and interest paid in kind with respect to Indebtedness prepaid on or before the Closing Date with the proceeds of the Indebtedness incurred pursuant to this Agreement and the Indenture.

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“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“Ultimate General Partner” means Crosstex Energy GP, LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of the General Partner or as the business entity with the ultimate authority to manage the business and operations of the Borrower.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

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(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03 Accounting Terms.
(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b) Changes in GAAP; Adoption of IFRS. If at any time any change in GAAP or the required adoption by the Borrower of international financial reporting standards would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the adoption of such international financial reporting standards (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein or the adoption of such international financial reporting standards and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the adoption of such international financial reporting standards.
1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

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ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
2.02 Borrowings, Conversions and Continuations of Committed Loans.
(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to, or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 p.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 p.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to, or continuation of, Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of, or conversion to, Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans,

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(ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of, Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to, or continued as, Eurodollar Rate Loans without the consent of the Required Lenders.
(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

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(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.
2.03 Letters of Credit.
(a) The Letter of Credit Commitment.
(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, and (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii) The L/C Issuer shall not issue, increase or extend any Letter of Credit if:
(A) unless such issuance, increase, or extension would not cause the Letter of Credit Obligations to exceed the Aggregate Commitments less the aggregate outstanding principal amount of all Loans.
(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twenty-four months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

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(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $25,000;
(D) such Letter of Credit is to be denominated in a currency other than Dollars;
(E) subject to Section 2.03(b)(iv), such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(F) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time an Impacted Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.
(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

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(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 p.m. at least one Business Day (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be; provided, however, amendments to Letters of Credit backstopping margin requirements shall be issued on the same Business Day as requested so long as the Letter of Credit Application is received by 12:00 p.m. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

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(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

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(iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.
(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c) Drawings and Reimbursements; Funding of Participations.
(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 12:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

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(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
(v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

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(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d) Repayment of Participations.
(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.
(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

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(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. To the extent permitted by applicable Law, the Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of

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Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Section 8.02(c) sets forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.
(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

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(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender (except for any Defaulting Lender) in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit (but excluding that portion of any Letter of Credit that has been Cash Collateralized by the Borrower). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (ii) with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

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2.04 Optional Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (ii) on the date of prepayment of Base Rate Committed Loans; (b) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (c) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.
2.05 Mandatory Prepayments.
(a) Dispositions. Upon the occurrence of any Disposition by Borrower or any of its Subsidiaries which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay the Loans by an amount equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person, provided, however, that (i) so long as no Default or Event of Default has occurred and is continuing, the first $5,000,000 of such Net Cash Proceeds received in any fiscal year (the “Exempt Proceeds”) shall not be subject to the mandatory prepayment requirements set forth in this Section 2.05(a), and (ii) with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(a) in excess of the Exempt Proceeds, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within six months after the receipt of such Net Cash Proceeds, such reinvestment shall have been consummated (as certified by the Borrower in writing to the Administrative Agent), provided, further, however, that (x) any Net Cash Proceeds not so reinvested within such six month period shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(a) and (y) if a Default has occurred and is continuing at any time that a Borrower or a Subsidiary receives or is holding any Net Cash Proceeds which have not yet been reinvested, such Net Cash Proceeds shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(a). The provisions of this section do not constitute consent to any Dispositions by the Borrower or any of its Subsidiaries not otherwise permitted hereunder.

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(b) Extraordinary Receipts. Upon the occurrence of any event that results in the realization by the Borrower or any Subsidiary of any Extraordinary Receipt not otherwise included in Section 2.05(a), the Borrower shall prepay the Loans by an amount equal to 100% of the Net Cash Proceeds from such Extraordinary Receipt immediately upon receipt thereof by such Person, provided, however, that (i) so long as no Default or Event of Default has occurred and is continuing, the first $5,000,000 of such Extraordinary Receipts received in any fiscal year (the “Exempt Receipts”) shall not be subject to the mandatory prepayment requirements set forth in this Section 2.05(b) and (ii) with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments in excess of the Exempt Receipts, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may replace or repair the Property in respect of which such Net Cash Proceeds were received so long as within six months after the receipt of such Net Cash Proceeds, such repair or replacement shall have been consummated, provided, further, however, that (x) any Net Cash Proceeds not so applied within such six month period shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b) and (y) if a Default has occurred and is continuing at any time that the Borrower or such Subsidiary receives or is holding any Net Cash Proceeds which have not yet been applied to replace or repair the Property in respect of which such cash proceeds were received, such Net Cash Proceeds shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b).
(c) Indebtedness Issuance. If any Indebtedness for borrowed money shall be issued or incurred by the Borrower or any of its Subsidiaries (excluding any Debt issued or incurred as permitted by Section 7.03), then on the date of such issuance or incurrence, the Loans shall be prepaid by an amount equal to 100% of the amount of the Net Cash Proceeds of such issuance or incurrence. The provisions of this Section do not constitute consent to the issuance or incurrence of any Indebtedness by the Borrower or any of its Subsidiaries not otherwise permitted hereunder.
(d) Equity Issuance. Upon receipt by the Borrower or any Subsidiary of Equity Issuance Proceeds from any Equity Issuance by the Borrower or any Subsidiary, the Borrower shall prepay the Loans by an amount equal to (i) if the Consolidated Leverage Ratio is greater than 5.00 to 1.00, 100% of such Equity Issuance Proceeds and (ii) if the Consolidated Leverage Ratio is greater than 4.00 to 1.00 but less than or equal to 5.00 to 1.00, 50% of such Equity Issuance Proceeds.
(e) Accrued Interest. Each prepayment under this Section 2.05 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 3.05 as a result of such prepayment.

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(f) Commitment Reductions. Notwithstanding anything to the contrary herein, the Aggregate Commitments shall not be permanently reduced by any mandatory prepayments required by Section 2.05(a), (b), (c) or (d).
(g) Total Outstandings Exceed Aggregate Commitments. If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, including the reduction of Aggregate Commitments pursuant to Section 2.06, the Borrower shall immediately prepay the Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(g) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.
2.06 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
2.07 Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.
2.08 Interest.
(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

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(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:
(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender (except for any Defaulting Lender) in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments (excluding the Commitments of any and all Defaulting Lenders) exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day after the last day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b) Other Fees. (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

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2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Required Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
2.11 Evidence of Indebtedness.
(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

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(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12 Payments Generally; Administrative Agent’s Clawback.
(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

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(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

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2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:
(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Notwithstanding the foregoing or anything to the contrary contained herein, (A) if any Defaulting Lender shall have failed to fund all or any portion of any Committed Loan or any participation with respect to a Letter of Credit (each such Committed Loan or participation interest, an “Affected Loan”), each payment by the Borrower hereunder shall be applied first to such Affected Loan and the principal amount and interest with respect to such payment shall be distributed (I) to each Lender that is not a Defaulting Lender (each, a “Non-Defaulting Lender”) pro rata based on the outstanding principal amount of Affected Loans owing to all Non-Defaulting Lenders, until the principal amount of all Affected Loans has been repaid in full and (II) to the extent of any remaining amount of such payment, to each Lender pro rata in accordance with such Lender’s Applicable Percentage, and (B) each payment made by the Borrower on account of the interest on any Affected Loans shall be distributed to each Non-Defaulting Lender pro rata based on the outstanding principal amount of Affected Loans owing to all Non-Defaulting Lenders. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

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2.14 Increase in Commitments.
(a) Request for Increase. Provided there exists no Default, upon notice to and the approval of the Administrative Agent (which shall promptly notify the Lenders), which approval will not be unreasonably withheld or delayed, the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $100,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) the Borrower may make a maximum of three such requests (excluding any such requests that are denied by the Administrative Agent or are not consummated). At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.
(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrower shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.
(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

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ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.
(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Taxes, such Taxes shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment made hereunder or under any other Loan Document, then (A) the Borrower or the Administrative Agent, as the case may be, shall withhold or make such deductions as are reasonably determined by the Administrative Agent or the Borrower, as applicable, to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent or the Borrower, as the case may be, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction for Indemnified Taxes or Other Taxes been made.
(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

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(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, with respect to the obligations hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate setting forth in reasonable detail (without disclosing any confidential information) the calculation of the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Loan Parties are not indemnifying any Person for Excluded Taxes.
(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Loan Parties and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against any Loan Party or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the applicable Loan Party or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

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(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,
(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement, two (2) executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
(B) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter promptly upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(I) two (2) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(II) two (2) executed originals of Internal Revenue Service Form W-8ECI,

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(III) two (2) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two (2) executed originals of Internal Revenue Service Form W-8BEN, or
(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to a Loan Party or any other Person.

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3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Notwithstanding the foregoing and despite the illegality for such a Lender to make, maintain or fund Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate, that Lender shall remain committed to make Base Rate Loans and, subject to applicable Law, shall be entitled to recover interest at the Base Rate plus the Applicable Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

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3.04 Increased Costs; Reserves on Eurodollar Rate Loans.
(a) Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;
(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by, or imposed with respect to payments to, such Lender or the L/C Issuer); or
(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

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(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

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(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06 Mitigation Obligations; Replacement of Lenders.
(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is an Impacted Lender, the Borrower may replace such Lender in accordance with Section 10.13.
3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

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ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;
(iii) a Guaranty executed by each Material Subsidiary;
(iv) a Security Agreement, executed by Borrower and each Material Subsidiary, together with:
(A) to the extent required under the Security Agreement certificates representing the pledged Equity Interests referred to therein which certificates should not contain any restrictions on transfer not acceptable to the Administrative Agent, and accompanied by undated stock powers executed in blank and instruments evidencing the pledged Indebtedness (if any) in an amount in excess of $500,000 in the aggregate endorsed in blank, and
(B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary in order to perfect Liens created under the Security Agreement, covering the collateral described in the Security Agreement.
(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

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(vi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
(vii) evidence that the Borrower’s and each Guarantor’s Organization Documents contain no restrictions prohibiting the Borrower or such Guarantor from executing any Loan Documents to which such Person is a party;
(viii) evidence that all restrictions on transfer of any Equity Interest of each Subsidiary contained in such Subsidiary’s Organization Documents, voting rights, warrant, option, or similar agreement related to such entity are waived or modified in form and substance satisfactory to the Required Lenders;
(ix) a favorable opinion of Baker Botts L.L.P., counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
(x) a favorable opinion of Taylor, Porter, Brooks & Phillips, L.L.P., special Louisiana counsel to Borrower, Crosstex LIG, LLC, Crosstex LIG Liquids, LLC and Crosstex Tuscaloosa, LLC;
(xi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(xii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements not otherwise disclosed by the Borrower in a public filing that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
(xiii) a duly completed pro forma Compliance Certificate as of December 31, 2009, in form and substance acceptable to the Administrative Agent giving pro forma effect to the notes to be issued pursuant to the Indenture, the 2010 Equity Issuance, the East Texas Sale, and the Intra-coastal Acquisition signed by a Responsible Officer of the Borrower;

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(xiv) results of lien, tax, judgment and UCC searches in the secretary of state of each jurisdiction of organization of each Loan Party and applicable counties as reasonably determined by the Administrative Agent from a source acceptable to the Administrative Agent and reflecting no Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement other than in favor of the Administrative Agent and Liens permitted by Section 7.01;
(xv) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect together with the certificates of insurance naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral;
(xvi) evidence of the consummation, extension and issuance of the (A) notes to be issued pursuant to the Indenture (which notes may be issued contemporaneously with the closing of this Agreement) and (B) the 2010 Equity Issuance, in form and substance satisfactory to the Administrative Agent, the Arranger and the Lenders and the combined gross proceeds shall not be less than $650,000,000;
(xvii) pro forma balance sheets of the Borrower and its Subsidiaries in form and substance reasonably satisfactory to the Administrative Agent and the Lenders; and
(xviii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or the Required Lenders reasonably may require.
(b) The Lenders shall have completed a due diligence investigation of the Loan Parties’ respective assets which constitute Collateral and financial condition in scope, and with results, reasonably satisfactory to the Lenders, and shall have been given such access to the management, records, books of account, properties and contracts of the Loan Parties and shall have received such financial and business information regarding each of the Loan Parties and businesses as shall have been reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, collective bargaining agreement and other arrangements with employees, the Audited Financial Statements, interim financial statements of the Borrower and its Subsidiaries dated the end of the most recent fiscal quarter for which financial statements are available and the Borrower’s financial projections covering the term of this Agreement.
(c) All of the Borrower’s senior notes issued under the Note Agreement (as defined in the Existing Credit Agreement) shall have been repaid in full prior to, or contemporaneously with, the closing of this Agreement.
(d) After taking into account the initial Credit Extension, the Borrower shall have not less than $75,000,000 of combined availability under the Aggregate Commitments and cash on hand.

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(e) All of the information provided (other than projections) to the Administrative Agent and the Lenders shall be complete and correct in all material respects, no changes or developments shall have occurred, and no new or additional information, shall have been received or discovered by the Administrative Agent or the Lenders regarding the Borrower or its Subsidiaries or the transactions contemplated hereby, after the date such due diligence investigation has been completed that (i) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) purports to materially adversely affect this Agreement or any other aspect of the transactions contemplated thereby, and nothing shall have come to the attention of the Lenders to lead them to reasonably believe that (A) the information memorandum was or has become misleading, incorrect or incomplete in any material respect or (B) transactions contemplated hereby will have a Material Adverse Effect.
(f) (i) Any fees required to be paid to the Administrative Agent and the Arranger on or before the Closing Date shall have been paid and (ii) all fees and expenses (other than fees and expenses of any counsel for any Lender) required to be paid to the Lenders on or before the Closing Date shall have been paid, in each case, pursuant to the Fee Letter and the commitment letter described therein.
(g) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
(a) The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

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(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
5.01 Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than Liens created under the Loan Documents), or require any payment to be made (other than payments required under any Loan Document) under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except in each case referred to in clause (b), to the extent that such conflict, breach, contravention or violation could not reasonably be expected to have a Material Adverse Effect.

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5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for such approvals, consents, exemptions, authorizations, other actions, notices and filings as have been obtained, taken, given or made and are in full force and effect and with which the Borrower and its Subsidiaries are in compliance in all material respects or which the failure to have would not result in a Material Adverse Effect.
5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in any proceeding in law or in equity).
5.05 Financial Statements; No Material Adverse Effect.
(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b) The unaudited consolidated balance sheets of the Borrower and its Subsidiaries dated September 30, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, not otherwise disclosed by the Borrower in a public filing prior to the Closing Date, that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(d) The consolidated pro forma balance sheet[s] of the Borrower and its Subsidiaries as at December 31, 2009, certified by a Responsible Officer of the Borrower, copies of which have been furnished to each Lender, fairly present in all material respects the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date.

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5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to pertain to this Agreement or any other Loan Document, or the making of Credit Extensions hereunder, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof of the matters described on Schedule 5.06, that could reasonably be expected to have a Material Adverse Effect.
5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred that is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08 Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good title in fee simple to, or valid easements or leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.
5.09 Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates and, to the extent available to the Borrower on commercially reasonable terms, providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.
5.11 Taxes. The Borrower and its Subsidiaries have filed or caused to be filed, or an extension has been obtained for the filing of, all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties or assets that are due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, there is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement that is not with any other Loan Party.

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5.12 ERISA Compliance.
(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, except as would not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, except as would not reasonably be expected to have a Material Adverse Effect. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Person or Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c) Except as would not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Borrower or a Subsidiary in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens other than Liens permitted by Section 7.01. As of the Closing Date, the Borrower does not have any Material Subsidiaries other than as indicated by noting them as “Material” on Part (a) of Schedule 5.13. As of the Closing Date, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.
5.14 Margin Regulations; Investment Company Act.
(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

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(b) None of the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15 Disclosure. The Borrower has provided access or disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No written report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender for use in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, taken as a whole and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time.
5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.17 Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.
5.18 Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, or can acquire on reasonable terms, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person that would reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.19 Solvency. The Borrower is, together with its Subsidiaries on a consolidated basis, Solvent.

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5.20 Ownership. The General Partner is the sole general partner of the Borrower with, as of the date hereof, a 2% general partner interest in the Borrower. No part of the partnership interests in the Borrower is subject to any Lien granted by the General Partner or Crosstex Holdings, L.P., other than preferential rights of the partners under the Borrower Partnership Agreement.
5.21 Real Property Interests; Description of Real Property Interests. As of the Closing Date, the Borrower has disclosed to the Administrative Agent a complete and correct list of substantially all interests of each Loan Party in real property, including recording information and a full legal description (sufficient for recording in the real estate records in the jurisdiction in which such real property is located) to the extent available of substantially all real property owned or leased by such Loan Party as of December 31, 2009 (other than any such real property that has been Disposed of since such date, but including all real property owned by the Loan Parties that was acquired in the Intra-Coastal Acquisition), including, but not limited to, substantially all land, servitudes, easements, rights of way and prescriptions and substantially all of the transportation, gathering, storage, treating, processing, terminalling and transmission assets owned by such Loan Party.
5.22 Use of Proceeds. The Borrower has, or has caused, all proceeds from the Loans to be used in compliance with Section 6.11 of this Agreement.
5.23 Commodity Contracts. The Borrower has not entered into, assumed, or acquired any interest in, nor has it permitted any Subsidiary to enter into, assume or acquire any interest in, a contract or obligation not in compliance with Section 7.17 of this Agreement.
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:
6.01 Financial Statements. Deliver to the Administrative Agent:
(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2009), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or any qualification as to the scope of such audit; and

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(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending March 31, 2010), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
6.02 Certificates; Other Information. Deliver to the Administrative Agent:
(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2009), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;
(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;
(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

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(e) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
(f) promptly, and in any event within 60 days after each June 30 and December 31 of each year, commencing with the period ending June 30, 2010, a summary of substantially all new real property interests (including owned and leased properties, easements and other property interests) acquired and/or recorded by the Borrower or any Subsidiary (“Newly Acquired Real Property Report”) during the preceding six month period ending on such June 30 or December 31, as applicable;
(g) as soon as available, but in any event within 45 days after the end of the first three fiscal quarters of each fiscal year of the Borrower and within 90 days after the end of the last fiscal quarter of each fiscal year of the Borrower, commencing with the fiscal quarter ending March 31, 2010, a report detailing capital expenditures (i) actually made during such fiscal year of the Borrower compared to the budgeted amount therefor and (ii) projected for the remainder of such fiscal year;
(h) as soon as available, but in any event within 60 days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, prepared on a basis consistent with past practices, including forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent;
(i) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2010, updated schedules to the Security Agreement as required therein (which schedules shall restate (and not supplement) such prior schedules in their entirety), prepared on a basis consistent with past practices, in form reasonably satisfactory to the Administrative Agent; and
(j) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

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Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) if requested by the Administrative Agent, the Borrower shall provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
6.03 Notices. Promptly notify the Administrative Agent and each Lender:
(a) of the occurrence of any Default;

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(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;
(c) of the occurrence of any ERISA Event with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000;
(d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, including any determination by the Borrower referred to in Section 2.10(b); and
(e) of any event or occurrence that requires a mandatory prepayment under Section 2.05, unless the Borrower has made such mandatory prepayment.
Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04 Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where (a) contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Borrower or the appropriate Subsidiary in conformity with GAAP or (b) the failure to so pay and discharge would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof, except in each case referred to in clause (a) or (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) in all material respects, use the standard of care typical in the industry in the operation and maintenance of its facilities.

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6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and, to the extent available to the Borrower on commercially reasonable terms, providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.
6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct in all material respects entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors and officers, and, provided that the Borrower has been given reasonable opportunity to be present, with its independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and upon reasonable advance notice to the Borrower; provided, however, that unless an Event of Default has occurred and is continuing, the Administrative Agent and each Lender’s visitation rights shall be limited to no more than two occasions in any calendar year by the Administrative or such Lender; provided further, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for (a) general corporate purposes not in contravention of any Law or of any Loan Document including working capital and any other transactions permitted in this Agreement, (b) to refinance existing Indebtedness and to pay related expenses at closing, and (c) as Hydrocarbon Cash Collateral provided to a Person who is not a Hedge Bank; provided, however, Credit Extensions for Hydrocarbon Cash Collateral shall not exceed $50,000,000 at any time outstanding.

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6.12 Additional Material Subsidiaries; Additional Security. (a) Upon the formation or Acquisition of any new direct or indirect Material Subsidiary (including any Subsidiary that becomes a Material Subsidiary) by any Loan Party, then the Borrower shall, at the Borrower’s expense:
(i) within 30 Business Days (or such longer period as permitted by the Administrative Agent in its sole discretion) after such formation or Acquisition or such Subsidiary becoming a Material Subsidiary, cause such Subsidiary to duly execute and deliver to the Administrative Agent a supplement to the Guaranty substantially in the form attached thereto; and
(ii) within 30 Business Days (or such longer period as permitted by the Administrative Agent in its sole discretion) after such formation or Acquisition or such Subsidiary becoming a Material Subsidiary, cause such Subsidiary to duly execute and deliver to the Administrative Agent Collateral Documents, as specified by and in form and substance reasonably satisfactory to the Administrative Agent securing payment of all the Secured Obligations of such Subsidiary under the Loan Documents.
(b) At any time upon the request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in order to perfect, protect, and preserve the Liens of, such Collateral Documents. In connection with the delivery of any Mortgages to the Administrative Agent as required under this Agreement, as promptly as practicable after the reasonable request of the Administrative Agent, deliver to the Administrative Agent real property title reports, surveys and engineering, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to Administrative Agent.
6.13 Compliance with Environmental Laws. The Borrower will (a) comply, and cause each Subsidiary to comply with all applicable Environmental Laws except in such instances in which (i) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, (b) obtain and renew, and cause each Subsidiary to obtain and renew, when needed, all material environmental permits necessary for its current operations and currently owned and operated properties that, if not obtained and renewed, would reasonably be expected to have a Material Adverse Effect, (c) conduct, and cause each Subsidiary to conduct, any investigation, study, sampling and testing at properties currently owned and operated by the Borrower or any Subsidiary as required and in accordance with the requirements of all applicable Environmental Laws and (d) undertake, and cause each Subsidiary to undertake, any cleanup, removal, remedial and other action necessary to remove and clean up all Hazardous Materials from any of its currently owned or operated properties, in accordance with the material requirements of all applicable Environmental Laws, the noncompliance with which would reasonably be expected to have a Material Adverse Effect.

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6.14 Environmental Remediation and Indemnification. If at any time any Hazardous Material is discovered on, under or about any Property subject to a Mortgage or any other property owned or operated by the Borrower or any Subsidiary (“Other Property”) and failure to remediate the same would cause the Borrower or any Subsidiary to be in violation of any Environmental Law that would reasonably be expected to have a Material Adverse Effect, the Borrower will inform the Administrative Agent of the same and of the Borrower’s proposed remediation program, and the Borrower or such Subsidiary will, at no cost and expense to the Administrative Agent or the Lenders, and only to the extent of any legal requirement under applicable Environmental Laws for the Borrower or such Subsidiary to do so, remediate or remove such Hazardous Materials from such Property subject to a Mortgage or Other Property or the groundwater underlying such Property subject to a Mortgage or Other Property in accordance with (a) such remediation program as a prudent operator would undertake, (b) the approval of the appropriate Governmental Authority, if any such approval is required under the applicable Environmental Laws, and (c) all applicable Environmental Laws the noncompliance with which would reasonably be expected to have a Material Adverse Effect. The Borrower and any Subsidiary shall have the right to contest any notice or directive by any appropriate Governmental Authority to remediate or remove Hazardous Materials from any Property subject to a Mortgage or Other Property so long as the Borrower or such Subsidiary diligently prosecutes such contest to completion and complies with any final order or determination. The Borrower shall be solely responsible for, and will indemnify and hold harmless the Administrative Agent, the Bookrunner, the Lead Arranger, and the Lenders and their respective directors, officers, employees, agents, successors and assigns from and against, any and all losses, damages, demands, claims, causes of action, judgments, actions, assessments, penalties, costs, expenses and liabilities to the extent that they directly or indirectly arise out of or are attributable to the release of any Hazardous Materials at any Property subject to a Mortgage or Other Property, including the following: (i) all foreseeable and unforeseeable consequential damages; (ii) the costs of any repair, cleanup or detoxification of any Property subject to a Mortgage or Other Property required by any applicable Environmental Laws, and the preparation and implementation of any closure, remedial or other plans required by any applicable Environmental Laws; and (iii) all reasonable costs and expenses incurred by the Administrative Agent or any Lender in connection with clauses (i) and (ii) above, including reasonable attorneys’ fees; provided, however, that the Borrower shall not be liable for any of the foregoing if a final, nonappealable judgment by a court of competent jurisdiction finds that such losses, damages, demands, claims, causes of action, judgments, actions, assessments, penalties, costs, expenses or liabilities resulted from the gross negligence or willful misconduct of an indemnified party. The indemnities provided in this section shall survive the repayment or any other satisfaction of the Obligations of the Borrower under the Loan Documents.
6.15 Newly Acquired Real Property. Within 90 days (or such longer period as permitted by the Administrative Agent in its sole discretion) after each Newly Acquired Real Property Report is due but in any event within 180 days after each Newly Acquired Real Property Report is due, the Administrative Agent shall have received deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust, in form reasonably satisfactory to the Administrative Agent and its counsel, covering substantially all real property interests owned by the Borrower and each Guarantor as reflected on the Newly Acquired Real Property Report (other than any such real property that the Administrative Agent shall determine a perfected Lien is unnecessary due to the cost in relation to the benefit.

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6.16 Deposit Accounts, Disbursement Accounts and Other Cash Management Accounts. The Borrower shall and cause its Subsidiaries to maintain its deposit accounts, disbursement accounts and other cash management accounts (other than (i) any such account serving as cash collateral to the extent permitted by Section 7.01, (ii) accounts that, in the aggregate, have no more than $500,000 on deposit therein for more than five (5) consecutive Business Days, and (iii) accounts maintained with JPMorgan Chase, N.A., Union Bank of California and their Affiliates that are closed within one year after the Closing Date, all such non-excluded accounts, collectively, the “Cash Management Accounts”) with a Lender or an Affiliate of a Lender, provided, however, to the extent that a Cash Management Account is with a Lender or an Affiliate of a Lender that ceases to be a party to the Loan Documents, the Borrower shall cause such account to be transferred to another Lender or Affiliate of a Lender or closed within 30 days (or such longer period as permitted by the Administrative Agent in its sole discretion) after such Lender ceases to be a party to the Loan Documents.
6.17 Clean Down Period. During each calendar year during the term of this Agreement, there shall be a period of fifteen (15) consecutive days during which (a) there are no Distribution Loans outstanding and (b) no Distributions Loans will be made.
6.18 Post-Closing Requirements.
(a) Within 60 days after the Closing Date (or such later date as is acceptable to the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, securities account control agreements as required by the Security Agreement with respect to the material pledged securities accounts described therein and duly executed by the appropriate parties.
(b) Within 270 days after the Closing Date (or such later date as is acceptable to the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, deposit account control agreements as required by the Security Agreement with respect to the material pledged deposit accounts described therein and duly executed by the appropriate parties.
(c) Within 60 days after the Closing Date (or such later date as is acceptable to the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, (i) Mortgages with respect to substantially all real property owned by the Loan Parties as of December 31, 2009 (other than any such real property that has been Disposed of since such date, but including all real property owned by the Loan Parties that was acquired in the Intra-Coastal Acquisition) and (ii) a favorable opinion of Baker Botts L.L.P., counsel to the Loan Parties and where appropriate, local counsel, addressed to the Administrative Agent and each Lender as to the matters concerning the Mortgages required herein.

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(d) No later than 60 days (or such longer period permitted by the Administrative Agent in its sole discretion) after the earliest of (i) payment in full of the obligations owed to the bondholders pursuant to the Eunice lease documents regarding the property referred to as the Eunice Plant (collectively, “Eunice Lease Documents”), (ii) the termination or waiver of the prohibition in the Eunice Lease Documents against the creation of any Lien in the trust estate and (iii) May 20, 2011, the Borrower shall deliver:
(i) deed of trust, trust deeds, deed to secure debt, mortgages, leasehold mortgages, leasehold deed of trust, and security agreements, in form reasonably satisfactory to the Administrative Agent and its counsel, and covering the trust estate, the facility and site; and
(ii) environmental reports, insurance certificates, title reports, releases and other agreements related to the trust estate and the facility as reasonably requested by the Administrative Agent to, among other things, evidence an Acceptable Security Interest in such collateral.
(e) To the extent that the Eunice Lease Documents prohibit Crosstex Eunice, LLC from granting a Lien on its interest in the trust estate, the Borrower shall use commercially reasonable effort to obtain the consent of the bondholders to permit Crosstex Eunice, LLC to grant a Lien on its interest in the trust estate.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a) Liens pursuant to any Loan Document;
(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);
(c) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

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(e) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, (iii) in favor of banking institutions encumbering deposits (including the right of set-off) and that are within the general parameters customary in the banking industry, or (iv) in connection with Cash Management Agreements and other obligations in respect of netting services, overdraft protections and similar arrangements, in each case in the ordinary course of business and that are limited to Liens customary in such arrangements;
(f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or the Code and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the applicable Person;
(g) Liens securing insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;
(h) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, public or statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(i) easements, rights-of-way, restrictions and other similar encumbrances affecting real property that do not materially and adversely affect the value to the Borrower or applicable Subsidiary of the Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(j) Liens securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(i) or securing appeal or other surety bonds related to such judgments;
(k) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, improvements and accessions thereto and proceeds thereof and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

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(l) options, put and call arrangements, rights of first refusal, setoff rights and customary limitations and restrictions constituting negative pledges contained in, and limited to, specific leases, licenses, conveyances, partnership agreements and co owners’ agreements, and similar conveyances and agreements to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held or materially impair the value of such Property to the Borrower or applicable Subsidiary subject thereto;
(m) Liens incurred in the ordinary course of business of the Borrower or any Subsidiary with respect to obligations (other than Indebtedness for borrowed money) that do not exceed $10,000,000 at any one time outstanding;
(n) licenses or leases or subleases as licensor, lessor or sublessor of any of its Property, including intellectual property, in the ordinary course of business;
(o) Liens reserved in or exercisable under any operating lease or operating sublease to which the Borrower or any Subsidiary is a lessee that secure the payment of rent or compliance with the terms of such lease or sublease; provided that the rent under such lease or sublease is not then overdue and the Borrower or Subsidiary is in material compliance with the terms and conditions thereof;
(p) Liens represented by the escrow of cash or Investments permitted hereunder securing the obligations of the Borrower or any Subsidiary under any agreement to acquire, or pursuant to which it acquired, any Property, which Liens secure the obligations of the Borrower or such Subsidiary to the seller of such Property, provided that such acquisition is permitted pursuant to the terms of this Agreement;
(q) any Lien permitted by any Mortgage;
(r) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets, provided that such merger agreement, stock or asset purchase agreement or similar agreement in respect of the disposition of such asset is permitted pursuant to the terms of this Agreement;
(s) the negative pledge contained in the Promissory Note of Crosstex Louisiana Energy, L.P. dated April 2, 2004, payable to the order of Borrower;
(t) Liens on Property of a Person existing at the time such Person or such Property is acquired or such Person is merged with or into or consolidated with the Borrower or any Subsidiary (and not created in anticipation or contemplation thereof) and any renewals or extensions thereof; provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon, accessions thereto and proceeds thereof);
(u) Liens on any Hydrocarbon Cash Collateral permitted under Section 6.11(c).

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7.02 Investments. Make any Investments, except:
(a) Investments existing on the date of this Agreement and described on Schedule 7.02;
(b) Investments in the Borrower and its Subsidiaries existing on the Closing Date;
(c) Investments held by the Borrower and its Subsidiaries in the form of Permitted Investments;
(d) (i) loans and advances to officers, directors and employees of the Borrower or any Subsidiary, provided that the aggregate principal amount of such loans and advances, other than loans for the purpose of financing the purchase of common units, subordinated units or other equity securities in the Borrower, shall not exceed $1,000,000 in aggregate principal amount at any time outstanding and (ii) the repurchase, redemption or other acquisition or retirement of Equity Interests deemed to occur upon the exercise or exchange of unit options, unit incentives or similar rights to the extent that such Equity Interests represent a portion of the exercise or exchange price of these unit options, unit incentives or similar rights, and the repurchase, redemption or other acquisition or retirement of Equity Interests made in satisfaction of obligations for withholding taxes resulting from the exercise or exchange of unit options, unit incentives or similar rights; and
(e) Investments of the Borrower in any Guarantor and Investments of any Guarantor in the Borrower or in another Guarantor and (ii) Investments of any Subsidiary that is not a Guarantor in the Borrower or any Subsidiary;
(f) other Investments in an amount not to exceed $20,000,000 at any time outstanding;
(g) Investments representing non-cash consideration in connection with Dispositions permitted by Section 7.05;
(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(i) Investments permitted in Section 7.04;
(j) Guarantees permitted by Section 7.03; and
(k) Investments in Swap Contracts and Hydrocarbon Hedge Agreements, provided that such Swap Contracts and Hydrocarbon Hedge Agreements are permitted by Section 7.17.

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7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a) Indebtedness under the Loan Documents;
(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
(c) Guarantees of the Borrower or any Guarantor in respect of Indebtedness or other obligations otherwise permitted hereunder of the Borrower or any other Guarantor;
(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under Swap Contracts and Hydrocarbon Hedge Agreements, provided that such Swap Contracts and Hydrocarbon Hedge Agreements are permitted by Section 7.17;
(e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(k); provided, however, that the aggregate amount equivalent to principal of all such Indebtedness at any one time outstanding shall not exceed $70,000,000;
(f) if any lease pursuant to the Eunice Lease Documents is treated under GAAP as a capital lease, then, any such Indebtedness which may be attributable to the Eunice Lease Documents;
(g) unsecured Indebtedness in addition to Indebtedness otherwise permitted herein, not exceeding $30,000,000 in aggregate principal amount at any time outstanding;
(h) Indebtedness under the notes issued pursuant to the Indenture in an aggregate principal amount not to exceed $750,000,000 as such amount shall be reduced by the scheduled amortization repayments of principal;

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(i) unsecured Indebtedness of the Borrower and/or a Finance Entity and/or any unsecured guaranty by the Borrower or any Guarantor of such Indebtedness of the Borrower or any Affiliate of the Borrower; provided that (i) the Borrower is in compliance with Section 7.11(b) and (c) immediately after giving effect to the incurrence of any such Indebtedness or guaranty determined based upon the outstanding amount of Consolidated Funded Indebtedness immediately after giving effect to such incurrence, Consolidated EBITDA for the four fiscal quarters most recently ended on or before the date of such incurrence and the maximum Consolidated Leverage Ratio or the maximum Consolidated Senior Leverage Ratio, as applicable, allowed as of the end of the fiscal quarter most recently ended on or prior to the date of such incurrence (and in the case of any guaranty of Indebtedness of the Borrower or any other Affiliate of the Borrower, the aggregate amount of such Indebtedness so guaranteed shall be “Consolidated Funded Indebtedness” of the Borrower for purposes of calculating the Consolidated Leverage Ratio and Consolidated Senior Leverage Ratio), (ii) such Indebtedness does not impose any financial or other “maintenance” covenants on the Borrower or any of the Subsidiaries that are more onerous than the covenants set forth in this Agreement, (iii) such Indebtedness shall not require any scheduled payment on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) prior to the Maturity Date and (iv) such Indebtedness shall contain terms and conditions that are customary for such transactions;
(j) Indebtedness acquired in any Acquisition permitted by this Agreement; provided that (i) such Indebtedness was not incurred in contemplation of such Acquisition, (ii) such Indebtedness is unsecured except to the extent such Indebtedness is secured by Liens permitted by Section 7.01(t), and (iii) no Person, other than the obligor or obligors thereon at the time of such Acquisition, shall become liable for such Indebtedness;
(k) Indebtedness in connection with the endorsement of negotiable instruments, Cash Management Agreements and other similar obligations in respect of netting services, overdraft protection and similar arrangements, in each case in the ordinary course of business;
(l) Indebtedness between the Borrower and any Subsidiary or between Subsidiaries, provided that (i) such Indebtedness is noted on the books and records of the Borrower and its Subsidiaries and (ii) in the case of any Indebtedness owed by the Borrower to any Subsidiary that is not a Guarantor, such Indebtedness is subordinated to the Obligations on terms and conditions, and pursuant to documentation, in form and substance satisfactory to the Administrative Agent in its sole reasonable discretion; and
(m) Indebtedness in respect of insurance premium financing for insurance being acquired by the Borrower or any Subsidiary under customary terms and conditions.
7.04 Fundamental Changes; Acquisitions. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person or make any Acquisition, except that, so long as no Default exists or would result therefrom:
(a) any Subsidiary may merge or consolidate with or into (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging or consolidating with or into another Subsidiary, the Guarantor shall be the continuing or surviving Person;

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(b) (i) any Subsidiary may dissolve or Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor; and (ii) any Subsidiary may Dispose all or substantially all of its assets to, or merge into or consolidate with, any other Person in a transaction permitted by Section 7.05;
(c) the Borrower may merge or consolidate with or into Crosstex Energy, Inc. or a Subsidiary of Crosstex Energy, Inc., so long as (i) the surviving entity (the “New Parent”) is an entity organized under the laws of the United States and assumes the Obligations, (ii) immediately after giving effect thereto, all references herein to the Borrower shall mean and be a reference to the New Parent and the ratios in Section 7.11 shall be no less favorable than the ratios of the Borrower and its Subsidiaries prior to such merger, (iii) the Secured Obligations remain secured by substantially the same Collateral and Guaranteed by substantially the same Persons as immediately before such merger (other than any new Guarantors or new Collateral that are added as part of such merger or consolidation) and (iv) prior to or contemporaneously with such merger or consolidation, each Lender shall have received such reasonable documentation and other information with respect to the surviving entity required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act (as defined in Section 10.18), to the extent reasonably requested by such Lender; provided, however, upon any consolidation or merger in a transaction that is subject to, and that complies with the provisions of this Section 7.04(c), the successor New Parent formed by such consolidation or into or with which the Borrower is merged shall succeed to, and be substituted for (so that from and after the date of such consolidation or merger, the provisions of this Agreement and the other Loan Documents referring to the “Borrower” shall refer instead to the successor New Parent and not to Borrower), and may exercise every right and power of the Borrower under this Agreement and the other Loan Documents with the same effect as if such successor New Parent had been named as the Borrower herein and therein; provided, however, that the predecessor Borrower shall not be relieved from the obligation to pay the Obligations except when the successor New Parent assumes all of the Borrower’s obligations under this Agreement. If the successor New Parent assumes all of the Borrower’s obligations under this Agreement and the other Loan Documents, the Borrower shall be discharged from those obligations.
(d) the Borrower or any Subsidiary may make any Acquisition; provided, however, that any such Acquisition shall be permitted only if, (i) the Borrower complies with Section 6.12; (ii) the Borrower or a Subsidiary is the acquiring or surviving entity; (iii) after giving effect to such Acquisition on a pro forma basis (including any Indebtedness of the acquired Person or related to the acquired assets), the Borrower would have been in compliance with all of the covenants contained in this Agreement, including, without limitation, Section 7.11 as of the end of the most recent fiscal quarter, (iv) the acquisition target is in the same or similar line of business as Borrower and its Subsidiaries and the Borrower and its Subsidiaries shall be in full compliance with Section 7.07 after giving effect to such Acquisition, and (v) the aggregate amount of the Borrower’s and its Subsidiaries’ cash, Permitted Investments and the remaining unused portion of the Aggregate Commitments is sufficient to fund such Acquisition and, after funding such Acquisition, the unused portion of the Aggregate Commitments shall not be less than $50,000,000; and

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(e) the Borrower and its Subsidiaries may acquire Property in the ordinary course of business.
7.05 Dispositions. Make any Disposition, except:
(a) Dispositions of obsolete or worn out Property, and Dispositions in the ordinary course of business of Property that is no longer used or useful in the conduct of the business of the Borrower or any Subsidiary;
(b) Dispositions of inventory and Hydrocarbons in the ordinary course of business;
(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d) Dispositions of property by the Borrower or any Subsidiary to the Borrower or to a Subsidiary; provided that if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;
(e) Liens permitted by Section 7.01, Investments permitted by Section 7.02 Dispositions permitted by Section 7.04 and Restricted Payments permitted by Section 7.06;
(f) leases, subleases, licenses, sublicenses, easements, rights of way or similar rights or encumbrances in each case in the ordinary course of business and that do not materially interfere with the business of the Borrower or its Subsidiaries;
(g) liquidations or other dispositions of cash and Permitted Investments;
(h) Dispositions of Property (i) resulting from the condemnation thereof or (ii) that has suffered a casualty (constituting a total loss or constructive total loss of such Property) upon or after receipt of the Extraordinary Receipts of such casualty;
(i) sales or discounts of overdue accounts receivable in the ordinary course of business, in connection with the compromise or collection thereof;
(j) sales or transfers of new equipment by the Borrower or any Subsidiary in the ordinary course of business consistent with historical practice to any Person whereby the Borrower or any Subsidiary shall then or thereafter rent or lease as lessee such new equipment or any part thereof to use for substantially the same purpose or purposes as such new equipment sold or transferred;

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(k) relatively contemporaneous like-kind exchanges in the ordinary course of business and consistent with historical practice not to exceed $10,000,000 in the aggregate in any fiscal year;
(l) Dispositions of the natural gas processing facility called Bear Creek; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the Disposition is for at least 75% cash or cash equivalents, (iii) such Disposition is for fair market value and (iv) the Borrower shall make the prepayment or reinvestment of Net Cash Proceeds of such Disposition to the extent required by Section 2.05(a); and
(m) Dispositions not otherwise permitted by this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all Property Disposed of in reliance on this clause (m) in any calendar year shall not exceed five percent (5%) of the book value of the consolidated assets of the Borrower and its Subsidiaries as of the end of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b), (iii) the Disposition is for at least 75% cash or cash equivalents, (iv) such Disposition is for fair market value and (v) the Borrower shall make the prepayment or reinvestment of Net Cash Proceeds of such Disposition to the extent required by Section 2.05(a).
7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or pay any management or similar fee to any Affiliate of the Borrower (other than any such payments to the Borrower or a Subsidiary of the Borrower), except that:
(a) each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, provided that if any such Restricted Payment is made to a Person that is not a Guarantor, such Restricted Payment shall be made ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in Equity Interests of such Person;
(c) (i) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new Equity Interests and (ii) the Borrower may repurchase, redeem or otherwise acquire or retire Equity Interests in a transaction deemed to occur upon the exercise or exchange of unit options, unit incentives or similar rights to the extent that such Equity Interests represent a portion of the exercise or exchange price of these unit options, unit incentives or similar rights, and the Borrower may repurchase, redeem or otherwise acquire or retire Equity Interests in satisfaction of obligations for withholding taxes resulting from the exercise or exchange of unit options, unit incentives or similar rights;

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(d) provided that no Default has occurred and is continuing or would result from such payment, the Borrower may declare and pay Quarterly Distributions;
(e) the Borrower may pay Quarterly Distributions within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with clause (d) of this Section 7.06; and
(f) provided that no Default has occurred and is continuing or would result from such payment, the Borrower and any Subsidiary may pay any management fee or similar fee of any sort to any Affiliate of the Borrower or its Subsidiaries pursuant to the Borrower Partnership Agreement, the CESL Partnership Agreement or the Omnibus Agreement.
7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, except (a) transactions among the Borrower and its Subsidiaries and not involving any other Affiliate, (b) Restricted Payments permitted by Section 7.06, (c) transactions in the ordinary course of business that are on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtained by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person not an Affiliate, and (d) other transactions approved by the Ultimate General Partner’s conflicts committee.
7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create the Liens created by the Collateral Documents; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure the Obligations, except:
(a) clause (a)(iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness;
(b) as required by applicable Law;

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(c) any agreement or instrument governing Indebtedness or Equity Interests of a Person acquired by the Borrower or any of its Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that such Acquisition is permitted by this Agreement and, in the case of Indebtedness, such Indebtedness is permitted by this Agreement, and any refinancings, refundings, renewals or extensions of such Indebtedness, provided that the restrictions contained in the instruments or agreements governing such Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements or instruments governing the Indebtedness being refinanced;
(d) customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses, easements or leases, in each case entered into in the ordinary course of business and consistent with past practices;
(e) any agreement for the Disposition of a Subsidiary that restricts Restricted Payments by that Subsidiary pending its Disposition;
(f) Liens securing Indebtedness otherwise permitted by this Agreement that limit the right of the debtor to Dispose of the assets subject to such Liens;
(g) provisions with respect to the Disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;
(h) any agreement or instrument relating to any Property acquired after the Closing Date, so long as such encumbrance or restriction relates only to the Property so acquired and is not and was not created in anticipation of such acquisitions;
(i) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(j) any other agreement governing Indebtedness that is permitted by this Agreement; provided, that such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in this Agreement, as it exists on the Closing Date.
7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

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7.11 Financial Covenants.
(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than the ratio set forth below opposite such fiscal quarter:

Minimum
Consolidated
Interest Coverage
Fiscal Quarters Ending	Ratio
March 31, 2010	1.50 to 1.00
June 30, 2010 through December 31, 2010	1.75 to 1.00
March 31, 2011	2.00 to 1.00
June 30, 2011	2.25 to 1.00
September 30, 2011 and each fiscal quarter thereafter	2.50 to 1.00
(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Maximum
Consolidated
Fiscal Quarters Ending	Leverage Ratio
March 31, 2010 and June 30, 2010	5.75 to 1.00
September 30, 2010	5.50 to 1.00
December 31, 2010	5.25 to 1.00
March 31, 2011	5.00 to 1.00
June 30, 2011	4.75 to 1.00
September 30, 2011 and each fiscal quarter thereafter	4.50 to 1.00
(c) Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio as of the end of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending March 31, 2010, to be greater than 2.50 to 1.00.
7.12 Capital Expenditures. Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures made in connection with a business of the Borrower and its Subsidiaries permitted by Section 7.07.
7.13 ERISA Plans. Establish, maintain or contribute to, or permit any ERISA Affiliate to establish, maintain or contribute to, any Pension Plan with Unfunded Pension Liabilities in excess of the Threshold Amount, and the Borrower will not become obligated to, or permit any Subsidiary to become obligated to, contribute to any Multiemployer Plan if such contribution obligation could reasonably be expected to result in withdrawal liability in excess of the Threshold Amount.

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7.14 Accounting Changes; Fiscal Year. Make or permit, or permit any Subsidiary to make or permit, any change in (a) any of its accounting policies affecting the presentation of financial statements or reporting practices, except as required or permitted by GAAP, or (b) its fiscal year.
7.15 Amendment of Organization Documents; Partnership Agreements. Amend, modify or supplement, or permit any Subsidiary to amend, modify or supplement, (a) its Organizational Documents in any way that would be materially adverse to the interests of the Lenders, (b) the definition of “Available Cash” in the Borrower Partnership Agreement or the CESL Partnership Agreement or increase the amount of any management fee or similar fee of any sort payable to any Affiliate of the Borrower or its Subsidiaries (other than the Borrower and its Subsidiaries), (c) any other provision of the Borrower Partnership Agreement or the CESL Partnership Agreement if such amendment, modification or supplement would be materially adverse to the interests of the Lenders or (d) the Omnibus Agreement in any way that would increase the amount of any management fee or similar fee of any sort payable to any Affiliate of the Borrower or its Subsidiaries (other than the Borrower and its Subsidiaries) under the Omnibus Agreement.
7.16 Prepayments and Modifications of Certain Indebtedness. Make any optional or scheduled payments or prepayments on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) of any Indebtedness permitted by Section 7.03(h) or Section 7.03(i) prior to the Maturity Date, except, provided that no Default has occurred and is continuing or would result from such payment, (a) prepayments, redemptions or purchases of up to 35% of the original principal amount of such Indebtedness with Equity Issuance Proceeds and (b) other prepayments, redemptions, purchases and defeasances of such Indebtedness in an aggregate amount not to exceed $7,500,000 during the term of this Agreement. The Borrower shall not amend, supplement or otherwise modify the terms of any Indebtedness permitted by Section 7.03(h) or Section 7.03(i) if such amendment, supplement or other modification would not be permitted by the terms of Section 7.03(i) without the prior written consent of the Required Lenders, which consent will not be unreasonably withheld.
7.17 Hydrocarbon Hedge Agreements and Swap Contracts. The Borrower shall not and will not permit any Subsidiary to be a party to or in any manner liable on any Hydrocarbon Hedge Agreement or Swap Contract except:
(a) Hydrocarbon Hedge Agreements with the purpose and effect of hedging prices on Hydrocarbons that are (i) consistent in all material respects with the Borrower’s risk management policies and historical practices, which risk management policies shall at all times prohibit maintaining an “open” position in natural gas or other commodities or goods, or in any derivative of any thereof and (ii) not speculative in nature; and
(b) Swap Contracts with respect to the interest rates on a principal amount of Indebtedness of the Borrower that are (i) consistent with the Borrower’s risk management policies and historical practices, which risk management policies shall at all times prohibit maintaining an “open” position in natural gas or other commodities or goods, or in any derivative of any thereof and (ii) not speculative in nature.

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ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01 Events of Default. Any of the following shall constitute an Event of Default:
(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05, 6.10, 6.11, or 6.12 or Article VII; or
(c) Deliverables Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, or 6.16 and such failure continues for 15 days after the earlier of (i) written notice thereof being given to the Borrower by the Administrative Agent, and (ii) such time as a Responsible Officer of the Borrower knows or reasonably should have known of such failure; or
(d) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) written notice thereof being given to the Borrower by the Administrative Agent, and (ii) such time as a Responsible Officer of the Borrower knows or reasonably should have known of such failure; or
(e) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(f) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of

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more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(g) Insolvency Proceedings, Etc. Any Loan Party or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(h) Inability to Pay Indebtedness; Attachment. (i) The Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(i) Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

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(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or an ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(k) Invalidity of Loan Documents. Any provision of the Credit Agreement or any material provision of any other Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations or any action or inaction by any Secured Party, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(l) Change of Control. There occurs any Change of Control, provided, however, the merger or consolidation permitted by Section 7.04(c) shall not constitute a Change in Control.
8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment or other notice of any kind, all of which are hereby expressly waived by the Borrower for itself, its successors and assigns;
(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

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8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and Secured Obligations then owing under any Secured Cash Management Agreement and Secured Hedge Agreements, ratably among the Lenders, the L/C Issuer, the Cash Management Banks, and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above. Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof two Business Days (or such shorter time

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as may be acceptable to the Administrative Agent) prior to the date that the Administrative Agent sets (by written notice to the Lenders) for such application, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank and Hedge Bank, as the case may be. The Administrative Agent shall be entitled to rely on, and shall not bear any liability for relying upon, any notice received from a Cash Management Bank or a Hedge Bank regarding Secured Cash Management Agreements or Secured Hedge Agreements and shall not be responsible for or have any duty to ascertain or inquire into the validity, authenticity, or accuracy of any statement or representation contained therein or otherwise with respect thereto.
ARTICLE IX
ADMINISTRATIVE AGENT
9.01 Appointment and Authority.
(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential Hedge Bank and potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

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9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

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9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative

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Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

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(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
9.10 Collateral and Guaranty Matters. The Lenders (including in their capacity as a potential Cash Management Bank and a potential Hedge Bank, and on behalf of their Affiliates in such capacities) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;
(b) to subordinate or release any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01, and to enter into any intercreditor agreement, subordination agreement or similar agreement with respect to any such property; and
(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

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9.11 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
ARTICLE X
MISCELLANEOUS
10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

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(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) or waive any Default or Event of Default related to a financial covenant;
(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby;
(g) release all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or
(h) release all or substantially all of the value of the Collateral without written consent of each Lender, except to the extent the release of such Collateral is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent alone).
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender. If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this sentence). Notwithstanding anything to the contrary contained in this Section, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the applicable Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following the posting of such amendment to the Lenders.

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10.02 Notices; Effectiveness; Electronic Communication.
(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i) if to the Borrower, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

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Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

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(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law (but in no event shall the Administrative Agent, L/C Issuer or any Lender be entitled to recover for the same loss more than once).
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

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10.04 Expenses; Indemnity; Damage Waiver.
(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE

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INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from claims solely between or among the Indemnitees.
(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

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10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06 Successors and Assigns.
(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as permitted by Section 7.04(c), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

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(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis;
(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments, if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

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Notwithstanding anything to the contrary contained herein, any Lender may assign, as security, all or a part of its rights under the Loan Documents to any Federal Reserve Bank.
(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that (A) such fee shall not be payable for any assignment from a Lender to an Affiliate of such Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) and Section 3.01(f) as though it were a Lender.
(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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(g) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c), (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, or (iii) any insurance provider of the Administrative Agent, the Lenders and the L/C Issuer relating to the Loan Parties and the Obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 108

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 109

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 110

(d) such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
10.14 Governing Law; Jurisdiction; Etc.
(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 111

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. THIS SECTION 10.14 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT, AND ANY SATISFACTION AND DISCHARGE OF EACH LOAN PARTY BY VIRTUE OF ANY PAYMENT, COURT ORDER, OR LAW.
10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THIS SECTION 10.15 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT, AND ANY SATISFACTION AND DISCHARGE OF EACH LOAN PARTY BY VIRTUE OF ANY PAYMENT, COURT ORDER, OR LAW.
10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, and the other Lead Arranger(s) are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger, and the other Lead Arranger(s), on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger, and each other Lead Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any other Lead Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the other Lead Arranger(s) and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arranger nor any other Lead Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger, with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 112

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
10.19 Time of the Essence. Time is of the essence of the Loan Documents.
10.20 Amendment and Restatement; Existing Indebtedness. The Borrower, the Administrative Agent and the Lenders have agreed that this Agreement is an amendment and restatement of the Existing Credit Agreement in its entirety and the terms and provisions hereof supersede the terms and provisions thereof, and this Agreement is not a new or substitute credit agreement or novation of the Existing Credit Agreement. The Indebtedness of the Borrower evidenced under this Agreement and the other Loan Documents is given in renewal, extension, modification but not in extinguishment or discharge of the Indebtedness under the Existing Credit Agreement.
10.21 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

AMENDED AND RESTATED CREDIT AGREEMENT —  Page 113

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CROSSTEX ENERGY, L.P.
By:	Crosstex Energy GP, L.P.,
its general partner

By:	Crosstex Energy GP, LLC,
its general partner

By:	/s/ Michael J. Garberding
Michael J. Garberding
Senior Vice President — Finance

AMENDED AND RESTATED CREDIT AGREEMENT - Signature Page 1

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Tyler D. Levings
Tyler D. Levings
Senior Vice President

Signature Page to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Lender and L/C Issuer
By:	/s/ Tyler D. Levings
Tyler D. Levings
Senior Vice President

Signature Page to Amended and Restated Credit Agreement

BNP PARIBAS
By:	/s/ Greg Smothers
	Name:	Greg Smothers
	Title:	Director

By:	/s/ Andrew Ostrov
	Name:	Andrew Ostrov
	Title:	Director

Signature Page to Amended and Restated Credit Agreement

COMERICA BANK
By:	/s/ V. Mark Fuqua
	Name:	V. Mark Fuqua
	Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

COMPASS BANK
By:	/s/ Greg Determann
	Name:	Greg Determann
	Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

COMERICA BANK, as successor in interest to GUARANTY BANK
By:	/s/ Greg Determann
	Name:	Greg Determann
	Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

ROYAL BANK OF CANADA
By:	/s/ Jason S. York
	Name:	Jason S. York
	Title:	Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION
By:	/s/ Yoshihiro Hyakutome
	Name:	Yoshihiro Hyakutome
	Title:	General Manager

Signature Page to Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Justin M. Alexander
	Name:	Justin M. Alexander
	Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

WELLS FARGO BANK, N.A., as a Lender and a Co-Syndication Agent
By:	/s/ Charles D. Kirkham
	Name:	Charles D. Kirkham
	Title:	Senior Vice President

WACHOVIA BANK, N.A.
By:	/s/ Charles D. Kirkham
	Name:	Charles D. Kirkham
	Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

UBS LOAN FINANCE LLC
By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ Marie Haddad
	Name:	Marie Haddad
	Title:	Associate Director

Signature Page to Amended and Restated Credit Agreement

CAPITAL ONE, N.A.
By:	/s/ Michael Higgins
	Name:	Michael Higgins
	Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

GOLDMAN SACHS BANK USA
By:	/s/ Alexis Maged
	Name:	Alexis Maged
	Title:	Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

MORGAN STANLEY BANK, N.A.
By:	/s/ Ryan Vetsch
	Name:	Ryan Vetsch
	Title:	Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

SCHEDULE 2.01
COMMITMENTS
AND APPLICABLE PERCENTAGES

		Applicable
Lender	Commitment	Percentage

Bank of America, N.A.	50,000,000.00	11.904761905%
BNP Paribas	50,000,000.00	11.904761905%
Royal Bank of Canada	50,000,000.00	11.904761905%
Wells Fargo Bank, N.A.	20,017,629.00	4.766102143%
UBS Loan Finance LLC	40,000,000.00	9.523809524%
Capital One, N.A.	35,000,000.00	8.333333333%
Compass Bank	13,600,000.00	3.238095238%
Compass Bank, as successor in interest to Guaranty Bank	16,400,000.00	3.904761905%
Comerica Bank	25,000,000.00	5.952380952%
Goldman Sachs Bank USA	25,000,000.00	5.952380952%
Morgan Stanley Bank, N.A.	25,000,000.00	5.952380952%
Wachovia Bank, N.A.	29,982,371.00	7.138659762%
U.S. Bank National Association	25,000,000.00	5.952380952%
Sumitomo Mitsui Banking Corporation	15,000,000.00	3.571428571%

Total	$420,000,000.00	100.000000000%

SCHEDULE 5.06
LITIGATION
1.	The matter captioned “DENBURY V. CROSSTEX” in the Crosstex Litigation Report, dated as of February 2, 2010 (the “Litigation Report”), delivered to the Administrative Agent.

2.	The matter captioned “FORMOSA CLAIM” in the Litigation Report delivered to the Administrative Agent.

3.	The matter captioned “CROSSTEX NORTH TEXAS GATHERING, L.P. V. ROBERT L. DOW” in the Litigation Report delivered to the Administrative Agent.

SCHEDULE 5.13
SUBSIDIARIES AND
OTHER EQUITY INVESTMENTS
Part (a)

Material
(indicate
	Jurisdiction in which	with
Entity	registered or qualified	“Material”)	Owners

1. Crosstex Energy Services, L.P.	Delaware*, Louisiana, Texas	Material	Crosstex Energy, L.P. (99.999% common) and Crosstex Operating GP, LLC (.001% general partner interest)
2. Crosstex Energy Services GP, LLC	Delaware, Texas	Material	Crosstex Energy Services, L.P. (100%)
3. Crosstex Operating GP, LLC	Delaware, Texas	Material	Crosstex Energy, L.P. (100%)
4. Crosstex Louisiana Energy, L.P.	Delaware		Crosstex Energy, L.P. (99.999% limited partner interest) and Crosstex Operating GP, LLC (.001% general partner interest)
5. LIG Chemical GP, LLC	Delaware		Crosstex Louisiana Energy, L.P. (100%)
6. LIG Chemical, L.P.	Delaware		Crosstex Louisiana Energy, L.P. (99.999% limited partner interest) and LIG Chemical GP, LLC (.001% general partner interest)
7. LIG Liquids Holdings, L.P.	Delaware		Crosstex Louisiana Energy, L.P. (90%) and LIG Chemical, L.P. (10%)
8. Crosstex Acquisition Management, L.P.	Delaware, Louisiana, Texas	Material	Crosstex Energy Services, L.P. (99.999% limited partner interest) and Crosstex Energy Services GP, LLC (.001% general partner interest)
9. Crosstex CCNG Processing Ltd.	Texas	Material	Crosstex Energy Services, L.P. (99.999% limited partner interest) and Crosstex Energy Services GP, LLC (.001% general partner interest)

Material
(indicate
	Jurisdiction in which	with
Entity	registered or qualified	“Material”)	Owners

10. Crosstex Gulf Coast Marketing Ltd.	Louisiana, Texas	Material	Crosstex Energy Services, L.P. (99.999% limited partner interest) and Crosstex Energy Services GP, LLC (.001% general partner interest)
11. Crosstex NGL Marketing, L.P.	Louisiana, Texas	Material	Crosstex Energy Services, L.P. (99.999% limited partner interest) and Crosstex Energy Services GP, LLC (.001% general partner interest)
12. Crosstex NGL Pipeline, L.P.	Texas	Material	Crosstex Energy Services, L.P. (99.999% limited partner interest) and Crosstex Energy Services GP, LLC (.001% general partner interest)
13. Crosstex North Texas Gathering, L.P.	Texas	Material	Crosstex Energy Services, L.P. (99.999% limited partner interest) and Crosstex Energy Services GP, LLC (.001% general partner interest)
14. Crosstex North Texas Pipeline, L.P.	Texas	Material	Crosstex Energy Services, L.P. (99.999% limited partner interest) and Crosstex Energy Services GP, LLC (.001% general partner interest)
15. Crosstex DC Gathering Company, J.V.	Texas		Crosstex North Texas Gathering, L.P. (71%); other third parties (29%)
16. Crosstex LIG, LLC	Louisiana	Material	Crosstex Energy Services, L.P. (100%)
17. Crosstex LIG Liquids, LLC	Louisiana	Material	Crosstex Energy Services, L.P. (100%)
18. Crosstex Tuscaloosa, LLC	Louisiana	Material	Crosstex Energy Services, L.P. (100%)
19. Crosstex Louisiana Gathering, LLC	Louisiana		Crosstex Energy Services, L.P. (100%)

Material
(indicate
	Jurisdiction in which	with
Entity	registered or qualified	“Material”)	Owners

20. Crosstex Eunice, LLC	Louisiana	Material	Crosstex Energy Services, L.P. (100%)
21. Crosstex Processing Services, LLC	Delaware, Louisiana	Material	Crosstex Energy Services, L.P. (100%)
22. Crosstex Pelican, LLC	Delaware, Louisiana	Material	Crosstex Energy Services, L.P. (100%)
23. Sabine Pass Plant Facility Joint Venture	Louisiana, Texas	Material	Crosstex Processing Services, LLC (81.05%) and Crosstex Pelican, LLC (18.95%)
24. Crosstex Energy Finance Corporation	Delaware		Crosstex Energy, L.P. (100%)
Part (b)
None.

*	States listed in bolded text indicate the jurisdiction in which the entity is organized.

SCHEDULE 7.01
EXISTING LIENS
1.
Financing Statement 74530415 filed with the Delaware Secretary of State listing Crosstex Energy Services, L.P. as Debtor, and Banc of America Leasing & Capital, LLC, as Secured Party, in connection with items 2 through 7 on Schedule 7.03.

2.
Financing Statement 80564730 filed with the Delaware Secretary of State listing Crosstex Energy Services, L.P., as Debtor, and Banc of America Leasing & Capital, LLC, as Secured Party, in connection with items 2 through 7 on Schedule 7.03.

3.
Financing Statement 81087459 filed with the Delaware Secretary of State listing Crosstex Energy Services, L.P., as Debtor, and AIG Commercial Equipment Finance, Inc., as Secured Party, in connection with items 2 through 7 on Schedule 7.03.

4.
Financing Statement 82723961 filed with the Delaware Secretary of State listing Crosstex Energy Services, L.P., as Debtor, and AIG Commercial Equipment Finance, Inc., as Secured Party, in connection with items 2 through 7 on Schedule 7.03.

5.
Financing Statement 83396130 filed with the Delaware Secretary of State listing Crosstex Energy Services, L.P., as Debtor, and Bank of the West, as Secured Party, in connection with items 2 through 7 on Schedule 7.03.

6.
Financing Statement 83475280 filed with the Delaware Secretary of State listing Crosstex Energy Services, L.P., as Debtor, and Caterpillar Financial Services Corp., as Secured Party, in connection with items 2 through 7 on Schedule 7.03.

7.
Financing Statement 90180437 filed with the Delaware Secretary of State listing Crosstex Energy Services, L.P., as Debtor, and Centex Service Company, LLC, as Secured Party, in connection with personal property located in leased premises.

8.
Financing Statement 090005463592 filed with the Texas Secretary of State listing Crosstex Energy Services, L.P, as Debtor, and Centex Service Company, LLC, as Secured Party, in connection with personal property located in leased premises.

9.
Financing Statement 53485993 filed with the Delaware Secretary of State listing Crosstex Processing Services, LLC, as Debtor, and J.P. Morgan Trust Company, National Association, as Secured Party in connection with that certain Indenture of Trust, Pledge and Security Agreement, dated as of May 18, 1987, in connection with the processing plant in Acadia Parish, Louisiana.

10.
Financing Statement 080026624008 filed with the Texas Secretary of State listing Crosstex North Texas Gathering, L.P., as Debtor, and AIG Commercial Equipment Finance, Inc., as Secured Party, in connection with items 2 through 7 on Schedule 7.03.

11.
Financing Statement 080032963950 filed with the Texas Secretary of State listing Crosstex North Texas Gathering, L.P., as Debtor, and Bank of the West, as Secured Party, in connection with items 2 through 7 on Schedule 7.03.

12.
Financing Statement 080033719112 filed with the Texas Secretary of State listing Crosstex North Texas Gathering, L.P., as Debtor, and Caterpillar Financial Services Corp., as Secured Party, in connection with items 2 through 7 on Schedule 7.03.

13.
Financing Statement 090008220253 filed with the Texas Secretary of State listing Crosstex North Texas Gathering, L.P., as Debtor, and Banc of America Leasing & Capital, LLC, as Secured Party, in connection with items 2 through 7 on Schedule 7.03.

14.
Financing Statement 090008221052 filed with the Texas Secretary of State listing Crosstex North Texas Gathering, L.P., as Debtor, and Banc of America Leasing & Capital, LLC, as Secured Party, in connection with items 2 through 7 on Schedule 7.03.

15.
Financing Statement 080010882209 filed with the Texas Secretary of State listing Crosstex North Texas Gathering, L.P., as Debtor, and AIG Commercial Equipment Finance, Inc., as Secured Party, in connection with items 2 through 7 on Schedule 7.03.

16.	Financing Statement 28-436885 filed in Lafayette Parish, Louisiana listing Crosstex LIG, LLC, as Debtor, and MidSouth Bank, N.A., as Secured Party, in connection with item 8 on Schedule 7.03.
17.
Financing Statement 01-052003 filed in Acadia Parish, Louisiana listing Crosstex Processing Services, LLC, as Debtor, and J.P. Morgan Trust Company, as Secured Party, in connection with that certain Indenture of Trust, Pledge and Security Agreement, dated as of May 18, 1987, in connection with the processing plant in Acadia Parish, Louisiana.

SCHEDULE 7.02
EXISTING INVESTMENTS
None

SCHEDULE 7.03
EXISTING INDEBTEDNESS
1.	Amounts owed pursuant to the Eunice Lease Documents.
•	Balance as of January 21, 2010: $18,053,622.45
2.
Amounts owed in connection with the lease of certain natural gas compressors pursuant to the Master Lease Agreement, dated as of November 2, 2007, between Banc of America Leasing & Capital, LLC (the “Lessor”) and Crosstex Energy Services, L.P. (the “Lease Agreement”), maturing on December 30, 2017.

•	Original lease amount: $4,010,950.00
•	Balance as of December 31, 2009: $3,403,795.46
3.
Amounts owed in connection with the lease of certain natural gas compressors pursuant to the Lease Agreement as supplemented by that certain Schedule to Master Lease Agreement, dated as of February 15, 2008, between the Lessor and Crosstex North Texas Gathering, L.P., maturing on March 15, 2018.

•	Original lease amount: $4,595,808.00
•	Balance as of December 31, 2009: $3,961,658.88
4.
Amounts owed in connection with the lease of certain natural gas compressors pursuant to the Lease Agreement as supplemented by that certain Schedule to Master Lease Agreement, dated as of March 30, 2008, between the Lessor and Crosstex North Texas Gathering, L.P., maturing on April 30, 2017.

•	Original lease amount: $7,662,631.00
•	Balance as of December 31, 2009: $6,583,995.63
5.
Amounts owed in connection with the lease of certain natural gas compressors pursuant to the Lease Agreement as supplemented by that certain Schedule to Master Lease Agreement, dated as of August 5, 2008, between the Lessor and Crosstex North Texas Gathering, L.P., maturing on August 31, 2017.

•	Original lease amount: $2,883,867.00
•	Balance as of December 31, 2009: $2,589,412.76

6.
Amounts owed in connection with the lease of certain natural gas compressors pursuant to the Lease Agreement as supplemented by that certain Schedule to Master Lease Agreement, dated as of October 6, 2008, between the Lessor and Crosstex North Texas Gathering, L.P., maturing on October 9, 2017.

•	Original lease amount: $3,149,458.14
•	Balance as of December 31, 2009: $2,860,644.75
7.
Amounts owed in connection with the lease of certain natural gas compressors pursuant to the Lease Agreement as supplemented by that certain Schedule to Master Lease Agreement, dated as of October 14, 2008, between the Lessor and Crosstex North Texas Gathering, L.P., maturing on October 16, 2018.

•	Original lease amount: $4,820,288.84
•	Balance as of December 31, 2009: $4,372,260.25
8.
Amounts owed in connection with the lease of an American Eagle Forklift pursuant to the Master Lease Agreement, dated as of September 10, 2008, between MidSouth Bank and Crosstex LIG, LLC, maturing on September 1, 2010.

•	Original lease amount: $68,479.00
•	Balance as of December 31, 2009: $27,128.60

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES
CROSSTEX ENERGY, L.P.:
2501 Cedar Springs
Suite 100
Dallas, Texas 75201
Attention: General Counsel
Telephone: 214-953-9500
Telecopier: 214-721-9383
Electronic Mail: joe.davis@crosstexenergy.com
Website Address:        www.crosstexenergy.com
U.S. Taxpayer Identification Number: 16-1616605

with a copy to:

CROSSTEX ENERGY, L.P.
2501 Cedar Springs
Suite 100
Dallas, Texas 75201
Attention: Chief Financial Officer
Telephone: 214-953-9500
Electronic Mail: bill.davis@crosstexenergy.com

with a copy to:

BAKER BOTTS L.L.P
2001 Ross Avenue
Suite 600
Dallas, Texas 75201
Attention: Luke A. Weedon, Esq.
Telephone: 214-953-6970
Telecopier: 214-661-4970
Electronic Mail: luke.weedon@bakerbotts.com

ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
901 Main Street, 66th Floor
Mail Code: TX1-492-14-04
Dallas, Texas 75202-3714
Attention: Melissa Lopez
Telephone: (214) 209-2031
Telecopier: (214) 290-9485
Electronic Mail: melissa.lopez@baml.com
Account No.: 1292000883
Ref: Crosstex Energy LP, L.P.- Attn – Melissa Lopez
ABA# 026009593
Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
901 Main Street, 66th Floor
Mail Code: TX1-492-14-11
Dallas, Texas 75202-3714
Attention: Renita Cummings
Telephone: (214) 209-4130
Telecopier: (214) 290-8371
Electronic Mail: renita.m.cummings@baml.com
L/C ISSUER:
Bank of America, N.A.
Trade Operations
Street Address: 100, Temple Street
Mail Code: CA9-705-07-05
City, State ZIP Code: Los Angeles CA 900012-1514
Attention: Sandra Leon
Telephone: 213-580-8369
Telecopier: 213-457-8841
Electronic Mail: sandra.leon@baml.com

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE
Date:                     , _____
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Credit Agreement, dated as of February [_____], 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Crosstex Energy, L.P., a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.
The undersigned hereby requests (select one):

☐	A Borrowing of Committed Loans	☐	A conversion of [Base Rate Loan][Eurodollar Rate Loan] or continuation of Eurodollar Rate Loans
1.	On (a Business Day).

2.	In the amount of $ .
[principal amount to be borrowed, converted or continued]
3.	Comprised of .
[Type of Committed Loan requested or to which an existing Committed Loan is to be converted into]
4.	For Eurodollar Rate Loans: with an Interest Period of _____ months.

[5.	Description of conversion or continuation: ]
[For conversions or continuations, provide additional description of the Committed Loan to be converted or continued]
[The Committed Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.]1

[1]	Applicable if requesting a Borrowing of Committed Loans
A - 1
Form of Committed Loan Notice

CROSSTEX ENERGY, L.P.

By:	Crosstex Energy GP, L.P., its general partner
By:	Crosstex Energy GP, LLC, its general partner

By:

Name:
Title:

A - 2
Form of Committed Loan Notice

EXHIBIT B
FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Loan (as defined in the Agreement described below) from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of February [_____], 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.
The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement for such unpaid amounts.
This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also endorse on Schedule A attached hereto the date, amount and maturity of its Loans and payments with respect thereto; provided that the failure of Lender to endorse Schedule A, or the inaccuracy of any amount endorsed on Schedule A, shall not impair the Lender’s rights under this Note.
To the extent set forth in the Agreement, the Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
Except as provided in the Agreement, this Note may not be assigned by the Lender to any Person.

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
THIS WRITTEN NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

CROSSTEX ENERGY, L.P.

By:	Crosstex Energy GP, L.P., its general partner
By:	Crosstex Energy GP, LLC, its general partner
By:

Name:
Title:

Form of Note

Schedule A
LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
				Principal or	Outstanding
			End of	Interest	Principal
	Type of	Amount of	Interest	Paid This	Balance	Notation
Date	Loan Made	Loan Made	Period	Date	This Date	Made By

Form of Note

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                     , _____
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Credit Agreement, dated as of February [_____], 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Crosstex Energy, L.P., a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer thereunder.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                              of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower in the undersigned’s capacity as a Responsible Officer of the Borrower and not in the undersigned’s individual capacity, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1. The Borrower has delivered the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended                     , and the related consolidated statements of income or operations for such fiscal year, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the Borrower’s fiscal year then ended. Such consolidated financial statements fairly present in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1. The Borrower has delivered a consolidated balance sheet of the Borrower and its Subsidiaries dated                     , and the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Borrower’s fiscal year then ended. Such consolidated financial statements fairly present in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

Form of Compliance Certificate

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a reasonably detailed review of the transactions and consolidated condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.
3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and
[select one:]
[to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
—or—
[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
4. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto (or in such other format acceptable to the Administrative Agent) are true and accurate on and as of the date of this Compliance Certificate.
IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                                         , February _____, 2010.

CROSSTEX ENERGY, L.P.

By:	Crosstex Energy GP, L.P., its general partner
By:	Crosstex Energy GP, LLC, its general partner
By:

Name:
Title:

Form of Compliance Certificate

For the Year/Quarter ended                                          (“Statement Date”)
SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I. Section 7.11(a) — Consolidated Interest Coverage Ratio.
A. Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):	$
1. Consolidated Net Income for Subject Period:	$
2. Consolidated Interest Charges for Subject Period:	$
3. Provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for Subject Period:	$
4. Depreciation expenses for Subject Period:	$
5. Amortization expenses for Subject Period:	$
6. Non-cash items of the Borrower and its Subsidiaries reducing Consolidated Net Income for Subject Period:	$
7. Other non-recurring items of the Borrower and its Subsidiaries reducing Consolidated Net Income for Subject Period:	$
8. Any Transaction Costs allocated to Subject Period (not to exceed $35,000,000):	$
9. Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for Subject Period:	$
10. Non-cash items of the Borrower and its Subsidiaries increasing Consolidated Net Income for Subject Period:	$
11. Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 +7 +8-9-10):	$

B. Consolidated Interest Charges for Subject Period, or such other period as set forth in the Credit Agreement:	$

C. Consolidated Interest Coverage Ratio (Line I.A.11 ÷ Line I.B):	to 1

Form of Compliance Certificate

Minimum required:

Minimum Consolidated
Interest Coverage
Fiscal Quarter(s) Ending	Ratio
March 31, 2010	1.50 to 1.00
June 30, 2010 through December 31, 2010	1.75 to 1.00
March 31, 2011	2.00 to 1.00
June 30, 2011	2.25 to 1.00
September 30, 2011 and each fiscal quarter thereafter	2.50 to 1.00

II. Section 7.11(b) — Consolidated Leverage Ratio.
A. Consolidated Funded Indebtedness at Statement Date:	$
B. Consolidated EBITDA for Subject Period (Line I.A.11 above):	$
C. Consolidated Leverage Ratio (Line II.A ÷ Line II.B):	to 1
Maximum permitted:

Maximum
Consolidated
Four Fiscal Quarters Ending	Leverage Ratio
March 31, 2010 and June 30, 2010	5.75 to 1.00
September 30, 2010	5.50 to 1.00
December 31, 2010	5.25 to 1.00
March 31, 2011	5.00 to 1.00
June 30, 2011	4.75 to 1.00
September 30, 2011 and each fiscal quarter thereafter	4.50 to 1.00

III. Section 7.11(c) — Consolidated Senior Leverage Ratio.
A. Consolidated Secured Funded Indebtedness at Statement Date (Lines II.A above):	$
B. Consolidated EBITDA for Subject Period (Line I.A.11 above):	$
C. Consolidated Senior Leverage Ratio (Line III.A ÷ Line III.B):	$
Maximum permitted:

Maximum
Consolidated
Commencing with the Fiscal Quarter	Senior Leverage
Ending March 31, 2010	Ratio = 2.50 to 1.00

Form of Compliance Certificate

For the Year/Quarter ended                                          (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)
Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Twelve
	Quarter	Quarter	Quarter	Quarter	Months
Consolidated	Ended	Ended	Ended	Ended	Ended
EBITDA
Consolidated Net Income
+ Consolidated Interest Charges
+ Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries
+ depreciation expense
+ amortization expense
+ non-cash items of the Borrower and its Subsidiaries reducing Consolidated Net Income
+ other non-recurring items of the Borrower and its Subsidiaries reducing Consolidated Net Income
+ any allocated Transaction Costs (not to exceed $35,000,000)
- Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries
- non-cash items of the Borrower and its Subsidiaries increasing Consolidated Net Income
= Consolidated EBITDA

Form of Compliance Certificate

EXHIBIT D
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified in item 5 below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the Assignor][each Assignor] to the Assignee[s] pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is to a single Assignor, choose the first bracketed language. If the assignment is to multiple Assignors, choose the second bracketed language.

[2]
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are multiple Assignors, multiple Assignees or both.

Form of Assignment and Assumption

1.	Assignor[s]:

2.	Assignee[s]:

[if applicable, for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]
3. Borrower: Crosstex Energy, L.P., a Delaware limited partnership
4. Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement
5. Credit Agreement: Amended and Restated Credit Agreement, dated as of February [_____], 2010, among Crosstex Energy, L.P., a Delaware limited partnership, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer
6. Assigned Interest[s]:

			Aggregate		Percentage
			Amount of	Amount of	Assigned of
		Facility	Commitment	Commitment	Commitment		CUSIP
Assignor [s] [5]	Assignee [s] [6]	Assigned[7]	for all Lenders[8]	Assigned	for all Lenders[9]		Number
			$	$		%

			$	$		%

			$	$		%

[7. Trade Date:                     ]10
Effective Date:                                          20  _____  [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.

[6]	List each Assignee, as appropriate.

[7]
Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Committed Loan”, participation in “L/C Obligations”, etc.).

[8]
Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name
Title:

[Consented to and] Accepted: BANK OF AMERICA, N.A., as11 Administrative Agent
By:
Name:
Title:

[Consented to:] BANK OF AMERICA, N.A., as12 L/C Issuer
By:
Name:
Title:

[11]
Consent of Administrative Agent required (1) for any assignment of less than $5,000,000.00 and (2) when such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender, or an Approved Fund with respect to such Lender.

[12]	Consent of L/C Issuer required for any assignment that increases the obligation of the assignee to participate in exposure under Letter(s) of Credit.

Form of Assignment and Assumption

[Consented to:]

Crosstex Energy, L.P., as Borrower[13]

By:	Crosstex Energy GP, L.P., Its general partner

	By:	Crosstex Energy GP, LLC, Its general partner

By:

Name:
Title:

[13]	Consent of Borrower required for any assignment unless (1) an Event of Default has occurred and is continuing or (2) such assignment is to a Lender, an Affiliate of a Lender, or an Approved Fund.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
Amended and Restated Credit Agreement dated as of February [__], 2010, among Crosstex Energy, L.P., a Delaware limited partnership, as Borrower, the Lenders from time to time party thereto, and Bank of America, N.A.
as Administrative Agent and L/C Issuer thereunder
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[its portion of the] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][its portion of the] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Form of Assignment and Assumption

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the applicable] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the applicable] Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption; provided that any such delivery by electronic transmission shall be effective only if transmitted in .pdf format, .tif format or other format in which the text is not readily modifiable by any recipient thereof. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

Form of Assignment and Assumption

EXHIBIT E
FORM OF GUARANTY

E - 1
Form of Security Agreement

Amended and Restated Guaranty
AMENDED AND RESTATED GUARANTY (this agreement, together with all amendments, restatements and other modifications hereto and all Guaranty Supplements, this “Guaranty”), dated as of February 10, 2010, made by each of the parties listed on the signature pages hereof and each other Person which may from time to time become a party to this Guaranty pursuant to Section 22 (collectively, the “Additional Guarantors,” and each, an “Additional Guarantor,” and together with each of the signatories party hereto, collectively the “Guarantors,” and each, a “Guarantor”), in favor of Bank of America, N.A., as administrative agent for the Lenders party to the Credit Agreement (hereinafter defined) (“Administrative Agent”), for the benefit of the Guaranteed Parties.
BACKGROUND.
Crosstex Energy, L.P., a Delaware limited partnership (“Borrower”), Bank of America, N.A., as the administrative agent (the “Original Administrative Agent”), and the other lenders party thereto (the “Original Lenders”), executed that certain Fourth Amended and Restated Credit Agreement dated as of November 1, 2005 (as amended, restated or otherwise modified, the “Existing Credit Agreement”).
Pursuant to the Existing Credit Agreement, (i) certain subsidiaries of the Borrower executed that certain Second Amended and Restated Subsidiary Guaranty, dated as of November 1, 2005 (as amended, restated or otherwise modified, the “Original Guaranty”), and (ii) Crosstex Eunice, LLC (“Crosstex Eunice”) executed that certain Subsidiary Guaranty dated as of October 15, 2009 (the “Eunice Guaranty”), in each case in favor of the financial institutions party thereto and the administrative agent referenced therein for the benefit of the guaranteed parties referenced therein.
The Borrower, the Original Administrative Agent and the Original Lenders desire to amend and restate (but not novate) the Existing Credit Agreement. To evidence the credit facility requested under the Credit Agreement referenced below, the Borrower, the Administrative Agent (as defined in such Credit Agreement) and the Lenders (as defined in such Credit Agreement) have agreed that such Credit Agreement is an amendment and restatement of (but not a novation of) the Existing Credit Agreement.
The Guarantors party hereto desire to amend and restate (but not novate) the Original Guaranty and the Eunice Guaranty, and it is a condition precedent to the effectiveness of the Credit Agreement that each Guarantor listed on the signature pages hereto shall have executed and delivered this Guaranty. This Guaranty is an amendment and restatement of (but not a novation of) the Original Guaranty and the Eunice Guaranty.
Borrower and each of the Guarantors are members of the same consolidated group of companies and are engaged in operations which require financing on a basis pursuant to which credit can be made available from time to time to Borrower, and each Guarantor will derive direct and indirect economic benefit from the Loans, Letters of Credit and other financial accommodations under the Credit Agreement, the other Loan Documents, the Secured Cash Management Agreements and the Secured Hedge Agreements.
Administrative Agent, L/C Issuer, Lenders, Hedge Banks, Cash Management Banks and the other Persons to whom the Guaranteed Obligations are owed are the “Guaranteed Parties”.

AGREEMENT.
NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, and in order to induce (a) Lenders to make the Loans and issue Letters of Credit under the Credit Agreement and to extend other credit and financial accommodations under the Loan Documents, and (b) the Guaranteed Parties to make financial accommodations under the Secured Cash Management Agreements and the Secured Hedge Agreements, as applicable, each Guarantor hereby agrees with Administrative Agent, for the benefit of the Guaranteed Parties, and each Guaranteed Party as follows:
SECTION 1. Definitions; Other Terms.
(a) For purposes of this Guaranty:
“Guaranteed Obligations” has the meaning set forth in Section 2.
“Insolvency Proceeding” means any voluntary or involuntary liquidation, dissolution, sale of all or substantially all assets, marshaling of assets or liabilities, receivership, conservatorship, assignment for the benefit of creditors, insolvency, bankruptcy, reorganization, arrangement or composition of any Guarantor, any other Loan Party or any Subsidiary (whether or not pursuant to any Debtor Relief Laws) or any other proceedings involving any Guarantor, any other Loan Party or any Subsidiary or any of the assets of any Guarantor, any other Loan Party or any Subsidiary under any Debtor Relief Laws.
“Louisiana Regulated Entities” means Crosstex LIG, LLC, a Louisiana limited liability company and Crosstex Tuscaloosa, LLC, a Louisiana limited liability company.
“Release Date” means, for each Guarantor, the earliest date on which either of the following occurs: (i) delivery of an approval, authorization or ratification in writing by the Required Lenders releasing such Guarantor from its obligations hereunder and (ii) if any Guarantor ceases to be a Subsidiary as a result of a transaction permitted by the Credit Agreement, delivery of a release by the Administrative Agent releasing such Guarantor from its obligations hereunder.
“Termination Date” means the earliest date on which all of the following occurs: termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made).
(b) Each capitalized term not otherwise defined herein has the meaning specified for such term in the Credit Agreement, and, to the extent of a conflict between the definition assigned to a term in the Credit Agreement and the definition assigned to such term herein, such term as defined herein shall control (provided, that a more expansive or explanatory definition shall not be deemed a conflict).
(c) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or any other Loan Document, Secured Cash Management Agreement or Secured Hedge Agreement, as applicable), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Guaranty in its entirety and not to any particular provision hereof, (iv) all references herein to Sections shall be construed to refer to Sections of this Guaranty and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. This Guaranty is a Loan Document.

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SECTION 2. Guaranty. Each of the Guarantors hereby jointly and severally, unconditionally and irrevocably guarantees the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, of, and the performance of, (a) the Secured Obligations, (b) any and all reasonable out-of-pocket expenses (including, without limitation, expenses and counsel fees and expenses of Administrative Agent and each Lender) incurred by any of the Guaranteed Parties in enforcing any rights under this Guaranty, and (c) all present and future amounts that would become due with respect to the foregoing but for the operation of any provision of Debtor Relief Laws, and all present and future accrued and unpaid interest with respect to the foregoing, including, without limitation, all post-petition interest if Borrower or any Guarantor becomes subject to any Insolvency Proceeding or Debtor Relief Laws; provided that the maximum obligation of the Louisiana Regulated Entities hereunder shall be limited to $500 million in the aggregate (the items set forth in clauses (a), (b) and (c), being herein referred to as the “Guaranteed Obligations”). Upon failure of Borrower to pay any of the Guaranteed Obligations when due (whether at stated maturity, by acceleration or otherwise), each Guarantor hereby further jointly and severally agrees to promptly pay the same to Administrative Agent for the benefit of the Guaranteed Parties, without any other demand or notice whatsoever, including without limitation, any notice having been given to any Guarantor of either the acceptance of the benefits of this Guaranty or the creation or incurrence of any of the Guaranteed Obligations (other than the giving of notice by the Administrative Agent and/or any of the Guaranteed Parties after the expiration of any applicable cure period in each case provided for in the Credit Agreement and the other Loan Documents, any Secured Hedge Agreement or any Secured Cash Management Agreement, as applicable); provided that in no event shall the Louisiana Regulated Entities be required to pay more than $500 million in the aggregate in respect of this Guaranty. This Guaranty is an absolute guaranty of payment and performance of the Guaranteed Obligations and not a guaranty of collection, meaning that it is not necessary for Administrative Agent (for and on behalf of the Guaranteed Parties), in order to enforce payment by Guarantors, first or contemporaneously to accelerate payment of any of the Guaranteed Obligations, to institute suit or exhaust any rights against any Loan Party or any other Person, or to enforce any rights against any Collateral or other security for the Secured Obligations. Notwithstanding anything herein or in any other Loan Document, Secured Cash Management Agreement or Secured Hedge Agreement to the contrary, in any action or proceeding involving any state corporate or other business entity Law, or any state or federal bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally (including any Debtor Relief Law), if, as a result of applicable Law relating to fraudulent conveyance or fraudulent transfer, including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state Law (collectively, “Fraudulent Transfer Laws”), the obligations of any Guarantor under this Section 2 would otherwise, after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement or contribution of such Guarantor pursuant to (a) applicable Law, or (b) any agreement providing for rights of subrogation, reimbursement or contribution in favor of such Guarantor, or for an equitable allocation among such Guarantor, Borrower, any other Loan Party, and any other Person of obligations arising under guaranties or grants of collateral by such Persons, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Section 2, then the amount of such liability shall, without any further action by such Guarantor, any Guaranteed Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

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SECTION 3. Guaranty Absolute. Subject to the limitations on the maximum obligation of the Louisiana Regulated Entities set forth in Section 2, each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, the Secured Cash Management Agreements and the Secured Hedge Agreements, as applicable, without set-off or counterclaim, and regardless of any applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guaranteed Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of:
(a) any lack of validity or enforceability of any provision of any Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement, any other agreement or instrument relating to any of the foregoing or avoidance or subordination of any of the Guaranteed Obligations;
(b) any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Guaranteed Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, any of the Loan Documents, the Secured Cash Management Agreements or the Secured Hedge Agreements;
(c) any exchange, release or non-perfection of any Lien on any Collateral or other security for, or any release of any other Loan Party or amendment or waiver of any term of any other guaranty of, or any consent to departure from any requirement of any other guaranty of, all or any of the Guaranteed Obligations;
(d) the absence of any attempt to collect any of the Guaranteed Obligations from Borrower or from any other Loan Party or any other action to enforce the same or the election of any remedy by any of the Guaranteed Parties;
(e) any waiver, consent, extension, forbearance or granting of any indulgence by any of the Guaranteed Parties with respect to any provision of any other Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement (except to the extent any written waiver, consent, forbearance or indulgence executed in accordance with such Loan Document, such Secured Cash Management Agreement or such Secured Hedge Agreement, as applicable, expressly modifies or terminates the obligations of such Guarantor);
(f) the election by any of the Guaranteed Parties in any Insolvency Proceeding;
(g) any borrowing or grant of a security interest by Borrower, as debtor-in-possession, under any Debtor Relief Law; or
(h) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of Borrower, any Guarantor or any other Loan Party other than payment or performance of the Guaranteed Obligations.
SECTION 4. Waiver.
(a) Each Guarantor hereby (i) waives (A) promptness, diligence, and, except as otherwise provided herein, notice of acceptance and any and all other notices, including, without limitation, notice of intent to accelerate and notice of acceleration, with respect to any of the Guaranteed Obligations or this Guaranty, (B) any requirement that any of the Guaranteed Parties protect, secure, perfect or insure any security interest in or other Lien on any property subject thereto or exhaust any right or take any action against Borrower or any other Person or any Collateral or other security, (C) the filing of any claim with a court in the event of any Insolvency Proceeding of any Loan Party or any other Person, (D) except as otherwise provided herein, protest or notice with respect to nonpayment of all or any of the Guaranteed Obligations, (E) except as otherwise provided herein, all demands whatsoever (and any requirement that demand be made on any Loan Party or any other Person as a condition precedent to such Guarantor’s obligations hereunder), (F) all rights by which any Guarantor might be entitled to require suit on an accrued right of action in respect of any of the Guaranteed Obligations or require suit against any Loan Party or any other Person, (G) any defense based upon an election of remedies by any Guaranteed Party, or (H) notice of any events or circumstances set forth in clauses (a) through (h) of Section 3; and (ii) covenants and agrees that, except as otherwise agreed by the parties, this Guaranty will not be discharged as to such Guarantor except on earliest to occur of the Release Date applicable to such Guarantor and the Termination Date.

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(b) If, in the exercise of any of its rights and remedies in accordance with the provisions of applicable Law, any of the Guaranteed Parties shall forfeit any of its rights or remedies, including, without limitation, its right to enter a deficiency judgment against any Loan Party or any other Person, whether because of any applicable Law pertaining to “election of remedies” or the like, each Guarantor hereby consents to such action by such Guaranteed Party and waives any claim based upon such action. Any election of remedies which, by reason of such election, results in the denial or impairment of the right of such Guaranteed Party to seek a deficiency judgment against any Loan Party or any other Person shall not impair the obligation of such Guarantor to pay the full amount of the Guaranteed Obligations or any other obligation of such Guarantor contained herein.
(c) If any of the Guaranteed Parties shall bid at any foreclosure or trustee’s sale or at any private sale permitted by Law or under any of the Loan Documents, the Secured Cash Management Agreements, and the Secured Hedge Agreements, to the extent not prohibited by applicable Law, such Guaranteed Party may bid all or less than the amount of the Guaranteed Obligations and the amount of such bid, if successful, need not be paid by such Guaranteed Party but shall be credited against the Guaranteed Obligations.
(d) Each Guarantor agrees that, notwithstanding any provision of this Guaranty and without limiting the generality of any provision of this Guaranty, if an Event of Default exists and (i) Administrative Agent or the Guaranteed Parties are prevented by applicable Law from exercising their respective rights to accelerate the maturity of the Guaranteed Obligations, to collect interest on the Guaranteed Obligations, or to enforce or exercise any other right or remedy with respect to the Guaranteed Obligations, or (ii) Administrative Agent is prevented from taking any action to realize on any Collateral or other security, such Guarantor shall pay to Administrative Agent for the account of the Guaranteed Parties, upon demand therefor, for application to the Guaranteed Obligations, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Guaranteed Parties.
(e) Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of Borrower and of each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations or any part thereof, that diligent inquiry would reveal. Each Guarantor hereby agrees that the Guaranteed Parties shall have no duty to advise any Guarantor or any other Loan Party of information known to any of the Guaranteed Parties regarding such condition or any such circumstance. In the event that any of the Guaranteed Parties in its sole discretion undertakes at any time or from time to time to provide any such information to any Guarantor or other Loan Party, such Guaranteed Party shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which, pursuant to accepted or reasonable banking or commercial finance practices or agreement, such Guaranteed Party wishes to maintain as confidential, or (iii) to make any other or future disclosures of such information or any other information to such Guarantor or other Loan Party.
(f) Each Guarantor consents and agrees that the Guaranteed Parties shall be under no obligation to marshal any assets in favor of any Guarantor or any other Loan Party or otherwise in connection with obtaining payment of any or all of the Guaranteed Obligations from any Person or source.

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(g) Each Guarantor acknowledges and agrees that nothing contained in this Guaranty or in any other Loan Document shall be construed as requiring the Administrative Agent to reduce a claim for payment under this Guaranty to judgment or otherwise pursue any remedy under this Guaranty before exercising the rights and remedies granted the Administrative Agent in respect of the Collateral in any Loan Document.
SECTION 5. No Waiver; Remedies.
(a) No failure on the part of any Guaranteed Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable Law or any of the other Loan Documents, the Secured Cash Management Agreements or the Secured Hedge Agreements.
(b) No waiver by the Guaranteed Parties of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by any of the Guaranteed Parties permitted hereunder shall in way affect or impair any of the rights of the Guaranteed Parties or the obligations of any Guarantor under this Guaranty or under any of the other Loan Documents, any Secured Cash Management Agreement or any Secured Hedge Agreement, except as specifically set forth in any such waiver. Any determination by a court of competent jurisdiction of the amount of any principal and/or interest or other amount constituting any of the Guaranteed Obligations shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made.
SECTION 6. Representations and Warranties. Each Guarantor hereby represents and warrants to the Guaranteed Parties that the representations and warranties set forth in Article V of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party are true and correct in all material respects in the manner specified in the Credit Agreement on and as of the date hereof, except for any such representations and warranties that were made as of a specified date and the Guaranteed Parties shall be entitled to rely on such representations and warranties as if they were fully set forth herein.
SECTION 7. Amendments, Etc. No amendment or waiver of any provision of this Guaranty nor consent to any departure by any Guarantor herefrom shall in any event be effective unless the same shall be in writing and signed by Administrative Agent and each Guarantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
SECTION 8. Addresses for Notices. Notices and Deliveries. All notices and other communications provided for hereunder shall be effectuated in the manner provided for in Section 10.02 of the Credit Agreement, said notice addressed to a Guarantor shall be to its notice address set forth opposite its signature hereto.
SECTION 9. Right of Set-off. If an Event of Default exists, each of the Guaranteed Parties is hereby authorized at any time and from time to time, to the fullest extent not prohibited by applicable Law, to set-off and apply any and all deposits (general or special (except trust and escrow accounts), time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Guaranteed Party to or for the credit or the account of each Guarantor against the Guaranteed Obligations, irrespective of whether or not such Guaranteed Party shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured; provided, however, such Guaranteed Party shall promptly notify such Guarantor and Borrower after such set-off and the application made by such Guaranteed Party; provided, further, any failure to deliver such notice shall not invalidate any such action. The rights of each Guaranteed Party under this Section 9 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Guaranteed Party may have.

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SECTION 10. Continuing Guaranty; Transfer of Guaranteed Obligations. This Guaranty (a)(i) is a continuing guaranty and, as to each Guarantor, shall remain in full force and effect until the earliest to occur of the Release Date applicable to such Guarantor and the Termination Date and (ii) is binding upon each Guarantor, its heirs, devisees, executors, administrators, permitted successors and assigns, and such Guarantor as debtor–in–possession, and (b) subject to Section 10.03 of the Credit Agreement, inures to the benefit of and is enforceable by the Guaranteed Parties and their respective successors, permitted transferees, and permitted assigns. Without limiting the generality of the foregoing clause (b), to the extent so permitted in the Credit Agreement, each of the Guaranteed Parties may assign or otherwise transfer any Guaranteed Obligations owed to it to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Guaranteed Party herein or otherwise with respect to such Guaranteed Obligations so transferred or assigned. No Guarantor may assign any of its obligations under this Guaranty except in connection with a transaction permitted by Sections 7.04(a) or (b) of the Credit Agreement.
SECTION 11. Application of Payments. All amounts and property received by Administrative Agent and the Guaranteed Parties pursuant to this Guaranty (including amounts and property received or applied pursuant to Section 9 or application of other rights of set-off) shall be applied to the Guaranteed Obligations as provided in Section 8.03 of the Credit Agreement.
SECTION 12. Reinstatement; Termination. This Guaranty shall remain in full force and effect and continue to be effective (i) should any petition be filed by or against any Loan Party under any Debtor Relief Law, (ii) should any Loan Party become insolvent or make an assignment for the benefit of creditors or (iii) should a receiver or trustee be appointed for all or any significant part of any Loan Party’s assets, and this Guaranty shall, to the fullest extent permitted by applicable Law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligees of the Guaranteed Obligations or such part thereof, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall, to the fullest extent not prohibited by Law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned. Subject to the reinstatement provisions of this Section 12, this Guaranty shall, as to each Guarantor, remain in full force and effect until the earliest to occur of the Release Date applicable to such Guarantor and the Termination Date.
SECTION 13. Governing Law; Jurisdiction; Consent to Service of Process.
(a) This Guaranty shall be construed in accordance with and governed by the Laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York without regard to conflict of law principles that would require application of laws of another jurisdiction) and federal Laws applicable to national banking associations.

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(b) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the County of New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state or, to the extent not prohibited by Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Guaranty shall affect any right that Administrative Agent or any other Guaranteed Party may otherwise have to bring any action or proceeding relating to this Guaranty against any Guarantor or the Collateral or other security in the courts of any jurisdiction.
(c) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to in Section 13(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent not prohibited by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices in Section 8. Nothing in this Guaranty or any other Loan Document will affect the right of any party to this Guaranty to serve process in any other manner permitted by Law. This Section 13 shall survive the termination of this Guaranty, and any satisfaction and discharge of each Guarantor by virtue of any payment, court order, or Law.
SECTION 14. WAIVER OF JURY TRIAL. EACH PARTY HERETO AND, BY ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, EACH GUARANTEED PARTY, HEREBY WAIVES, TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO AND, BY ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, EACH GUARANTEED PARTY, (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO OR ACCEPT THE BENEFITS OF THIS GUARANTY (AS APPLICABLE) BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THIS SECTION 14 SHALL SURVIVE THE TERMINATION OF THIS GUARANTY, AND ANY SATISFACTION AND DISCHARGE OF EACH GUARANTOR BY VIRTUE OF ANY PAYMENT, COURT ORDER, OR LAW.
SECTION 15. Section Titles. The Section titles contained in this Guaranty are and shall be without substantive meaning or content of any kind whatsoever and are not to be used in any interpretation of this Guaranty.
SECTION 16. Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument. Executed counterpart signature pages delivered by facsimile or as an attachment to electronic mail shall be deemed to be an original.

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SECTION 17. Miscellaneous. All references herein to any Loan Party or to any Guarantor shall include their respective successors and assigns, including, without limitation, heirs, devisees, executors, administrators, receivers, trustees or debtor-in-possession of or for such Loan Party or such Guarantor. All references to the singular shall be deemed to include the plural where the context so requires.
SECTION 18. Subrogation and Subordination.
(a) Until the Termination Date, no Guarantor shall assert, enforce, or otherwise exercise (i) any right of subrogation to any of the rights or Liens of Administrative Agent or any other Guaranteed Party or any Person acting for the benefit of Administrative Agent or any other Guaranteed Party against any other Loan Party or any Collateral or any other security, or (ii) any right of recourse, reimbursement, contribution, indemnification, or similar right against any other Loan Party on all or any part of the Guaranteed Obligations, and each Guarantor hereby, until the Termination Date, waives any and all of the foregoing rights and the benefit of, and any right to participate in, any Collateral or other security given to Administrative Agent, any other Guaranteed Party or any Person acting for the benefit of Administrative Agent or any other Guaranteed Party to secure payment of the Guaranteed Obligations.
(b) With respect to each Guarantor, all debt and other liabilities of each other Loan Party to such Guarantor (“Loan Party Debt”) are expressly subordinate and junior to the Guaranteed Obligations and any instruments evidencing the Guaranteed Obligations to the extent provided below.
(i) Until the Termination Date, each Guarantor agrees that it will not request, demand, accept, or receive (by set-off or other manner) any payment amount, credit or reduction of all or any part of the amounts owing under the Loan Party Debt or any security therefor, except as specifically allowed pursuant to clause (ii);
(ii) Notwithstanding the provisions of clause (i), Borrower and each other Loan Party may pay to such Guarantor and such Guarantor may request, demand, accept and receive and retain from Borrower and such other Loan Party payments, credits or reductions of all or any part of the amounts owing under the Loan Party Debt or any security therefor on the Loan Party Debt, provided that each Borrower’s and other Loan Party’s right to pay and such Guarantor’s right to receive any such amount shall automatically and be immediately suspended and cease (A) if an Event of Default exists or (B) if, after taking into account the effect of such payment, an Event of Default would exist. Such Guarantor’s right to receive amounts under this clause (ii) (including any amounts which theretofore may have been suspended) shall automatically be reinstated at such time as the Event of Default which was the basis of such suspension has been cured or waived (provided that no subsequent Event of Default exists) or such earlier date, if any, as Administrative Agent gives notice to Guarantors of reinstatement by Administrative Agent, in Administrative Agent’s sole discretion;
(iii) If any Guarantor receives any payment on the Loan Party Debt in violation of this Guaranty, such Guarantor will hold such payment in trust for the Guaranteed Parties and will promptly deliver such payment to Administrative Agent; and
(iv) If Borrower or any other Loan Party is subject to an Insolvency Proceeding, the Guaranteed Obligations shall first be paid, discharged and performed in full before any payment or performance is made upon the Loan Party Debt notwithstanding any other provisions which may be made in such Insolvency Proceeding. In the event of any Insolvency Proceeding, each Guarantor will at any time prior to the earliest to occur of the Release Date applicable to such Guarantor and the Termination Date (A) file, at the request of the Administrative Agent, any claim, proof of claim or similar instrument necessary to enforce Borrower’s or such other Loan Party’s obligation to pay the Loan Party Debt, and (B) hold in trust for and pay to Administrative Agent, for the benefit of the Guaranteed Parties, any and all monies, obligations, property, stock dividends or other assets received in any such proceeding on account of the Loan Party Debt in order that the Guaranteed Parties may apply such monies or the cash proceeds of such other assets to the Guaranteed Obligations.

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SECTION 19. Guarantor Insolvency. Should any Guarantor voluntarily seek, consent to, or acquiesce in the benefits of any Debtor Relief Law or become a party to or be made the subject of any Insolvency Proceeding (other than as a creditor or claimant) that could suspend or otherwise adversely affect the rights of any Guaranteed Party granted hereunder, then, the obligations of such Guarantor under this Guaranty shall be, as between such Guarantor and such Guaranteed Party, a fully-matured, due, and payable obligation of such Guarantor to such Guaranteed Party (without regard to whether an Event of Default exists or whether any part of the Guaranteed Obligations is then due and owing by Borrower to such Guaranteed Party), payable in full by such Guarantor to Administrative Agent, for the benefit of such Guaranteed Party, upon demand, which shall be the estimated amount owing in respect of the contingent claim created hereunder.
SECTION 20. Interest Rate Limitation. Notwithstanding any other provision of this Guaranty, any other Loan Document, any Secured Cash Management Agreement or Secured Hedge Agreement, each Guarantor and each Guaranteed Party (by its acceptance of the benefits hereof) agrees that no Guarantor shall be required or obligated to pay interest in excess of the maximum non-usurious interest rate as may be authorized by applicable Law for the written contracts which constitute the Guaranteed Obligations. It is the intention of each Guarantor and each Guaranteed Party to conform strictly to the applicable Laws which limit interest rates, and any of the aforesaid contracts for interest, if and to the extent payable by any Guarantor, shall be held to be subject to reduction to the maximum non-usurious interest rate allowed under said Law.
SECTION 21. No Setoff or Deductions; Taxes. Each Guarantor represents and warrants that it is incorporated or formed, and resides in, the United States of America. All payments by each Guarantor hereunder shall be paid in full, without setoff or counterclaim (other than mandatory) or any deduction or withholding whatsoever, including for any and all present and future Taxes except for any Excluded Taxes required by applicable Laws to be withheld or deducted. If each Guarantor must make a payment under this Guaranty, each Guarantor represents and warrants that it will make the payment from one of its U.S. resident offices to Administrative Agent or each other Guaranteed Party. If, notwithstanding the foregoing, any Guarantor makes a payment under this Guaranty, including payments made pursuant to this Section 21, from which Taxes are required by applicable Laws to be withheld or deducted, such Guarantor shall pay all such Taxes to the relevant authority in accordance with applicable Law and, to the extent such Taxes are Indemnified Taxes or Other Taxes, such Guarantor shall pay additional amounts such that Administrative Agent or any other Guaranteed Party receives the sum it would have received had no such deduction or withholding been made on account of such Indemnified Taxes or Other Taxes. Each Guarantor shall promptly provide Administrative Agent or any other Guaranteed Party with an original receipt or certified copy issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.
SECTION 22. Additional Guarantors. Upon the execution and delivery by any other Person of a Guaranty Supplement in substantially the form of Exhibit A (each, a “Guaranty Supplement”), such Person shall become a “Guarantor” hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any Guaranty Supplement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

10

SECTION 23. Amendment and Restatement. This Guaranty renews, extends, amends, modifies, and restates in its entirety (but does not extinguish or novate) the Original Guaranty and the Eunice Guaranty. Each Guarantor that was a guarantor under the Original Guaranty and Crosstex Eunice as the guarantor under the Eunice Guaranty, by the execution hereof, acknowledges and ratifies its obligations under the Original Guaranty and the Eunice Guaranty, respectively, and recognizes the Loans outstanding under the Existing Credit Agreement and all accrued and unpaid interest thereon, and all accrued and unpaid fees and expenses under the Existing Credit Agreement, shall be extended, renewed, and deemed to be outstanding and owed (not extinguished or novated) by the Borrower and shall be governed by the Credit Agreement and guaranteed hereby.
SECTION 24. Entire Agreement. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
The Remainder of This Page is Intentionally Left Blank.

11

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer on the date first above written.

ADDRESS FOR ALL GUARANTORS:	CROSSTEX ENERGY SERVICES, L.P.

2501 Cedar Springs	By:	Crosstex Operating GP, LLC,
Suite 100		its general partner
Dallas, Texas 75201
Attention: General Counsel
By:
Michael J. Garberding
Vice President — Finance

CROSSTEX OPERATING GP, LLC
CROSSTEX ENERGY SERVICES GP, LLC
CROSSTEX LIG, LLC
CROSSTEX TUSCALOOSA, LLC
CROSSTEX LIG LIQUIDS, LLC
CROSSTEX PROCESSING SERVICES, LLC
CROSSTEX PELICAN, LLC
CROSSTEX EUNICE, LLC

By:
Michael J. Garberding
Vice President — Finance

CROSSTEX ACQUISITION MANAGEMENT, L.P.
CROSSTEX GULF COAST MARKETING LTD.
CROSSTEX CCNG PROCESSING LTD.
CROSSTEX NORTH TEXAS PIPELINE, L.P.
CROSSTEX NORTH TEXAS GATHERING, L.P.
CROSSTEX NGL MARKETING, L.P.
CROSSTEX NGL PIPELINE, L.P.

	By:	Crosstex Energy Services GP, LLC,
general partner of each above limited
partnership

By:

Michael J. Garberding
Vice President — Finance
Guaranty — Signature Page

SABINE PASS PLANT FACILITY JOINT VENTURE

By:	Crosstex Processing Services, LLC,
as general partner, and
By:	Crosstex Pelican, LLC,
as general partner

By:
Michael J. Garberding
Vice President — Finance
Guaranty — Signature Page

EXHIBIT A

Guaranty Supplement No. ___
THIS GUARANTY SUPPLEMENT NO.  _____  (this “Guaranty Supplement”) is made as of                                         , to the Amended and Restated Guaranty dated as of February 10, 2010 (such agreement, together with all amendments, restatements, other modifications and Guaranty Supplements (as such term is defined therein), the “Guaranty”), among the initial signatories thereto and each other Person which from time to time thereafter became a party thereto pursuant to Section 22 thereof (each, individually, a “Guarantor” and, collectively, the “Guarantors”), in favor of Administrative Agent (as defined in the Guaranty) for the benefit of the Guaranteed Parties (as defined in the Guaranty).
BACKGROUND.
Capitalized terms not otherwise defined herein have the meaning specified in the Guaranty. The Guaranty provides that additional parties may become Guarantors under the Guaranty by execution and delivery of this Guaranty Supplement. Pursuant to the provisions of Section 22 of the Guaranty, the undersigned is becoming an Additional Guarantor under the Guaranty. The undersigned desires to become a Guarantor under the Guaranty in order to induce the Guaranteed Parties to continue to make credit extensions and accommodations under the Loan Documents, Secured Cash Management Agreements and Secured Hedge Agreements.
AGREEMENT.
NOW, THEREFORE, the undersigned agrees with Administrative Agent and each other Guaranteed Party as follows:
SECTION 1. In accordance with the Guaranty, the undersigned hereby becomes a Guarantor under the Guaranty with the same force and effect as if it were an original signatory thereto as a Guarantor and the undersigned hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof, except for any such representations and warranties that were made as of a specified date. Each reference to a “Guarantor” or an “Additional Guarantor” in the Guaranty shall be deemed to include the undersigned.
SECTION 2. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect in accordance with its terms.
SECTION 3. THIS GUARANTY SUPPLEMENT AND THE GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF LAWS OF ANOTHER JURISDICTION) AND FEDERAL LAWS APPLICABLE TO NATIONAL BANKING ASSOCIATIONS.

SECTION 4. This Guaranty Supplement hereby incorporates by reference the provisions of the Guaranty, which provisions are deemed to be a part hereof, and this Guaranty Supplement shall be deemed to be a part of the Guaranty.
SECTION 5. This Guaranty Supplement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Executed counterpart signature pages delivered by facsimile or as an attachment to electronic mail shall be deemed to be an original.
The Remainder of This Page is Intentionally Left Blank.

EXECUTED as of the date above first written.

ADDRESS:		[ADDITIONAL GUARANTOR]

By:

Print Name:

Attention:		Print Title:

ACCEPTED BY:

BANK OF AMERICA, N.A., as Administrative Agent

By:

Print Name:
Print Title:

Guaranty Supplement — Signature Page

EXHIBIT F
FORM OF SECURITY AGREEMENT

F - 1
Form of Security Agreement

Amended and Restated Security Agreement
AMENDED AND RESTATED SECURITY AGREEMENT (this agreement, together with all amendments, restatements, other modifications and Joinders, this “Agreement”), dated as of February 10, 2010, is made by each of the signatories party hereto and each other Person who becomes a party hereto pursuant to Section 6.15 (including any permitted successors and assigns, collectively, the “Debtors” and each a “Debtor”), in favor of BANK OF AMERICA, N.A., as Administrative Agent under the Credit Agreement referenced below (in such capacity, “Secured Party”), for the benefit of each Creditor.
BACKGROUND.
Crosstex Energy, L.P., a Delaware limited partnership (“Borrower”), Bank of America, N.A., as the administrative agent (the “Original Administrative Agent”), and the other lenders party thereto (the “Original Lenders”), executed that certain Fourth Amended and Restated Credit Agreement dated as of November 1, 2005 (as amended, supplemented or otherwise modified to date, the “Existing Credit Agreement”).
Pursuant to the Existing Credit Agreement, Borrower and Bank of America, N.A., as the collateral agent for the parties referenced therein, are party to that certain Amended and Restated Security Agreement dated as of November 1, 2005 (as amended, supplemented or otherwise modified to date, the “Borrower Security Agreement”).
Pursuant to the Existing Credit Agreement, certain subsidiaries of the Borrower (the “Existing Grantors”) and Bank of America, N.A., as the collateral agent for the parties referenced therein, are party to that certain Third Amended and Restated Subsidiary Security Agreement dated as of November 1, 2005 (as amended, supplemented or otherwise modified to date, the “Subsidiary Security Agreement”).
The Borrower, the Original Administrative Agent and the Original Lenders desire to amend and restate (but not novate) the Existing Credit Agreement. To evidence the credit facility requested under the Credit Agreement referenced below, the Borrower, the Administrative Agent (as defined in such Credit Agreement) and the Lenders (as defined in such Credit Agreement) have agreed that such Credit Agreement is an amendment and restatement of (but not a novation of) the Existing Credit Agreement.
The Borrower, the Original Administrative Agent, the Existing Grantors and the Debtors party hereto desire to amend and restate (but not novate) the Borrower Security Agreement and the Subsidiary Security Agreement.
The Borrower, Bank of America, N.A., as Administrative Agent and L/C Issuer, and the Lenders party thereto entered into the Amended and Restated Credit Agreement dated as of even date herewith (such agreement, together with all amendments, restatements and other modifications thereto, the “Credit Agreement”).
It is a condition precedent to the effectiveness of the Credit Agreement that each Debtor shall have executed and delivered this Agreement. This Agreement is an amendment and restatement of (but not a novation of) the Borrower Security Agreement and the Subsidiary Security Agreement.
Borrower and each other Debtor are members of the same consolidated group of companies and are engaged in operations that require financing on a basis in which credit can be made available from time to time to Borrower and the other Debtors, and Debtors will derive direct and indirect economic benefit from the Loans, Letters of Credit and other financial accommodations under the Credit Agreement, the other Loan Documents, the Secured Cash Management Agreements and the Secured Hedge Agreements, as applicable.

It is the intent of the parties hereto that this Agreement create a first priority security interest (subject to certain Liens permitted by Section 7.01 of the Credit Agreement) in the Collateral in favor of Secured Party for the benefit of Creditors, in order to secure the payment and performance of the Secured Obligations.
AGREEMENT.
NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, and in order to induce Creditors to (a) make Loans and issue Letters of Credit under the Credit Agreement and to extend other credit and financial accommodations under the Loan Documents, and (b) make financial accommodations under Secured Cash Management Agreements and Secured Hedge Agreements, each Debtor hereby agrees with Secured Party, for the benefit of Creditors, that the Borrower Security Agreement and the Subsidiary Security Agreement are hereby amended and restated in their entirety (but not novated) as follows:
ARTICLE I
DEFINITIONS
1.01. Definitions. For purposes of this Agreement:
“Acquisition Rights” means all right, title, and interest of each Debtor (in each case whether now or hereafter existing, owned, arising, or acquired) in and to each warrant, option, instrument, subscription right, redemption right and other right (including any instrument or right convertible into an Equity Interest) to acquire or sell any Equity Interest in any Person.
“Collateral” has the meaning specified in Section 2.01.
“Collateral Records” means books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.
“Control Agreement” means an agreement in form and substance reasonably acceptable to Secured Party among Secured Party, the applicable Debtor that owns a Deposit Account, Securities Account or Commodities Account, and the applicable bank with which the Deposit Account, is maintained, Securities Intermediary or Commodity Intermediary, as applicable, which agreement grants Secured Party control (as defined in the UCC) over such Deposit Account, Securities Account or Commodities Account.
“Copyright License” means all right, title, and interest of each Debtor (in each case whether now or hereafter existing, owned, arising, or acquired) in and to any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by such Debtor or which such Debtor otherwise has the right to license, or granting any right to such Debtor under any Copyright now or hereafter owned by any third party, and all rights of such Debtor under any such agreement.
“Copyrights” means all right, title, and interest of each Debtor (in each case whether now or hereafter existing, owned, arising, or acquired) in and to (a) all copyright rights in any work subject to the copyright Laws of any Governmental Authority, whether as author, assignee, transferee, or otherwise, (b) all registrations and applications for registration of any such copyright in any Governmental Authority, including registrations, recordings, supplemental registrations, and pending applications for registration in any jurisdiction, and (c) all rights to use and/or sell any of the foregoing.

“Creditor” means, singly and collectively, Secured Party, the L/C Issuer, the Lenders, the Cash Management Banks, and Hedge Banks, each sub agent appointed by the Administrative Agent pursuant to Section 9.05 of the Credit Agreement and the other Persons the Secured Obligations owing to which are or are purported to be secured by the Collateral under this Agreement.
“Crosstex Eunice” means Crosstex Eunice, LLC, a Louisiana limited liability company.
“Event of Default” has the meaning provided in Section 5.03.
“Excluded Property” means, collectively, (a) any lease, license, Permit, contract, Property rights or agreement to which a Debtor is a party or any of its rights or interests thereunder if and for so long as the grant of a security interest herein would constitute or result in the abandonment, termination pursuant to the terms of, or a breach or default under, any such lease, license, Permit, contract, Property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9.406, 9.407, 9.408 or 9.409 of the UCC [or any successor provision or provisions] of any relevant jurisdiction or any other applicable Law [including any Debtor Relief Law] or principles of equity); provided, however, that such lease, license, Permit, contract, Property rights or agreement (i) shall immediately and automatically become part of the Collateral (and cease being Excluded Property) at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and (ii) to the extent severable, shall immediately and automatically be a part of the Collateral (and not be Excluded Property) as to any portion of such lease, license, Permit, contract, Property rights or agreement that does not result in any of the consequences specified above; (b) any Property (and all improvements and Accessions thereto and Proceeds thereof) of any Debtor that secures Indebtedness permitted by Section 7.03(b), 7.03(e) or 7.03(j) of the Credit Agreement, if the contract or other agreement in which such Lien is granted (or the documentation providing for such Indebtedness) prohibits the creation of any other Lien on such Property; provided, however, that such Property (and all improvements and Accessions thereto and Proceeds thereof) securing Indebtedness permitted by Section 7.03(b), 7.03(e) or 7.03(j) of the Credit Agreement (i) shall immediately and automatically become part of the Collateral (and cease being Excluded Property) at such time as such prohibition in such contract or other agreement in which such Lien is granted (or the documentation providing for such Indebtedness) shall be remedied, lifted, removed or otherwise rendered ineffective and (ii) to the extent severable, shall immediately and automatically be a part of the Collateral (and not be Excluded Property) as to any portion of such Property the grant of a Lien in which is not so prohibited; (c) such portion and only such portion of each Deposit Account, Securities Account, Securities Entitlements, Financial Assets credit to any Securities Account, Commodity Accounts or Commodity Contracts of any Debtor secured by a Lien permitted by Section 7.01(p) or 7.01(u) of the Credit Agreement; and (d) 35% of the issued and outstanding Equity Interests of each Foreign Subsidiary.
“Foreign Subsidiary” means any Subsidiary of any Person that is organized under the Laws of a jurisdiction other than the United States or a political subdivision of the United States.
“Insurance” means all insurance policies for which each Debtor is the owner, an insured, an additional insured, a beneficiary or loss payee, including any policy covering any or all of the Collateral (regardless of whether Secured Party is the loss payee or an additional insured thereof).
“Intellectual Property” means all right, title, and interest of each Debtor (in each case whether now or hereafter existing, owned, arising, or acquired) in and to all intellectual and similar property of every kind and nature, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, Trade Secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, Software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Joinder” means a Security Agreement Joinder in substantially the form of Exhibit A.
“License” means any Patent License, Trademark License, Copyright License, or other similar license or sublicense.
“Louisiana Regulated Entities” means Crosstex LIG, LLC, a Louisiana limited liability company and Crosstex Tuscaloosa, LLC, a Louisiana limited liability company.
“Patent License” means all right, title, and interest of each Debtor (in each case whether now or hereafter existing, owned, arising, or acquired) in and to any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by such Debtor or which such Debtor otherwise has the right to license, is in existence, or granting to such Debtor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of such Debtor under any such agreement.
“Patents” means all right, title, and interest of each Debtor (in each case whether now or hereafter existing, owned, arising, or acquired) in and to (a) all letters patent of any Governmental Authority, all registrations and recordings thereof, and all applications for letters patent of any Governmental Authority, and (b) all reissues, continuations, divisions, continuations-in-part, renewals, or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.
“Permit” means all right, title, and interest of each Debtor (in each case whether now or hereafter existing, owned, arising, or acquired) in and to any authorization, consent, approval, permit, license or exemption of, registration or filing with, or report or notice to, any Governmental Authority.
“Permitted Liens” means Liens permitted by Section 7.01 of the Credit Agreement.
“Pledged Debt” means all indebtedness owed to each Debtor, the instruments evidencing such indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness.
“Pledged Equity Interests” means all Acquisition Rights, Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests.
“Pledged LLC Interests” means, with respect to each Debtor, all interests of such Debtor in any limited liability company and the certificates, if any, representing such limited liability company interests and any limited liability company interest of such Debtor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to each such limited liability company interest, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.

“Pledged Partnership Interests” means, with respect to such Debtor, all interests of such Debtor in any general partnership, limited partnership, limited liability partnership or other partnership and the certificates, if any, representing such partnership interests and any partnership interest of such Debtor on the books and records of each such partnership or on the books and records of any securities intermediary pertaining to such partnership interests and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.
“Pledged Stock” means, with respect to each Debtor, all shares of capital stock of such Debtor in any corporation and the certificates, if any, representing such shares and any equity interest of such Debtor on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.
“Pledged Trust Interests” means, with respect to each Debtor, all interests of such Debtor in a business trust or other trust and the certificates, if any, representing such trust interests and any interest of such Debtor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests.
“Release Date” means the date on which Liens securing the Obligations may be released pursuant to Section 9.10(a)(i) of the Credit Agreement.
“Schedule Effective Date” means, with respect to any Schedule to this Agreement, the effective date of such Schedule or any restatement of such Schedule, which effective date shall be stated on such Schedule or restatement and agreed to by Secured Party as provided in Section 4.17.
“Secured Obligations” means (i) with respect to the Borrower, the Secured Obligations (as such term is defined in the Credit Agreement) and (ii) with respect to each other Debtor, the Guaranteed Obligations, as such term is defined in the Subsidiary Guaranty.
“Subsidiary Guaranty” means that certain Amended and Restated Guaranty, dated as of the date hereof, by the Guarantors party thereto in favor of the Administrative Agent for the benefit of the Guaranteed Parties, as such term is defined in the Subsidiary Guaranty.
“Trade Secrets” means all right, title, and interest of each Debtor (in each case whether now or hereafter existing, owned, arising, or acquired) in and to trade secrets, all know-how, inventions, processes, methods, information, data, plans, blueprints, specifications, designs, drawings, engineering reports, test reports, materials standards, processing standards and performance standards, and all Software directly related thereto, and all Licenses or other agreements to which such Debtor is a party with respect to any of the foregoing.
“Trademark License” means all right, title, and interest of each Debtor (in each case whether now or hereafter existing, owned, arising, or acquired) in and to any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by such Debtor or which such Debtor otherwise has the right to license, or granting to such Debtor any right to use any Trademark now or hereafter owned by any third party, and all rights of such Debtor under any such agreement.
“Trademarks” means all right, title, and interest of each Debtor (in each case whether now or hereafter existing, owned, arising, or acquired) in and to (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, all registrations and recordings thereof, and all registration and recording applications filed with any Governmental Authority in connection therewith, and all extensions or renewals thereof, (b) all goodwill associated therewith or symbolized thereby, (c) all other assets, rights and interests that uniquely reflect or embody such goodwill, (d) all rights to use and/or sell any of the foregoing, and (e) the portion of the business to which each trademark pertains.

“UCC” means Chapters 1, 5, 8 and 9 of the Uniform Commercial Code as in effect from time to time in the State of New York or, where applicable as to specific items or types of Collateral, any other relevant state.
1.02. Other Definitional Provisions. Each capitalized term not otherwise defined herein has the meaning specified for such term in the Credit Agreement, and, to the extent of a conflict between the definition assigned to a term in the Credit Agreement and the definition assigned to such term herein, such term as defined herein shall control (provided, that a more expansive or explanatory definition that is not adverse to the interests of any party hereto shall not be deemed a conflict). The following terms that are defined in the UCC are used herein as so defined therein: Accessions, Account, Account Debtor, As-Extracted Collateral, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Commodity Intermediary, Deposit Account, Document, Electronic Chattel Paper, Entitlement Holder, Equipment, Farm Products, Financial Asset, Fixtures, General Intangible, Goods, Instrument, Inventory, Investment Property, Letter of Credit, Letter-of-Credit Right, Money, Payment Intangible, Proceeds, Record, Securities Account, Securities Intermediary, Security, Security Entitlement, Software, Supporting Obligation and Tangible Chattel Paper.
1.03. Construction. Unless otherwise expressly provided in this Agreement or the context requires otherwise, (a) the singular shall include the plural, and vice versa, (b) words of a gender include the other gender, (c) monetary references are to Dollars, (d) time references are to Eastern time, (e) references to the “Agreement” and to “Articles,” “Sections,” “Exhibits,” and “Schedules” are to this Agreement and to the Articles, Sections, Exhibits, and Schedules of and to this Agreement, together with all amendments, restatements or other modifications thereto, (f) headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof, (g) references to any Person include that Person’s heirs, personal representatives, successors, trustees, receivers, and permitted assigns, that Person as a debtor-in possession, and any receiver, trustee, liquidator, conservator, custodian, or similar party appointed for such Person or all or substantially all of its assets, (h) references to any Law include every amendment, restatement or other modification to it, rule and regulation adopted under it, and successor or replacement for it, (i) references to a particular Loan Document include each amendment, restatement or other modification made to it in accordance with the Credit Agreement and such Loan Document, (j) references to a particular Secured Hedge Agreement include each amendment, restatement or other modification made to it in accordance with such Secured Hedge Agreement, (k) references to a particular Secured Cash Management Agreement include each amendment, restatement or other modification made to it in accordance with such Secured Cash Management Agreement, and (l) the inclusion of Proceeds in the definition of “Collateral” shall not be deemed a consent by Secured Party or any other Creditor to any sale or other disposition of any Collateral not otherwise specifically permitted by the terms of the Credit Agreement or this Agreement. This Agreement is a Loan Document.

ARTICLE II
GRANT OF SECURITY INTEREST
2.01. Assignment and Grant of Security Interest. As security for the payment and performance, as the case may be, in full of the Secured Obligations, each Debtor hereby assigns to, and pledges and grants to Secured Party, for the benefit of Creditors, a security interest in the entire right, title, and interest of such Debtor in and to (a) all property of such Debtor, and (b) all of the following property of such Debtor, in each case whether now or hereafter existing, owned, arising or acquired: (i) Accounts, (ii) Accessions, (iii) As-Extracted Collateral, (iv) Chattel Paper, (v) Collateral Records, (vi) Commercial Tort Claims, including but not limited to the specific Commercial Tort Claims described on Schedule 10, (vii) Commodity Accounts, (viii) Commodity Contracts, (ix) Deposit Accounts, (x) Documents, (xi) Equipment, (xii) Financial Assets, (xiii) Fixtures, (xiv) General Intangibles, (xv) Goods, (xvi) Instruments, (xvii) Insurance, (xviii) Intellectual Property, (xix) Inventory, (xx) Investment Property, (xxi) Letters of Credit of which a Debtor is the beneficiary, (xxii) Letter-of-Credit Rights, (xxiii) Licenses, (xxiv) Money, (xxv) Payment Intangibles, (xxvi) Permits, (xxvii) Pledged Debt, (xxviii) Pledged Equity Interests, (xxix) Securities, (xxx) Securities Accounts, (xxxi) Security Entitlements, (xxxii) Software, (xxxiii) Supporting Obligations, and (xxxiv)  all Proceeds of the foregoing; provided, that in no event shall the foregoing include the Excluded Property (collectively, the non-excluded Property described in this Section 2.01 is referred to herein as the “Collateral”).
2.02. Debtors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Debtor shall remain liable with respect to and under all Collateral, (b) the exercise by Secured Party or any other Creditor of any of the rights hereunder shall not release any Debtor from any of its duties or obligations with respect to or under such Debtor’s Collateral or under this Agreement, and (c) other than as specifically provided in this Agreement or non-waivable provisions of applicable Law, neither Secured Party nor any other Creditor shall have any obligation or liability with respect to or under any Collateral by reason of this Agreement, nor shall Secured Party or any other Creditor be obligated to perform any of the obligations or duties of any Debtor thereunder or to take any action to collect or enforce any claim for payment assigned or in which a security interest is granted hereunder.
2.03. Delivery of Security and Instrument Collateral. All certificates, if any, or Instruments having a value in excess of $500,000 in the aggregate, constituting or evidencing the Collateral shall be delivered to and held by or on behalf of Secured Party pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by undated and duly executed stock powers and instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Secured Party. If an Event of Default exists, Secured Party has the right without notice to any Debtor to transfer to or to register in the name of Secured Party or any of its nominees any or all of such Collateral described in the first sentence of this Section 2.03. In addition, if an Event of Default exists, Secured Party has the right, if Secured Party reasonably determines that the exercise of such right is necessary to protect its rights, to exchange certificates or Instruments representing or evidencing the Collateral for certificates or Instruments of smaller or larger denominations.
2.04. Agreement With Respect to Collateral. Each Debtor and Secured Party agree that to the extent that any of the Collateral may be deemed to be a Fixture as opposed to Equipment, Inventory, or any other form of Collateral that may be perfected by the filing of a UCC financing statement, it is the intention of the Debtors and Creditors that such Collateral be deemed to be Equipment, Inventory, or any other form of Collateral that, to the extent not prohibited by Law, may be perfected by the filing of a UCC financing statement and such Collateral not be deemed to be a Fixture.
2.05. Future Advances. Each Debtor acknowledges that the Loan Documents, each Secured Hedge Agreement and each Secured Cash Management Agreement provide for future advances and financial accommodations and this Agreement secures performance of such future advances and financial accommodations.
2.06. Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the security interest granted in Section 2.01 attach to, or the representations and warranties contained herein apply to, any Excluded Property. So long as any Property of a Debtor is excluded from the security interest granted in Section 2.01 pursuant to the immediately preceding sentence, such Property shall be excluded from the term “Collateral” and each defined term used therein for all purposes hereunder.

2.07. Maximum Liability. Anything in this Agreement to the contrary notwithstanding, the obligations of each Debtor (other than Borrower) hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable Law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Debtor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Debtor in respect of intercompany indebtedness to other Loan Parties or Affiliates of other Loan Parties to the extent that such indebtedness would be discharged in an amount equal to the amount paid or property conveyed by such Debtor under the Loan Documents) and after giving effect as assets, subject to Section 6.01, to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Debtor pursuant to (a) applicable Law or (b) any agreement providing for an equitable allocation among such Debtor and other Loan Parties of obligations arising under the Loan Documents, Secured Hedge Agreements and Secured Cash Management Agreements.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
3.01. Representations and Warranties-All Debtors. Each Debtor represents and warrants to each Creditor with respect to itself and its Collateral that:
(a) This Agreement and the grant of the security interest pursuant to this Agreement in the Collateral create a valid security interest in the Collateral in favor of Secured Party for the benefit of Creditors, securing the payment and performance of the Secured Obligations, and when properly perfected by the (i) filing of UCC-1 financing statements or UCC-3 amendments, as necessary, for such Debtor, in the form agreed to by such Debtor and Secured Party on or prior to the date of this Agreement, in the filing offices applicable to such Debtor listed on Schedule 1, Section (g), (ii) granting of control (as defined in the UCC) to Secured Party, (iii) delivery to and continuing possession by Secured Party of all certificates evidencing the Pledged Equity Interests, (iv) filing of an appropriate notice with the United States Patent and Trademark office or the United States Copyright Office, as applicable, or (v) notation of the Lien in favor of Secured Party created hereunder on certificates of title (as defined in the UCC), as appropriate for the item and type of Collateral in question, shall constitute a valid, first priority, perfected security interest in such Collateral, other than with respect to Collateral constituting Fixtures and As-Extracted Collateral (subject (A) in the case of Collateral other than Pledged Equity Interests, to Permitted Liens, and (B) in the case of Pledged Equity Interests, to Liens arising under the Loan Documents and Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Debtor in accordance with GAAP) to the extent such security interests can be perfected by taking the actions described in clauses (i)-(v) above.
(b) The execution, delivery and performance by such Debtor of this Agreement have been duly authorized by all necessary corporate, limited liability company, partnership or similar action, and do not and will not (i) contravene the terms of any of such Debtor’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (other than the Lien created by this Agreement) under, or require any payment to be made (other than payments required under any Loan Document) under (A) any Contractual Obligation to which such Debtor is a party or affecting such Debtor or the properties of such Debtor or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Debtor or its property is subject; or (iii) violate any Law; except in each case referred to in clause (ii) above, to the extent that such conflict, breach, contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(c) This Agreement has been duly executed and delivered by such Debtor. This Agreement constitutes a legal, valid and binding obligation of such Debtor, enforceable against such Debtor in accordance with its terms, subject as to enforcement of remedies to any Debtor Relief Laws and to general equitable principles.
(d) Such Debtor has good title to, or a valid easements or leasehold interests in, all of the Collateral (except for such defects in title as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect) free and clear of any Lien, except for Liens granted pursuant to this Agreement and Permitted Liens. Such Debtor has not granted a security interest or other Lien in or made an assignment of any of the Collateral (except for the security interest and Lien granted by this Agreement and Permitted Liens). Such Debtor has neither entered into nor is it or any of its property subject to any agreement limiting the ability of such Debtor to grant a Lien in any of the Collateral, or the ability of such Debtor to agree to grant or not grant a Lien in any of the Collateral, except as permitted by Section 7.09 of the Credit Agreement. No material portion of the Collateral is consigned goods, subject to any agreement of repurchase, or subject to any dispute, defense, or counterclaim. No effective financing statement or other similar effective document used to perfect and preserve a security interest or other Lien under the Laws of any jurisdiction covering all or any part of the Collateral is on file in any recording office, except such as may have been filed (i) pursuant to this Agreement or other Loan Documents, (ii) relating to Permitted Liens or (iii) in favor of Bank of America, N.A., as collateral agent under the Existing Credit Agreement. Such Debtor has not sold any interest in any of its Accounts, Chattel Paper, promissory notes, Payment Intangibles, or consigned any of its Goods or been a party to any securitization of any of its property in any transaction prohibited by the Credit Agreement. Other than agreements in favor of Bank of America, N.A., as collateral agent under the Existing Credit Agreement, no control agreement in favor of any Person other than Secured Party exists with respect to any Collateral.
(e) All of the Pledged Equity Interests have been duly and validly issued, and the Pledged Equity Interests (other than any general partner interest, if any), are fully paid and nonassessable. None of the Pledged Equity Interests were issued in violation of the preemptive rights of any Person or any agreement to which Debtor or the issuer thereof is a party or the Pledged Equity Interest is subject. All capital contributions required to be made by the terms of each partnership agreement for each partnership any interest in which is a Pledged Partnership Interest have been made. All Pledged Equity Interests that are certificated, if any, have been delivered and pledged to Secured Party duly endorsed and accompanied by such duly executed instruments of transfer or assignment as are necessary for such pledge, to be held as pledged collateral. Except with respect to partnership or limited liability company interests of issuers the Organization Documents of which do not provide that any interest in such issuer is a security governed by Article 8 of the UCC, there are no Pledged Equity Interests other than those represented by certificated securities in the possession of Secured Party. As of each Schedule Effective Date, the Pledged Equity Interests include (i) the percentage set forth on Schedule 13 of the issued and outstanding Equity Interests of each entity in which such Debtor owns a direct interest and which entity is not a Foreign Subsidiary, and (ii) up to 65% of the issued and outstanding Equity Interests of each first-tier Foreign Subsidiary, if any, issued to such Debtor. There are no restrictions (other than those that have been effectively waived by all necessary Persons) in any Organization Document governing any Pledged Equity Interest or any other document related thereto which would limit or restrict (i) the grant of a Lien in the Pledged Equity Interests, (ii) the perfection of such Lien, (iii) the exercise of remedies in respect of such perfected Lien in the Pledged Equity Interests as contemplated by this Agreement or (iv) the admission of any transferee of the Collateral as a shareholder, member, partner or equity holder of the issuer of such Collateral. As of each Schedule Effective Date, Borrower has delivered to Secured Party complete and correct copies of all Organization Documents for each issuer of the Pledged Equity Interests. Except as set forth on Schedule 13, the Organization Documents of each issuer that is a partnership or limited liability company do not provide that any interest in such issuer is a security governed by Article 8 of the UCC and no Equity Interest of such issuer is evidenced by a certificate or other instrument. Upon Secured Party’s exercise of remedies in accordance with this Agreement in respect of Pledged Equity Interests, a transferee or assignee of any such capital stock, partnership interest or membership interest, as the case may be, of such corporation, partnership or limited liability company, as the case may be, shall become a shareholder, partner or member, as the case may be, of such corporation, partnership or limited liability company, as the case may be, entitled to participate in the management thereof and, upon the transfer of the entire interest of such Debtor in such issuer, such Debtor shall cease to be a shareholder, partner or member, as the case may be, of such issuer.
(f) As of each Schedule Effective Date:
(i) Schedule 1, Section (a) states the exact name of such Debtor, as such name appears in its currently effective Organization Documents as filed with the appropriate authority of the jurisdiction of such Debtor’s organization.
(ii) Schedule 1, Section (b) states the jurisdiction of organization of such Debtor.
(iii) Such Debtor is not organized in more than one jurisdiction.
(iv) Schedule 1, Section (c) sets forth the current type of entity of such Debtor.
(v) Schedule 1, Section (d) states each other entity type, jurisdiction of organization and legal name such Debtor has had in the five-year period preceding such Schedule Effective Date, together with the approximate date of each such change.
(vi) Except as set forth on Schedule 1, Section (d), such Debtor has not changed its identity or type of entity, jurisdiction of organization or name in any way within the five-year period preceding such Schedule Effective Date (changes in identity or type of entity include mergers, consolidations, acquisitions (including both equity and asset acquisitions), and any change in the form, nature or jurisdiction of organization).
(vii) Schedule 1, Section (e) states the Federal Taxpayer Identification Number of such Debtor.
(viii) Schedule 1, Section (f) states the corporate or other organizational number of such Debtor issued by such Debtor’s jurisdiction of organization (or “N/A” if such jurisdiction does not issue an organizational number for such Debtor’s entity type).
Schedules 1 and 2 contain the information required by this Section as to each acquiree or constituent party to a merger, consolidation or acquisition.

(g) As of each Schedule Effective Date, the chief executive office of such Debtor is located at the address stated next to such Debtor’s name on Schedule 2, Section (a). As of each Schedule Effective Date, Schedule 2, Section (b) states all locations where such Debtor maintains originals or copies of all books or records (other than invoices generated in the ordinary course of business) relating to all Accounts having an aggregate value in excess of $1,000,000 (with each such location at which Chattel Paper, if any, is kept being indicated by an “*”). All Tangible Chattel Paper, promissory notes, and other Instruments evidencing the Accounts having an aggregate value in excess of $1,000,000, which this Agreement requires to be delivered to Secured Party have been delivered and pledged to Secured Party duly endorsed and accompanied by such duly executed instruments of transfer or assignment as are necessary for such pledge, to be held as pledged collateral. As of each Schedule Effective Date, Schedule 2, Section (c) lists all locations where such Debtor maintains any tangible personal property (including Equipment and Inventory, but excluding pipelines and Property in transit) having a value in excess of $5,000,000 at any such location. Schedule 2, Section (d) lists all real property (excluding pipelines) owned or leased by such Debtor having a value in excess of $5,000,000 (or with respect to leased real property, annual rental payments in excess of $500,000), and with respect to each parcel of real property that is improved, whether such real property is located in a special flood hazard area as designated by any federal Governmental Authority and, if so, whether such Debtor has flood insurance for such real property and the amount thereof. As of each Schedule Effective Date, Schedule 2, Section (e) states the names and addresses of all Persons other than such Debtor who have possession of any of the Collateral or other property of such Debtor having a value in excess of $5,000,000 (not including Equipment located with such Person in the ordinary course of business).
(h) All Accounts have been originated by such Debtor and all Inventory has been acquired by such Debtor in the ordinary course of business or in an Acquisition permitted by the Credit Agreement.
(i) Such Debtor has exclusive possession and control of the Equipment and Inventory (other than (i) Inventory and Equipment in transit (whether by pipeline or otherwise) in the ordinary course of business, (ii) Inventory and Equipment leased by such Debtor to third parties, and (iii) Inventory and Equipment in the possession of other Persons as is necessary for purposes of maintenance, repair or otherwise in the ordinary course of such Debtor’s business) pledged by it hereunder.
(j) As of each Schedule Effective Date, Schedule 3 is a complete and correct list of all Pledged Debt, promissory notes and other instruments in excess of $500,000 in the aggregate evidencing indebtedness held by such Debtor, including all intercompany notes and other instruments between such Debtor and Borrower or any other Subsidiary of Borrower.
(k) As of each Schedule Effective Date, Schedule 4(a) is a complete and correct list of substantially all Trademark registrations (but in any event all material Trademark registrations) in which such Debtor has any interest (whether as owner, licensee, or otherwise), including the name of the registered owner and the nature of such Debtor’s interest if not owned by such Debtor, the registered Trademark, the Trademark serial and/or registration number, the date of Trademark registration, and the country or state registering the Trademark.
(l) As of each Schedule Effective Date, Schedule 4(b) is a complete and correct list of substantially all Trademark applications (but in any event all material Trademark applications) in which such Debtor has any interest (whether as owner, licensee, or otherwise), including the name of the Person applying to be the registered owner and the nature of such Debtor’s interest if such Debtor is not the Person applying to be the registered owner, the applied for Trademark, the Trademark application serial and/or registration number, the date of Trademark application, and the country or state with which the Trademark application was filed.
(m) As of each Schedule Effective Date, Schedule 4(c) is a complete and correct list of substantially all Patents (but in any event all material Patents) in which such Debtor has any interest (whether as owner, licensee, or otherwise), including the name of the registered owner and the nature of such Debtor’s interest if not owned by such Debtor, the Patent number, the date of Patent issuance, and the country issuing the Patent.

(n) As of each Schedule Effective Date, Schedule 4(d) is a complete and correct list of substantially all Patent applications (but in any event all material Patent applications) in which such Debtor has any interest (whether as owner, licensee, or otherwise), including the name of the Person applying to be the registered owner and the nature of such Debtor’s interest if such Debtor is not the Person applying to be the registered owner, the Patent application number, the date of Patent application filing, and the country with which the Patent application was filed.
(o) As of each Schedule Effective Date, Schedule 4(e) is a complete and correct list of substantially all Copyrights (but in any event all material Copyrights, regardless of whether registered) in which such Debtor has any interest (whether as owner, licensee, or otherwise), including, if applicable, the name of the registered owner (or owner, if not registered) and the nature of such Debtor’s interest if such Debtor is not the owner, the title of the work which is the subject of the registered Copyright (or, if not registered, a description of the work subject to such unregistered Copyright), the date of Copyright issuance, the registration number (if applicable) and the country issuing the Copyright.
(p) As of each Schedule Effective Date, Schedule 4(f) is a complete and correct list of substantially all Copyright applications (but in any event all material Copyright applications) in which such Debtor has any interest (whether as owner, licensee, or otherwise), including the name of the Person applying to be the registered owner and the nature of such Debtor’s interest if such Debtor is not the Person applying to be the registered owner, the title of the work which is the subject of the applied for Copyright, the date of Copyright application, the registration number (if applicable) and the country with which the Copyright application was filed.
(q) As of each Schedule Effective Date, Schedule 5 is a complete and correct list of all Deposit Accounts maintained by or in which such Debtor has any interest, the name of the depository bank, the ABA number of such bank, the account number, and account type.
(r) As of each Schedule Effective Date, Schedule 6 is a complete and correct list of all Securities Accounts in which such Debtor has any interest, including the complete name and identification number of the account, the jurisdiction the Law of which governs such account, and the name and street address of the Securities Intermediary maintaining the account.
(s) As of each Schedule Effective Date, Schedule 7 is a complete and correct list of all Commodity Accounts in which such Debtor has any interest, including the complete name and identification number of the account, the jurisdiction the Law of which governs such account, and the name and street address of the Commodity Intermediary maintaining the account.
(t) As of each Schedule Effective Date, Schedule 8 is a complete and correct list of all letters of credit in which such Debtor has any interest (other than solely as an applicant) and describes the bank which issued the letter of credit, and the letter of credit’s number, issue date, expiry, and face amount.
(u) As of each Schedule Effective Date, Schedule 9 is a complete and correct list of all insurance policies owned by such Debtor.
(v) As of each Schedule Effective Date, Schedule 10 is a complete and correct list of all Commercial Tort Claims in which such Debtor knows it has any interest, including the complete case name or style, the case number, and the court or other Governmental Authority in which the case is pending.

(w) As of each Schedule Effective Date, Schedule 11 is a complete and correct list of all internet domain names, the complete name of the registered owner, and the domain registration provider for each domain name and internet website in which such Debtor has any interest.
(x) As of each Schedule Effective Date, Schedule 12 is a complete and current list of all rolling stock or other railroad equipment or aircraft (including engines) in which such Debtor has any interest.
(y) As of each Schedule Effective Date, (i) Schedule 13 is a complete and correct list of all Equity Interests in which such Debtor has a direct ownership interest, (ii) Schedule 13 contains a complete and correct description of each certificate or other instrument included in or evidencing such Equity Interests, (iii) Schedule 13 is a complete and correct list of the exact name of each issuer of all Equity Interests described on Schedule 13, such issuer’s jurisdiction of organization, and the authorized, issued and outstanding Equity Interests of such issuer, and (iv) such Debtor’s interest in each such issuer is as stated on Schedule 13.
(z) Such Debtor has no interest in any Farm Products.
(aa) Except for (i) the filing or recording of UCC financing statements and continuation statements, (ii) the filing of appropriate notices with the United States Patent and Trademark Office and the United States Copyright Office, (iii) Secured Party’s obtaining control to perfect the Liens created by this Agreement with respect to certain types of Collateral, (iv) compliance with the Federal Assignment of Claims Act or comparable state law, no consent of any other Person and no authorization, approval or other action by, and no notice to or filing (other than filings required hereunder) with, any Governmental Authority is required (x) for the pledge by such Debtor of the Collateral pledged by it hereunder, for the grant by such Debtor of the security interest granted hereby, or for the execution, delivery, or performance of this Agreement by such Debtor or (y) for the perfection or maintenance of the pledge, assignment, and security interest created hereby (including the first priority nature of such pledge, assignment, and security interest) and (v) except as required by non-waivable provisions of applicable law, for the enforcement of remedies by Secured Party or any other Creditor.
3.02. Representations and Warranties-Subsidiaries. Each Debtor (other than Borrower) represents and warrants to each Creditor with respect to itself and its Collateral that: This Agreement may reasonably be expected to benefit, directly or indirectly, such Debtor, and the Board of Directors of such Debtor, the requisite number of its partners, the requisite number of its members or the requisite number of the appropriate governance body or equity holders, as appropriate, have determined that this Agreement may reasonably be expected to benefit, directly or indirectly, such Debtor.
3.03. Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and any update of any Schedule. Such representations and warranties have been or will be relied upon by each Creditor, regardless of any investigation made by any Creditor or on their behalf and notwithstanding that any Creditor may have had notice or knowledge of any Default at the time of any credit extension, and shall continue in full force and survive the Release Date.

ARTICLE IV
COVENANTS
4.01. Further Assurances.
(a) Each Debtor will, from time to time and at such Debtor’s expense, promptly execute and deliver all further instruments and documents (including the delivery of certificated securities, if any, and supplements to all schedules), authenticate, execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices as Secured Party may reasonably request, in order to perfect and preserve the pledge, collateral assignment, and security interest granted or intended by the parties hereto to be granted hereby, and take all further action that Secured Party may reasonably request, in order to perfect and protect any pledge, collateral assignment, or security interest granted or intended by the parties hereto to be granted hereby, and the priority thereof, or to enable Secured Party to exercise and enforce Secured Party’s rights and remedies hereunder with respect to the Collateral.
(b) In addition to such other information as shall be specifically provided for herein, each Debtor shall furnish to Secured Party such other information (including copies of documents) with respect to such Debtor and the Collateral as Secured Party may reasonably request.
(c) Each Debtor authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the authentication of such Debtor where permitted by Law and that (i) indicate the Collateral (A) as “all assets of the Debtor” (or words of similar effect), regardless of whether any particular asset included in the Collateral is within the scope of Article 9 of the Uniform Commercial Code of any applicable jurisdiction or whether such assets are included in the Collateral, or (B) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by Article 9 of the Uniform Commercial Code of any applicable jurisdiction for the sufficiency or filing office acceptance of any financing statement, continuation or amendment, including (A) whether such Debtor is an organization, the type of organization, and any organization identification number issued to such Debtor and, (B) in the case of a financing statement filed as a fixture filing or indicating the Collateral as Fixtures, As-Extracted Collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates. Each Debtor agrees to furnish any such information required by this Section 4.01(c) to Secured Party promptly upon the reasonable request of Secured Party. A photocopy or other reproduction of this Agreement or any financing statement covering such Debtor’s Collateral or any part thereof shall be sufficient as a financing statement where permitted by Law. Each Debtor ratifies its authentication, execution and delivery of, and the filing of, any financing statement or amendment thereto describing any of the Collateral which was filed prior to the date of this Agreement.
(d) Each Debtor shall (i) use commercially reasonable efforts to obtain a landlord subordination agreement executed by each lessor of real property occupied by such Debtor with annual lease payments in excess of $500,000 (but in any event where the chief executive office of such Debtor is located, if leased) or at which is located any Collateral of such Debtor having a value in excess of $5,000,000 (not including Equipment located with such lessor in the ordinary course of business), in each case in form and substance acceptable to Secured Party; provided, Secured Party may waive such requirement as to leased property if the operations of such Debtor or the Collateral located at such real property are immaterial; and (ii) provide 30 days’ (or such shorter period agreed to in writing by Secured Party in its sole discretion) notice to Secured Party prior to (A) locating Collateral at leased real property the lessor of which has not executed a subordination agreement in accordance with the immediately preceding clause (i) and at which will be located Collateral having a value in excess of $5,000,000, or (B) entering into a lease with annual lease payments in excess of $500,000 (or in any event, entering a lease where the chief executive office of such Debtor will be located).

(e) Each Debtor shall cooperate to determine what may or shall be required to satisfy the Laws of the United States with respect to the recordation and validation of the license of, and Lien in, Intellectual Property as Secured Party may reasonably require, or otherwise to render this Agreement and the Intellectual Property effective, and shall execute all documents which may be necessary or desirable to implement this subsection, including registered user statements or other documents suitable for filing with the appropriate Governmental Authorities.
4.02. Place of Perfection; Records; Collection of Accounts, Chattel Paper and Instruments.
(a) No Debtor shall change its name from the name specified for such Debtor in Schedule 1, Section (a), the jurisdiction of its organization from the jurisdiction specified for such Debtor in Schedule 1, Section (b), its type of entity from the type of entity specified for such Debtor in Schedule 1, Section (c), or its organizational identification number from the organizational number specified for such Debtor in Schedule 1, Section (f), unless such Debtor has delivered to Secured Party thirty days prior written notice (unless Secured Party has agreed in writing to a shorter period) and taken such actions as Secured Party may reasonably require with respect to such change. Each Debtor will hold and preserve its Records and Chattel Paper and Instruments in a commercially reasonable manner and will permit representatives of Secured Party at any time (or, if no Event of Default exists, upon reasonable advance notice and not more than twice per calendar year) during normal business hours to inspect and make abstracts from and copies of such Records and Chattel Paper and Instruments. Each Debtor shall bear all reasonable costs associated with each such inspection, such costs being part of the Secured Obligations and payable in accordance with Section 5.07.
(b) Except as otherwise provided in this Section 4.02(b) or in Section 7.05(i) of the Credit Agreement, each Debtor shall continue to collect, in accordance with commercially reasonable procedures and at its own expense, all amounts due or to become due to such Debtor under such Debtor’s Accounts, Chattel Paper, and Instruments. In connection with such collections, each Debtor may take (and, at Secured Party’s written request during an Event of Default, shall take) such action as such Debtor (or, during the existence of an Event of Default, Secured Party) may deem necessary or advisable to enforce collection of the Accounts, Chattel Paper, and Instruments; provided, however, that Secured Party shall have the right, if an Event of Default exists, without notice to any Debtor, to notify the Account Debtors or obligors under such Accounts, Chattel Paper, and Instruments of the assignment of such Accounts, Chattel Paper, and Instruments to Secured Party and to direct such Account Debtors or obligors to make payment of all amounts due or to become due to such Debtor thereunder directly to Secured Party and, at the reasonable expense of such Debtor, to enforce collection of any such Accounts, Chattel Paper, and Instruments, and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Debtor might have done in the ordinary course of business or as Secured Party reasonably deems appropriate. Secured Party shall endeavor to provide notice to such Debtor of any action by Secured Party described in the preceding sentence; provided, any failure to provide any such notice shall not impair any right or action of Secured Party or any Creditor. If any Event of Default exists, all amounts and proceeds (including proceeds in the form of Instruments) received by such Debtor in respect of the Accounts, Chattel Paper, and Instruments shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds and property of such Debtor and shall be forthwith paid or delivered over to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash collateral, thereafter to be applied as provided in Section 8.03 of the Credit Agreement and the other Loan Documents. No Debtor shall adjust, settle, or compromise the amount or payment of any Account, Chattel Paper, or Instrument, release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon, except in the ordinary course of business.

4.03. Intentionally Omitted.
4.04. Chattel Paper and Instruments. (a) Each Debtor will: (i) upon the request of Secured Party, mark conspicuously each item of Tangible Chattel Paper and Instruments in the original amount of $500,000 or greater and all Tangible Chattel Paper if the aggregate original amount of all Tangible Chattel Paper and Instruments is $500,000 or greater and each of its Records pertaining to such Collateral with the following legend:
THIS *[INSTRUMENT]*[OTHER RECORD]* IS SUBJECT TO THE SECURITY INTEREST AND LIEN PURSUANT TO THE AMENDED AND RESTATED SECURITY AGREEMENT DATED FEBRUARY 10, 2010 (AS THE SAME MAY BE AMENDED OR RESTATED) MADE BY *[DEBTOR NAME]*, IN FAVOR OF BANK OF AMERICA, N.A., AS SECURED PARTY.
or such other legend, in form and substance reasonably satisfactory to and as specified by Secured Party, indicating that such Tangible Chattel Paper or such Collateral is subject to the pledge, assignment, and security interest granted hereby; and (ii) if any Collateral shall be or be evidenced by a promissory note or other Instrument or be Tangible Chattel Paper, and is, in each case, in the original amount of $500,000 or greater or the aggregate original amount of all promissory notes, other Instruments and Tangible Chattel Paper is $500,000 or greater, pledge to Secured Party hereunder and deliver to Secured Party such note, Instrument, or Tangible Chattel Paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Secured Party; provided, however, during the existence of an Event of Default, such Debtor shall, upon the request of Secured Party, pledge to Secured Party all Tangible Chattel Paper and all Collateral evidenced by a promissory note or other Instrument and shall deliver to Secured Party such note, Instrument, or Tangible Chattel Paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Secured Party.
(b) No Debtor shall have any rights in any Electronic Chattel Paper unless such Debtor has, if requested by Secured Party, taken all actions reasonably necessary to establish in Secured Party control (as that term is defined in the UCC) of such Electronic Chattel Paper in the original amount of $500,000 or greater and all Electronic Chattel Paper if the aggregate original amount of all Electronic Chattel Paper is $500,000 or greater; provided, however, during the existence of an Event of Default, such Debtor shall, upon the request of Secured Party, take all actions reasonably necessary to establish in Secured Party control (as that term is defined in the UCC) of all Electronic Chattel Paper.
(c) Each Debtor shall pledge to Secured Party all Tangible Chattel Paper, promissory notes or other Instruments constituting or securing intercompany loans or intercompany leases in the original amount of $1,000,000 or greater and all such Collateral if the aggregate original amount of such Collateral is $1,000,000 or greater and shall deliver to Secured Party such notes, Instruments, or Tangible Chattel Paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Secured Party.
4.05. Deposit Accounts, Securities Accounts, Commodity Accounts and Letter-of-Credit Rights. No Debtor shall establish or maintain any Deposit Account, Securities Account or Commodities Account (other than any such Deposit Account, Securities Account or Commodities Account constituting Excluded Property) with any Person other than Secured Party, unless such Debtor delivers to Secured Party an updated Schedule as required by the first sentence of Section 4.17 and within 30 days (or such longer period as permitted by Secured Party in its sole discretion) after the Closing Date or the establishment of such new Deposit Account, Securities Account, or Commodity Account, whichever is later, such Debtor executes and delivers to Secured Party a Control Agreement with respect to such Deposit Account, Securities Account, or Commodity Account; provided that, with respect to Deposit Accounts, Commodity Accounts and Securities Accounts in existence on the Closing Date, the Debtors shall obtain such Control Agreements within 270 days after the Closing Date (or such longer period as permitted by Secured Party in its sole discretion). Promptly after the acquisition by any Debtor of any rights in a letter of credit (other than rights solely as an applicant) having a stated face amount of $1,000,000 or greater and tenor of one year or greater, such Debtor shall deliver to Secured Party an updated Schedule 8 as required by the first sentence of Section 4.17 and, if requested by Secured Party, exercise commercially reasonable efforts to execute and deliver to Secured Party collateral assignments of, or control agreements with respect to, such letter of credit and Letter-of-Credit Right in such form as Secured Party may reasonably request, and cause the bank or other Person that is the issuer of such letter of credit to deliver to Secured Party acknowledgments of the collateral assignment of, or control agreements with respect to, such letter of credit and Letter-of-Credit Right in form and substance reasonably satisfactory to Secured Party, and take all actions necessary to establish in Secured Party control (as that term is defined in the UCC) with respect to such letter of credit and Letter-of-Credit Right.
4.06. Transferable Record. Each Debtor shall, upon obtaining knowledge of the acquisition by such Debtor of any transferable record, as that term is defined in the federal Electronic Signatures in Global and National Commerce Act, or in the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, promptly notify Secured Party thereof and take such action as Secured Party may reasonably request to vest in Secured Party control (as that term is defined in the UCC) of such transferable record or control under the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.
4.07. Rolling Stock, Aircraft. No Debtor shall obtain any interest in any rolling stock or other railroad equipment or aircraft or aircraft parts (including engines and avionics), other than rolling stock or other railroad equipment or aircraft or aircraft parts described in Schedule 12, unless such Debtor complies with Sections 4.01(a) and 4.17.
4.08. Patents, Trademarks, and Copyrights.
(a) Each Debtor shall deliver to Secured Party on or within 30 days after the date hereof with respect to Intellectual Property owned on the Closing Date and, thereafter, concurrently with the delivery of each updated Schedule required pursuant to Section 4.17 relating to Intellectual Property (or, in either case, such longer period agreed to in writing by Secured Party in its sole discretion) (i) an acknowledgment (approved in form and substance by Secured Party) containing a description of all Collateral consisting of United States registered Patents and Trademarks in suitable form for recordation by the United States Patent and Trademark Office and (ii) an acknowledgment (approved in form and substance by Secured Party) containing a description of all Collateral consisting of United States registered Copyrights pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 in suitable form for recordation by the United States Copyright Office, to protect the validity of and to establish a legal, valid, and perfected security interest in favor of Secured Party in respect of all Collateral consisting of Patents, Trademarks, and Copyrights in which a security interest may be perfected by filing, recording, or registration in the United States and its territories and possessions, or in such other jurisdictions as may be reasonably required by Secured Party, and no further or subsequent filing, refiling, recording, rerecording, registration, or reregistration is necessary (other than such actions as are necessary to perfect the security interest with respect to any Collateral consisting of Patents, Trademarks, and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).
(b) Except as permitted pursuant to the Loan Documents and where an act or failure to act could not reasonably be expected to result in a Material Adverse Effect, no Debtor (either itself or through licensees or sublicensees) will do any act, or omit to do any act, whereby any Patent may become invalidated or dedicated to the public, and each Debtor (either itself or through licensees or sublicensees) shall continue to mark any products covered by a Patent with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable Laws.

(c) Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Debtor (either itself or through licensees or sublicensees) will, for each Trademark, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, except as permitted pursuant to the Loan Documents; (ii) maintain the quality of products and services offered under such Trademark, except products and services offered under Trademarks disposed of as permitted pursuant to the Loan Documents, (iii) display such Trademark with notice of United States federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable Law, except as to Trademarks disposed of as permitted pursuant to the Loan Documents, and (iv) not use or permit the use of such Trademark in violation of any third party rights.
(d) Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Debtor (either itself or through licensees or sublicensees) will, for each work covered by a Copyright, continue to publish, reproduce, display, adopt, and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable Laws.
(e) Each Debtor shall notify Secured Party immediately if it knows or has reason to know that any Intellectual Property may become abandoned, lost, or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office, or any Governmental Authority in any jurisdiction) regarding such Debtor’s ownership of any Intellectual Property, its right to register the same, or its rights with respect to a License, or to keep and maintain the same, except to the extent that the abandonment, loss, or dedication to the public, or any adverse determination or development regarding such Debtor’s ownership of any Intellectual Property, its right to register the same, or to keep and maintain the same, is permitted pursuant to the Loan Documents and could not reasonably be expected to have a Material Adverse Effect.
(f) In no event shall any Debtor, either itself or through any agent, employee, licensee, or designee, file an application for any Patent, Trademark, or Copyright (or for the registration of any Trademark or Copyright) with the United States Patent and Trademark Office, United States Copyright Office, or any Governmental Authority in any jurisdiction, unless it complies with Section 4.08(a) and with Section 4.17 within the time periods specified therein, and, upon request of Secured Party, executes and delivers any and all agreements, instruments, documents, and papers as Secured Party may reasonably request to evidence Secured Party’s security interest in such Patent, Trademark, or Copyright, and each Debtor hereby appoints Secured Party as its attorney-in-fact to execute and file such writings for the foregoing purposes.
(g) Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Debtor will take all necessary steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office, or any Governmental Authority in any other jurisdiction as may be reasonably required by Secured Party, to maintain and pursue each application relating to the Patents, Trademarks, and/or Copyrights (and to obtain the relevant grant or registration), and to maintain each issued Patent and each registration of the Trademarks and Copyrights, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference, and cancellation proceedings against third parties.

(h) If any Debtor has reason to believe that any Collateral consisting of a Patent, Trademark, or Copyright has been or is about to be infringed, misappropriated, or diluted by a third party, such Debtor promptly shall notify Secured Party and shall, if consistent with good business judgment, unless such Debtor shall reasonably determine that such Patent, Trademark or Copyright is not material to the conduct of its business or operations, promptly sue for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and take such other actions as are appropriate under the circumstances to protect such Collateral.
(i) Upon the request of Secured Party, each Debtor shall use commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License, or Trademark License to effect the assignment of all of such Debtor’s right, title, and interest thereunder to Secured Party or its designee.
(j) In no event shall any Debtor acquire or purchase any Patent, Trademark, or Copyright unless it complies with Section 4.08(a) and with Section 4.17 within the time periods specified therein, and, upon request of Secured Party, executes and delivers any and all agreements, instruments, documents, and papers as Secured Party may request to evidence Secured Party’s and Creditors’ security interest in such purchased or acquired Patent, Trademark, or Copyright. Each Debtor hereby appoints Secured Party as its attorney-in-fact to execute and file any application for any Patent, Trademark, or Copyright (or for the registration of any Trademark or Copyright) with the United States Patent and Trademark Office, United States Copyright Office, or any Governmental Authority in any other jurisdiction as may be required by Secured Party, in connection with such purchase or acquisition of any Patent, Trademark, or Copyright.
(k) Secured Party acknowledges and agrees that the Intellectual Property is the sole and exclusive property of each Debtor, subject to the terms and conditions stated in this Agreement. Other than in connection with any security interest in the Intellectual Property that a Debtor has granted to Secured Party, or any rights and remedies of Secured Party under Laws, Secured Party shall not challenge such Debtor’s ownership of the Intellectual Property. Each Debtor expressly retains all rights, at such times when no Event of Default exists, to license third parties to use the Intellectual Property for any purpose whatsoever not in violation of the Loan Documents and which are not exclusive as to prevent Secured Party from using any of the Intellectual Property.
(l) The license granted to Secured Party hereunder shall include the right of Secured Party to grant sublicenses to others to use the Intellectual Property if an Event of Default exists, and to enable such sublicensees to exercise any rights and remedies of Secured Party with respect to the Collateral, as Secured Party reasonably deems necessary or appropriate in the exercise of the rights and remedies of Secured Party. In any country where sublicenses are incapable of registration or where registration of a sublicense will not satisfactorily protect the rights of each Debtor and Secured Party, Secured Party shall also have the right to designate other parties as direct licensees of such Debtor to use such Debtor’s Intellectual Property if an Event of Default exists and to enable such direct licensees to exercise any rights and remedies of Secured Party as such licensees reasonably deem necessary or appropriate and each Debtor agrees to enter into direct written licenses with the parties as designated on the same terms as would be applicable to a sublicense, and any such direct license may, depending on the relevant local requirements, be either (a) in lieu of a sublicense or (b) supplemental to a sublicense. In either case, the parties hereto shall cooperate to determine what shall be necessary or appropriate in the circumstances. For each sublicense to a sublicensee and direct license to a licensee, each Debtor appoints Secured Party its agent for the purpose of exercising quality control over the sublicensee. Each Debtor shall execute this Agreement and each other agreement necessary to effect the purposes of this Agreement in any form, content and language suitable for recordation, notice and/or registration in all available and appropriate agencies of foreign countries as Secured Party may reasonably require.

(m) In connection with the assignment or other transfer (in whole or in part) of its obligations to any other Person, Secured Party may assign the license granted herein without any Debtor’s consent (other than any consent required by the Credit Agreement) and upon such assignment or transfer such other Person shall thereupon become vested with all rights and benefits in respect thereof granted to Secured Party under this Agreement (to the extent of such assignment or transfer).
(n) The parties hereto shall take reasonable action to preserve the confidentiality of the Intellectual Property; provided, that Secured Party shall not have any liability to any Person for any disclosure of the Intellectual Property in connection with Secured Party’s enforcement of its rights under this Agreement or Laws.
4.09. Equity Interests; Dilution of Ownership. No Debtor will, nor will any Debtor permit any Person to, revise, modify, amend or restate the Organization Documents of any issuer of such Debtor’s Pledged Equity Interests in a manner that adversely affects the security interest of Secured Party therein (except as permitted by the Loan Documents), or terminate, cancel, or dissolve any such Person (except as permitted by the Loan Documents). As to any Pledged Equity Interests, no Debtor will consent to or approve of the issuance of (a) any additional shares or units of any class of Equity Interests of such issuer (unless promptly upon issuance additional Equity Interests are pledged and delivered to Secured Party pursuant to the terms hereof to the extent necessary to give Secured Party a security interest after such issuance in at least the same percentage of such issuer’s outstanding securities or other Equity Interest as Secured Party had before such issuance), (b) any instrument convertible voluntarily by the holder thereof or automatically upon the occurrence or non-occurrence of any event or condition into, or exchangeable for, any such securities or other Equity Interests, or (c) any warrants, options, contracts or other commitments entitling any third party to purchase or otherwise acquire any such securities or other Equity Interests (except as permitted by the Loan Documents).
4.10. Waiver. To the extent not prohibited by applicable Laws or Permits, each Debtor agrees that any provision of any Organization Document of any issuer of any Collateral, any applicable Law, any certificate or instrument evidencing Collateral or any other governance document that in any manner restricts, prohibits or provides conditions to (a) the grant of a Lien on any Equity Interest of such issuer or any other Collateral, (b) any transfer of any Equity Interest of such issuer or any other Collateral, (c) any change in management or control of such issuer or any other Collateral, (d) the admission of any transferee of any Collateral as a shareholder, member, partner or other equity holder of the issuer of such Collateral, or (e) any other exercise by Secured Party or any other Creditor of any rights pursuant to this Agreement, any other Loan Document or Law shall not apply to (i) the grant of any Lien hereunder, (ii) the execution, delivery and performance of this Agreement by such Debtor, (iii) the foreclosure or other realization upon any interest in any Collateral, or (iv) the exercise of rights with respect to such Collateral, including the right to participate in the management of such issuer. Furthermore, to the extent not prohibited by applicable Laws or Permits, and except as otherwise permitted by the Credit Agreement, no Debtor will permit any amendment to, or restatement of, any Organization Document or any other governance document or enter into or permit to exist any agreement that in any manner adversely affects Secured Party’s ability to foreclose on any Collateral or which conflicts with the provisions of this Section.

4.11. Restrictions on Securities. No issuer of any Pledged Equity Interests which is either a partnership or limited liability company shall amend or restate its Organization Documents (if its Organization Documents do not provide that any Equity Interest of such issuer is a security governed by Article 8 of the UCC or that any Equity Interest of such issuer is evidenced by a certificate or other instrument) to provide that any Equity Interest of such issuer is a security governed by Article 8 of the UCC or permit any Equity Interest of such issuer to be evidenced by a certificate or other instrument. No certificate or other instrument evidencing or constituting any Pledged Equity Interest shall contain any restriction on transfer or other legend not reasonably acceptable to Secured Party. With respect to each certificate that contains any such legend that is not reasonably acceptable to Secured Party, each Debtor shall, as to any issuer any Debtor Controls cause, and as to any issuer that no Debtor Controls exercise commercially reasonable efforts to cause, the issuer of each such certificate to issue one or more certificates in a form reasonably acceptable to Secured Party.
4.12. Rights to Dividends and Distributions. With respect to any certificates, bonds, or other Instruments or Securities constituting a part of the Collateral, Secured Party shall have authority if an Event of Default exists, without notice to any Debtor, either to have the same registered in Secured Party’s name or in the name of a nominee, and, with or without such registration, to demand of the issuer thereof, and to receive and receipt for, any and all dividends and distributions (including any stock or similar dividend or distribution) payable in respect thereof, whether they be ordinary or extraordinary. Secured Party shall endeavor to provide such Debtor with notice of any such action by Secured Party pursuant to the preceding sentence; provided, any failure to provide any such notice shall not impair any right or action of Secured Party or any Creditor. If any Debtor shall become entitled to receive, or shall receive, any interest in or certificate (including, without limitation, any interest in, or certificate representing, a dividend or a distribution in connection with any reclassification, increase, or reduction of capital, or issued in connection with any reorganization), or any option or rights arising from or relating to any of the Collateral, whether as an addition to, in substitution of, as a conversion of, or in exchange for, any of the Collateral, or otherwise, such Debtor agrees to accept the same as Secured Party’s agent and to hold the same in trust on behalf of and for the benefit of Secured Party, and, except as otherwise specified in this Agreement, to deliver the same promptly to Secured Party in the exact form received, with appropriate undated stock or similar powers, duly executed in blank, to be held by Secured Party, subject to the terms hereof, as Collateral. Unless an Event of Default exists or will result therefrom and Secured Party has given Borrower notice of its intent to exercise its rights under this Section, and subject to the other Loan Documents, such Debtor shall be entitled to receive all cash dividends and distributions not representing a return of capital or liquidating dividend paid or distributed with respect to the Pledged Equity Interests and Securities, other than dividends or distributions or interests payable in Securities of the issuer of such Securities (which, if evidenced by certificated securities, shall be delivered to Secured Party as set forth in the immediately preceding sentence, whether or not an Event of Default exists). Subject to the terms of the Credit Agreement, if an Event of Default exists, Secured Party shall be entitled to all dividends and distributions, and to any sums paid upon, or in respect of, any Collateral, upon the liquidation, dissolution, or reorganization of the issuer thereof which during the continuance of an Event of Default shall be paid to Secured Party to be held by it as additional collateral security for, and application to, the Secured Obligations as provided in the Loan Documents. All dividends, distributions and Proceeds paid or distributed in respect of the Collateral which are received by any Debtor in violation of this Agreement shall, until paid or delivered to Secured Party, be held by such Debtor in trust as additional Collateral of the applicable Debtor for the Secured Obligations.
4.13. Right of Secured Party to Notify Issuers. If an Event of Default exists, Secured Party may notify issuers of any Collateral which is or represents a Security or an Equity Interest to make payments of all dividends and distributions directly to Secured Party and Secured Party may take control of all Proceeds of such Securities and Equity Interests. Until Secured Party elects to exercise such rights, during the continuance of an Event of Default each Debtor, as agent of Secured Party, shall collect, segregate and hold in trust all dividends and other amounts paid or distributed with respect to Securities and Equity Interests.

4.14. Insurance. Each Debtor shall, at its own expense, maintain insurance in accordance with the terms set forth in the Credit Agreement. Upon request by Secured Party, each Debtor shall promptly furnish to Secured Party evidence of such insurance in form and content reasonably satisfactory to Secured Party. If such Debtor fails to perform or observe any applicable covenants as to insurance, Secured Party may, after giving Borrower two Business Day’s prior notice of its intent to exercise its remedies under this Section, at its option obtain insurance on only Secured Party’s interest in the Collateral, any premium thereby paid by Secured Party to become part of the Secured Obligations, bear interest prior to the existence of an Event of Default, at the rate then applicable to Base Rate Loans, and during the existence of an Event of Default, at the Default Rate. If Secured Party maintains such substitute insurance, the premium for such insurance shall be due on demand and payable by such Debtor to Secured Party. Subject to Borrower’s reinvestment rights set forth in Section 2.05 of the Credit Agreement, each Debtor grants and appoints Secured Party its attorney-in-fact to endorse any check or draft that may be payable to such Debtor in order to collect any payments in respect of insurance, including any refunds of unearned premiums in connection with any cancellation, adjustment, or termination of any policy of insurance. Secured Party shall endeavor to provide such Debtor with a copy of each such item endorsed by Secured Party; provided, any failure to provide any such copy shall not impair any right or action of Secured Party or any other Creditor. Any such sums collected by Secured Party shall be credited, except to the extent applied to the purchase by Secured Party of similar insurance, to any amounts then owing on the Secured Obligations in accordance with the Credit Agreement.
4.15. Transfers and Other Liens. Except as permitted by the Loan Documents, each Debtor shall not (a) sell, assign (by operation of Law or otherwise) or otherwise Dispose of any of the Collateral, or (b) create or permit to exist any Lien upon or with respect to any of the Collateral.
4.16. Secured Party Appointed Attorney-in-Fact. Each Debtor hereby irrevocably appoints Secured Party such Debtor’s attorney-in-fact, with full authority in the place and stead of such Debtor and in the name of such Debtor or otherwise to take any action and to execute any instrument which Secured Party may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation (provided, Secured Party shall not have any duty to take any such action or execute any such instrument):
(a) to obtain and adjust insurance required pursuant to Section 4.14
(b) if an Event of Default exists, to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in connection with the Collateral;
(c) if an Event of Default exists, to receive, indorse, and collect any drafts or other Instruments, Documents, and Chattel Paper, in connection with Section 4.16(b); and
(d) if an Event of Default exists, to file any claims or take any action or institute any proceedings which Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Collateral or the rights of Secured Party with respect to any of the Collateral.
EACH DEBTOR HEREBY IRREVOCABLY GRANTS TO SECURED PARTY SUCH DEBTOR’S PROXY (EXERCISABLE ONLY IF AN EVENT OF DEFAULT EXISTS) TO VOTE ANY SECURITIES INCLUDED IN THE COLLATERAL AND APPOINTS SECURED PARTY SUCH DEBTOR’S ATTORNEY-IN-FACT (EXERCISABLE ONLY IF AN EVENT OF DEFAULT EXISTS) TO PERFORM ALL OBLIGATIONS OF SUCH DEBTOR UNDER THIS AGREEMENT AND TO EXERCISE ALL OF SECURED PARTY’S RIGHTS HEREUNDER. THE PROXY AND EACH POWER OF ATTORNEY HEREIN GRANTED, AND EACH STOCK POWER AND SIMILAR POWER NOW OR HEREAFTER GRANTED (INCLUDING ANY EVIDENCED BY A SEPARATE WRITING), ARE COUPLED WITH AN INTEREST AND ARE IRREVOCABLE BEFORE THE RELEASE DATE.

Secured Party shall endeavor to provide such Debtor with notice of any action by Secured Party pursuant to this Section; provided, any failure to provide any such notice shall not impair any right or action of Secured Party or any other Creditor.
4.17. Changes to Representations, Schedules. Not later than 120 days after the last day of each fiscal year of each Debtor commencing with the fiscal year ending December 31, 2010 during which any information disclosed on any Schedule to this Agreement changed and at such other times as required by this Agreement, each such Debtor shall deliver to Secured Party an updated Schedule (which updates shall restate (and not supplement) such Schedule in its entirety); provided, the delivery of any updated Schedule shall not be (a) deemed a waiver of any (i) obligation of any Debtor under any Loan Document, or (ii) representation or warranty of any Debtor with respect to a Schedule during the period such Schedule was effective, and (b) effective until Secured Party agrees in writing to (i) the substitution of such updated Schedule, and (ii) the Schedule Effective Date of such updated Schedule. Each Debtor shall promptly notify Secured Party of any change in any representation herein and any information on any Schedule hereto if such change could reasonably be expected to have a Material Adverse Effect. Each representation and warranty made as of a particular Schedule Effective Date shall be deemed made as of such Schedule Effective Date until the Schedule Effective Date of the next effective succeeding restated Schedule.
ARTICLE V
RIGHTS AND POWERS OF SECURED PARTY.
5.01. Secured Party May Perform. If any Debtor fails to perform any agreement of such Debtor contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the reasonable expenses of Secured Party incurred in connection therewith shall be payable by Debtor under Section 5.07. Secured Party shall endeavor to provide such Debtor with notice of any action by Secured Party pursuant to the preceding sentence; provided, any failure to provide any such notice shall not impair any right or action of Secured Party or any other Creditor.
5.02. Secured Party’s Duties. The powers conferred on Secured Party hereunder are solely to protect Secured Party’s and Creditors’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by Secured Party and Creditors hereunder, neither Secured Party nor any other Creditor shall have any duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders, or other matters relative to any Collateral, whether or not Secured Party or any other Creditor has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property. Except as provided in this Section, neither Secured Party nor any other Creditor shall have any duty or liability to protect or preserve any Collateral or to preserve rights pertaining thereto. Nothing contained in this Agreement shall be construed as requiring or obligating Secured Party or any other Creditor, and neither Secured Party nor any other Creditor shall be required or obligated, except as required by non-waivable provisions of applicable Law, to (a) present or file any claim or notice or take any action, with respect to any Collateral or in connection therewith or (b) notify any Debtor of any decline in the value of any Collateral. This Section shall survive the termination of this Agreement, and any satisfaction and discharge of each Debtor by virtue of any payment, court order, or Law.
5.03. Events of Default. The occurrence of any Event of Default (as defined in the Credit Agreement) shall constitute an Event of Default (each, an “Event of Default”) under this Agreement.

5.04. Remedies. If an Event of Default exists:
(a) Secured Party may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it or any other Creditor pursuant to any applicable Laws, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral), and also may require each Debtor to, and each Debtor will at its expense and upon request of Secured Party forthwith, assemble all or part of the Collateral as directed by Secured Party and make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to both parties for public or private sale, at any of Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Secured Party may deem commercially reasonable. Each Debtor agrees that, to the extent notice of sale shall be required by Law, ten days’ prior notice to such Debtor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
(b) All proceeds received by Secured Party upon any sale of, collection of, or other realization upon, all or any part of the Collateral shall be applied as set forth in Section 8.03 of the Credit Agreement.
(c) All payments received by each Debtor under or in connection with any Collateral shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of such Debtor, and shall be forthwith paid or delivered over to Secured Party in the same form as so received (with any necessary endorsement).
(d) Because of the Securities Act of 1933, as amended (“Securities Act”), and other Laws, including without limitation state “blue sky” Laws, or contractual restrictions or agreements, there may be legal restrictions or limitations affecting Secured Party in any attempts to dispose of the Collateral and the enforcement of rights under this Agreement. For these reasons, Secured Party is authorized by each Debtor, but not obligated, if any Event of Default exists, to sell or otherwise dispose of any of the Collateral at private sale, subject to an investment letter, or in any other manner which will not require the Collateral, or any part thereof, to be registered in accordance with the Securities Act, or any other Law. Secured Party is also hereby authorized by each Debtor, but not obligated, to take such actions, give such notices, obtain such consents, and do such other things as Secured Party may deem required or appropriate under the Securities Act or other securities Laws or other Laws or contractual restrictions or agreements in the event of a sale or disposition of any Collateral. Each Debtor understands that Secured Party may in its discretion approach a restricted number of potential purchasers and that a sale under such circumstances may yield a lower price for the Collateral than would otherwise be obtainable if same were registered and/or sold in the open market. No sale so made in good faith by Secured Party shall be deemed to be not “commercially reasonable” because so made. Each Debtor agrees that if an Event of Default exists, and Secured Party sells the Collateral or any portion thereof at any private sale or sales, Secured Party shall have the right to rely upon the advice and opinion of appraisers and other Persons, which appraisers and other Persons are acceptable to Secured Party, as to the best price reasonably obtainable upon such a private sale thereof. In the absence of fraud or gross negligence, such reliance shall be conclusive evidence that Secured Party and the other Creditors handled such matter in a commercially reasonable manner under applicable Law. To the extent required by non-waivable provisions of applicable Law, Secured Party shall provide notice to the applicable Debtor of an action taken by Secured Party pursuant to this Section 5.04(d).

(e) After notice to any Debtor, Secured Party and such Persons as Secured Party may reasonably designate shall have the right, at such Debtor’s own cost and expense, to verify under reasonable procedures, the validity, amount, quality, quantity, value, condition, and status of, or any other matter relating to, the Collateral, including, in the case of Accounts or Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Collateral for the purpose of making such a verification. Secured Party shall have the absolute right to share any information it gains from such inspection or verification with any Creditor.
(f) For purposes of enabling Secured Party to exercise rights and remedies under this Agreement, each Debtor grants (to the extent not otherwise prohibited by such Debtor’s license with respect thereto; provided, such prohibition is imposed upon such Debtor by a third party under such license and not created by any Debtor) to Secured Party an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Debtor or any other Person; provided, that if the license granted to Secured Party is a sublicense, each Debtor shall be solely responsible for, and indemnify Secured Party and each Creditor against, any royalty or other compensation payable to such Debtor’s licensor or other Person) to use all of such Debtor’s Software, and including in such license reasonable access to all media in which any of the licensed items may be recorded and all related manuals. The use of such license by Secured Party shall be exercised, at the option of Secured Party, if an Event of Default exists; provided, that any license, sub-license, or other transaction entered into by Secured Party in accordance herewith shall be binding upon such Debtor notwithstanding any subsequent cure or waiver of an Event of Default. Secured Party shall endeavor to provide such Debtor with notice of exercise of any rights with respect to such license; provided, any failure to provide any such notice shall not impair any right or action of Secured Party or any other Creditor.
(g) For the purpose of enabling Secured Party to exercise rights and remedies under this Agreement, each Debtor grants (to the extent not otherwise prohibited by a license with respect thereto) to Secured Party an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Debtor or any other Person; provided, that if the license granted to Secured Party is a sublicense, such Debtor shall be solely responsible for, and indemnify Secured Party and Creditors against, any royalty or other compensation payable to such Debtor’s licensor or other Person) to use, license, or sub-license any of the Collateral consisting of Intellectual Property and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all Software used for the use, compilation, or printout thereof. In connection therewith, each Debtor shall execute and deliver a license agreement to Secured Party to evidence the grant of such license. The use of such license by Secured Party shall be exercised, at the option of Secured Party, if an Event of Default exists; provided, that any license, sub-license, or other transaction entered into by Secured Party in accordance herewith shall be binding upon each Debtor notwithstanding any subsequent cure or waiver of an Event of Default. Secured Party shall endeavor to provide such Debtor with notice of exercise of any rights with respect to such license; provided, any failure to provide any such notice shall not impair any right or action of Secured Party or any other Creditor.
Nothing contained in this Agreement or in any other Loan Document shall be construed as requiring Secured Party to reduce a claim for payment under the Subsidiary Guaranty to judgment or otherwise pursue any remedy under the Subsidiary Guaranty before exercising the rights and remedies granted Secured Party in respect of the Collateral in this Agreement or in any other Loan Document.

5.05. Appointment of Receiver or Trustee. In connection with the exercise of Secured Party’s rights under this Agreement or any other Loan Document, Secured Party may, if an Event of Default exists, obtain the appointment of a receiver or trustee to assume, upon receipt of any necessary judicial or other Governmental Authority consents or approvals, control of or ownership of any Collateral. Such receiver or trustee shall have all rights and powers provided to it by Law or by court order or provided to Secured Party under this Agreement or any other Loan Document. Upon the appointment of such trustee or receiver, each Debtor shall cooperate, to the extent necessary or appropriate, in the expeditious preparation, execution, and filing of an application to any Governmental Authority or for consent to the transfer of control or assignment of such Collateral to the receiver or trustee. To the extent required by applicable Law, Secured Party shall provide to each Debtor notice of the request for or appointment of such receiver or trustee.
5.06. Further Approvals Required.
(a) In connection with the exercise by Secured Party of rights under this Agreement that affects the disposition of or use of any Collateral (including rights relating to the disposition of or operation under any Permit), it may be necessary to obtain the prior consent or approval of Governmental Authorities and other Persons to a transfer or assignment of Collateral. Each Debtor shall execute, deliver, and file, and hereby appoints (to the extent not prohibited by applicable Law) Secured Party as its attorney (exercisable only if an Event of Default exists), to execute, deliver, and file on such Debtor’s behalf and in such Debtor’s name, all applications, certificates, filings, instruments, and other documents (including without limitation any application for an assignment or transfer of control or ownership) that may be necessary or appropriate, in Secured Party’s reasonable opinion, to obtain such consents or approvals. Secured Party shall endeavor to provide such Debtor with a copy of each such document executed, delivered or filed by Secured Party; provided, any failure to provide any such copy shall not impair any right or action of Secured Party or any Creditor. Upon Secured Party’s request, each Debtor shall use commercially reasonable efforts to obtain the foregoing consents, waivers, and approvals, including receipt of consents, waivers, and approvals under applicable agreements.
(b) Each Debtor acknowledges that there is no adequate remedy at Law for failure by it to comply with the provisions of this Section and that such failure would not be adequately compensable in damages, and therefore agrees that this Section may be specifically enforced.
5.07. INDEMNITY AND EXPENSES.
(a) EACH DEBTOR WILL UPON DEMAND BY SECURED PARTY PAY TO EACH CREDITOR THE AMOUNT OF ANY AND ALL EXPENSES, INCLUDING THE FEES AND EXPENSES OF ITS COUNSEL AND OF ANY EXPERTS AND AGENTS, WHICH SECURED PARTY OR SUCH CREDITOR MAY INCUR IN CONNECTION WITH (I) THE CUSTODY, PRESERVATION, USE OR OPERATION OF, OR THE SALE OF, COLLECTION FROM, OR OTHER REALIZATION UPON, ANY OF THE COLLATERAL, (II) THE EXERCISE OR ENFORCEMENT OF ANY OF THE RIGHTS OF SECURED PARTY OR ANY CREDITOR HEREUNDER, OR (III) THE FAILURE BY SUCH DEBTOR TO PERFORM OR OBSERVE ANY OF THE PROVISIONS HEREOF.
(b) EACH DEBTOR WILL UPON DEMAND BY SECURED PARTY PAY TO SECURED PARTY THE AMOUNT OF ANY AND ALL REASONABLE EXPENSES, INCLUDING THE REASONABLE FEES AND EXPENSES OF ITS COUNSEL AND OF ANY EXPERTS AND AGENTS, WHICH SECURED PARTY OR SUCH CREDITOR MAY INCUR IN CONNECTION WITH THE ADMINISTRATION OF THIS AGREEMENT.

(c) EACH DEBTOR SHALL INDEMNIFY SECURED PARTY (AND ANY AGENT THEREOF), EACH CREDITOR, AND EACH RELATED PARTY OF ANY OF THE FOREGOING (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY ANY DEBTOR OR ANY OTHER LOAN PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ADMINISTRATION OF THIS AGREEMENT, (II) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY DEBTOR OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY DEBTOR OR ANY OF ITS SUBSIDIARIES, OR (III) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY DEBTOR OR ANY OTHER LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (I) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (II) RESULT FROM CLAIMS SOLELY BETWEEN OR AMONG INDEMNITEES. THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT, AND ANY SATISFACTION AND DISCHARGE OF EACH DEBTOR BY VIRTUE OF ANY PAYMENT, COURT ORDER, OR LAW.
ARTICLE VI
MISCELLANEOUS
6.01. Waiver of Subrogation. Until the Release Date, no Debtor shall assert, enforce, or otherwise exercise (a) any right of subrogation to any of the rights or Liens of Secured Party, any other Creditor or any Person acting for the benefit of Secured Party or any other Creditor against any other Loan Party or any Collateral or other security, or (b) any right of recourse, reimbursement, contribution, indemnification, or similar right against any other Loan Party on all or any part of the Secured Obligations or any other Loan Party, and until the date that is 370 days after the Release Date, each Debtor hereby waives any and all of the foregoing rights and the benefit of, and any right to participate in, and Collateral or other security given to Secured Party or any other Creditor or any other Person acting for the benefit of Secured Party or any other Creditor, to secure payment of the Secured Obligations. This Section 6.01 shall survive the termination of this Agreement, and any satisfaction and discharge of each Debtor by virtue of any payment, court order, or Law.
6.02. Cumulative Rights. All rights of Secured Party and each other Creditor under the Loan Documents, Secured Hedge Agreements and Secured Cash Management Agreements are cumulative of each other and of every other right which Secured Party and each other Creditor may otherwise have at Law or in equity or under any other agreement. The exercise of one or more rights shall not prejudice or impair the concurrent or subsequent exercise of other rights.

6.03. Amendments; Waivers. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Debtor, shall be effective unless in writing signed by Secured Party and each Debtor, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No election not to exercise, failure to exercise or delay in exercising any right, nor any course of dealing or performance, shall operate as a waiver of any right of Secured Party or any Creditor under this Agreement or applicable Laws, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right of Secured Party or any Creditor under this Agreement or applicable Laws.
6.04. Continuing Security Interest; Release. This Agreement creates a continuing security interest in the Collateral and shall (a) remain in full force and effect until the Release Date, (b) be binding upon each Debtor, its successors and assigns, and (c) inure to the benefit of, and be enforceable by, Secured Party and its successors, transferees and assigns. Upon the occurrence of the Release Date, this Agreement and all obligations (other than those expressly stated to survive such termination) of Secured Party and each Debtor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the granting parties and Secured Party will, at each Debtor’s expense, execute and deliver to each Debtor such documents (including without limitation UCC termination statements) as such Debtor shall reasonably request to evidence such termination and shall deliver to such Debtor any Collateral held by Secured Party hereunder. Each Debtor agrees that to the extent that Secured Party or any other Creditor receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other Person under any Debtor Relief Law, common law or equitable cause, then to the extent of such payment or benefit, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by Secured Party or any other Creditor, to the extent that Secured Party or any other Creditor did not directly receive a corresponding cash payment, shall be added to and be additional Secured Obligations payable upon demand by Secured Party or any other Creditor and secured hereby, and, if the Lien and security interest, any power of attorney, proxy or license hereof shall have been released, such Lien and security interest, power of attorney, proxy and license shall be reinstated with the same effect and priority as on the date of execution hereof all as if no release of such Lien or security interest, power of attorney, proxy or license had ever occurred. This Section 6.04 shall survive the termination of this Agreement, and any satisfaction and discharge of each Debtor by virtue of any payment, court order, or Law.
6.05. GOVERNING LAW; WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND SERVICE OF PROCESS.
(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT TO THE EXTENT THE VALIDITY OR PERFECTION OF THE SECURITY INTERESTS HEREUNDER OR THE REMEDIES HEREUNDER, IN RESPECT OF ANY COLLATERAL ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN NEW YORK; PROVIDED, THAT SECURED PARTY AND EACH CREDITOR SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
(b) SECURED PARTY AND EACH DEBTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH DEBTOR, SECURED PARTY AND EACH CREDITOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST

EXTENT NOT PROHIBITED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH DEBTOR, SECURED PARTY AND EACH CREDITOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT SECURED PARTY OR ANY CREDITOR MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY DEBTOR OR ITS PROPERTIES IN THE COURTS OF OR ANY JURISDICTION.
(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 6.11. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
(d) SECURED PARTY AND EACH DEBTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 6.05(b). EACH DEBTOR, SECURED PARTY, AND EACH CREDITOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. THIS SECTION 6.05 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT, AND ANY SATISFACTION AND DISCHARGE OF EACH DEBTOR BY VIRTUE OF ANY PAYMENT, COURT ORDER, OR LAW.
6.06. Waiver of Right to Trial by Jury. EACH DEBTOR, SECURED PARTY AND EACH CREDITOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH, OR RELATED OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH DEBTOR, SECURED PARTY, AND EACH CREDITOR HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. THIS SECTION 6.06 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT, AND ANY SATISFACTION AND DISCHARGE OF EACH DEBTOR BY VIRTUE OF ANY PAYMENT, COURT ORDER, OR LAW.
6.07. Secured Party’s Right to Use Agents. Secured Party may exercise its rights under this Agreement through an agent or other designee.
6.08. No Interference, Compensation or Expense. Secured Party may exercise its rights under this Agreement (a) without resistance or interference by any Debtor and (b) without payment of any rent, license fee, or compensation of any kind to any Debtor.

6.09. Waivers of Rights Inhibiting Enforcement. To the extent not prohibited by non-waivable provisions of applicable Law, each Debtor waives (a) any claim that, as to any part of the Collateral, a private sale, should Secured Party elect so to proceed, is, in and of itself, not a commercially reasonable method of sale for such Collateral, (b) except as otherwise provided in this Agreement, TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, NOTICE OR JUDICIAL HEARING IN CONNECTION WITH SECURED PARTY’S DISPOSITION OF ANY OF THE COLLATERAL INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT THAT SUCH DEBTOR WOULD OTHERWISE HAVE UNDER ANY LAW AND ALL OTHER REQUIREMENTS AS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF SECURED PARTY’S OR CREDITORS’ RIGHTS HEREUNDER and (c) all rights of redemption, appraisement or valuation.
6.10. Obligations Not Affected. To the fullest extent not prohibited by applicable Laws, the obligations of each Debtor under this Agreement shall remain in full force and effect without regard to, and shall not be impaired or affected by:
(a) any amendment, addition, or supplement to, or restatement of any Loan Document, Secured Hedge Agreement, Secured Cash Management Agreement or any instrument delivered in connection therewith or any assignment or transfer thereof;
(b) any exercise, non-exercise, or waiver by Secured Party or any other Creditor of any right, remedy, power, or privilege under or in respect of, or any release of any guaranty, any collateral, or the Collateral or any part thereof provided pursuant to, this Agreement, any Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement;
(c) any waiver, consent, extension, indulgence, or other action or inaction in respect of this Agreement, any other Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement or any assignment or transfer of any thereof;
(d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation, or the like of any Loan Party or any other Person, whether or not any Debtor shall have notice or knowledge of any of the foregoing; or
(e) any other event which may give any Debtor or any other Loan Party a defense to, or a discharge of, any of its obligations under any Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement (other than any defense of final payment in full of the Secured Obligations).
6.11. Notices and Deliveries. All notices and other communications provided for herein shall be effectuated (a) in the case of notices to Secured Party, in the manner provided for in the Credit Agreement, and (b) in the case of notices to any Debtor, in the manner provided for in the Credit Agreement. Each Debtor appoints Borrower such Debtor’s agent, and Borrower shall act as agent for each other Debtor, for receipt of notices and other communications pursuant to the Loan Documents.
6.12. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.13. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including, as to each Debtor, all Persons who may become bound as a debtor or a new debtor to this Agreement); provided, no Debtor may assign any of its rights or obligations under this Agreement except as permitted by the Loan Documents.
6.14. Counterparts. This Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Executed counterpart signature pages delivered by facsimile or as an attachment to electronic mail shall be deemed to be an original.
6.15. Additional Debtors. Any Person who was not a “Debtor” under this Agreement at the time of initial execution hereof shall become a “Debtor” hereunder if required pursuant to the terms of the Loan Documents by executing and delivering to Secured Party a Joinder. Such Person shall also deliver such items to Secured Party in connection with the execution of such Joinder as required by the terms of the Loan Documents and this Agreement. Any such Person shall thereafter be deemed a “Debtor” for all purposes under this Agreement.
6.16. Louisiana Regulated Entities. Notwithstanding anything contained in this Agreement to the contrary, as to the Louisiana Regulated Entities only, the maximum amount of Secured Obligations secured by this Agreement shall be limited to $500 million in the aggregate.
6.17. ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT AND EACH RELATED AGREEMENT REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
6.18. This Agreement amends, restates, supplements, and consolidates (but does not extinguish or novate) (i) the Subsidiary Security Agreement, and (ii) the Borrower Security Agreement. The execution, delivery and effectiveness of this Agreement shall not discharge or release any Lien or priority of any Lien granted by the Subsidiary Security Agreement, the Borrower Security Agreement, or any security agreement, pledge agreement or other instrument securing the Secured Obligations. This Agreement continues, renews and extends all Liens, rights, powers, privileges, superior titles, estates and security interests existing by virtue of the Subsidiary Security Agreement and the Borrower Security Agreement without interruption or lapse, but the terms, provisions and conditions of such Liens, rights, powers, privileges, superior titles, estates and security interests shall hereafter be governed by this Agreement and any amendments or supplements hereto.
The Remainder of This Page Is Intentionally Left Blank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

CROSSTEX ENERGY, L.P.

By:	Crosstex Energy GP, L.P.,
its general partner

By:	Crosstex Energy GP, LLC,
its general partner

By:
Michael J. Garberding
Senior Vice President — Finance

CROSSTEX ENERGY SERVICES, L.P.

By:	Crosstex Operating GP, LLC,
its general partner

By:
Michael J. Garberding
Vice President — Finance

CROSSTEX OPERATING GP, LLC
CROSSTEX ENERGY SERVICES GP, LLC
CROSSTEX LIG, LLC
CROSSTEX TUSCALOOSA, LLC
CROSSTEX LIG LIQUIDS, LLC
CROSSTEX PROCESSING SERVICES, LLC
CROSSTEX PELICAN, LLC
CROSSTEX EUNICE, LLC

By:
Michael J. Garberding
Vice President — Finance
Security Agreement Signature Page

CROSSTEX ACQUISITION MANAGEMENT, L.P.
CROSSTEX GULF COAST MARKETING LTD.
CROSSTEX CCNG PROCESSING LTD.
CROSSTEX NORTH TEXAS PIPELINE, L.P.
CROSSTEX NORTH TEXAS GATHERING, L.P.
CROSSTEX NGL MARKETING, L.P.
CROSSTEX NGL PIPELINE, L.P.

By:	Crosstex Energy Services GP, LLC,
general partner of each above limited
partnership

By:
Michael J. Garberding
Vice President — Finance

SABINE PASS PLANT FACILITY JOINT VENTURE

By:	Crosstex Processing Services, LLC,
as general partner, and
By:	Crosstex Pelican, LLC,
as general partner

By:
Michael J. Garberding
Vice President — Finance
Security Agreement Signature Page

SECURED PARTY: BANK OF AMERICA, N.A., as Administrative Agent
By:
	Name:	Tyler D. Levings
	Title:	Senior Vice President

Security Agreement Signature Page

EXHIBIT A
Security Agreement Joinder

Security Agreement Joinder No.
SECURITY AGREEMENT JOINDER NO.       (this “Joinder”) dated as of                     , to the Amended and Restated Security Agreement dated as of February 10, 2010 (such agreement, together will all amendments, restatements, other modifications thereto and other Joinders (as such term is defined in the Security Agreement), the “Security Agreement”), by the initial signatories (other than Secured Party) thereto and each other Person who from time to time thereafter became a party thereto pursuant to Section 6.15 thereof (each, individually, a “Debtor” and collectively, the “Debtors”), in favor of BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, “Secured Party”), for the benefit of each Creditor.
BACKGROUND.
Capitalized terms not otherwise defined herein have the meaning specified in the Security Agreement. The Security Agreement provides that additional parties may become Debtors under the Security Agreement by execution and delivery of this Joinder. Pursuant to the provisions of Section 6.15 of the Security Agreement, the undersigned by executing this Joinder is becoming a Debtor under the Security Agreement. The undersigned desires to become a Debtor under the Security Agreement in order to induce Creditors to continue to make and maintain financial accommodations under the Loan Documents, Secured Hedge Agreements and Secured Cash Management Agreements.
AGREEMENT.
NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Creditors to continue to make and maintain financial accommodations under the Loan Documents, Secured Hedge Agreements and Secured Cash Management Agreements, the undersigned hereby agrees with Secured Party, for the benefit of Creditors, as follows:
1. Joinder. In accordance with the Security Agreement, the undersigned hereby becomes a Debtor under the Security Agreement with the same force and effect as if it were an original signatory thereto as a Debtor and the undersigned hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Debtor thereunder and (b) represents and warrants that the representations and warranties made by it as a Debtor thereunder are true and correct on and as of the date hereof. Each reference to a “Debtor” in the Security Agreement shall be deemed to include the undersigned.
2. Assignment and Grant of Security Interest. As security for the payment and performance, as the case may be, in full of the Secured Obligations, the undersigned hereby assigns to, and pledges and grants to Secured Party, for the benefit of each Creditor, a security interest in the entire right, title, and interest of the undersigned in and to all Collateral, whether now or hereafter existing, owned, arising or acquired.
3. Representations and Warranties. On and as of the date hereof, the undersigned makes each representation and warranty set forth in Article III of the Security Agreement.
4. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 6.11 of the Security Agreement.

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5. GOVERNING LAW. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT TO THE EXTENT THE VALIDITY OR PERFECTION OF THE SECURITY INTERESTS HEREUNDER OR THE REMEDIES HEREUNDER, IN RESPECT OF ANY COLLATERAL ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN NEW YORK; PROVIDED, THAT SECURED PARTY AND EACH CREDITOR SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
6. Full Force of Security Agreement. Except as expressly supplemented hereby, the Security Agreement remains in full force and effect in accordance with its terms.
7. Schedules. Schedules 1 through 13 to the Security Agreement shall be supplemented by the addition of Schedules 1 through 13 attached hereto as to the undersigned.
8. Severability. If any provision of this Joinder is held to be illegal, invalid, or unenforceable under present or future Laws during the term thereof, such provision shall be fully severable, this Joinder shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Joinder a legal, valid, and enforceable provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible.
9. Counterparts. This Joinder may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Executed counterpart signature pages delivered by facsimile or as an attachment to electronic mail shall be deemed to be an original.
10. ENTIRE AGREEMENT. THIS JOINDER AND EACH RELATED AGREEMENT REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
The Remainder of This Page Is Intentionally Left Blank.

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IN WITNESS WHEREOF, the undersigned has caused this Joinder to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

By:

Print Name:
Print Title:

Joinder Agreement (Security Agreement) — Signature Page

ACCEPTED BY:

BANK OF AMERICA, N.A., as Administrative Agent

By:

Print Name:
Print Title:

Joinder Agreement (Security Agreement) — Signature Page